      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1997.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                            TSW INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

           GEORGIA                           7372                  58-1545995
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                                   3301 WINDY RIDGE PARKWAY
                                    ATLANTA, GEORGIA 30339
                                        (770) 952-8444

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN F. BARTELS
                            CHIEF FINANCIAL OFFICER
                            TSW INTERNATIONAL, INC.
                            3301 WINDY RIDGE PARKWAY
                             ATLANTA, GEORGIA 30339
                                 (770) 952-8444

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                WITH COPIES TO:

       Daniel T. Falstad, Esq.                    Jeffrey M. Stein, Esq.
         Troutman Sanders LLP                        King & Spalding
    NationsBank Plaza--Suite 5200               191 Peachtree Street, N.E.
      600 Peachtree Street, N.E.               Atlanta, Georgia 30303-1763
     Atlanta, Georgia 30308-2216                   Phone (404) 572-4600
         Phone (404) 885-3000                    Facsimile (404) 572-5100
       Facsimile (404) 885-3900

                                ----------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                ----------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. / /
----------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                ----------------

                        CALCULATION OF REGISTRATION FEE

              TITLE OF EACH CLASS                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
              OF SECURITIES TO BE                   AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
                  REGISTERED                      REGISTERED (1)(2)        SHARE (1)          PRICE (2)(3)       REGISTRATION FEE
Common Stock, $0.01 par value..................          --                   --               $51,750,000          $15,681.82

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum aggregate offering price are not included in this table.

(2) Includes       shares subject to the Underwriters' over-allotment option.

(3) Estimated solely for purposes of computing the registration fee.
                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                          , 1997

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK
                                  -----------

    Of the       shares of Common Stock offered hereby,       shares are being
sold by TSW International, Inc. ("TSW" or the "Company") and       shares are
being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common
Stock will be between $      and $      per share. See "Underwriting" for the
factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the trading symbol "TSWI." Upon the completion of this offering,
the Company's principal shareholder will beneficially own approximately    % of
the outstanding Common Stock.
                                 --------------

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 -------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                       UNDERWRITING
                                            PRICE       DISCOUNTS      PROCEEDS    PROCEEDS TO
                                              TO           AND            TO         SELLING
                                            PUBLIC     COMMISSIONS(1)  COMPANY(2)  SHAREHOLDERS
Per Share..............................       $             $             $             $
Total(3)...............................       $             $             $             $

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated
    at $         .

(3) The Company's principal shareholder has granted the Underwriters a 30-day
    option to purchase up to       additional shares of Common Stock solely to
    cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to
    Selling Shareholders will be $         , $         , $         and
    $         , respectively. See "Underwriting" and "Principal and Selling
    Shareholders."
                                 --------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
            , 1997.

ALEX. BROWN & SONS

    INCORPORATED

                        SOUNDVIEW FINANCIAL GROUP, INC.

                                                     WESSELS, ARNOLD & HENDERSON

                 THE DATE OF THIS PROSPECTUS IS        , 1997.

                   [INSIDE FRONT COVER GRAPHIC TO BE ADDED.]

    The Company intends to furnish its shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

    CERTAIN PERSONS PARTICIPATING IN THE COMMON STOCK OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE COMMON STOCK OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND DOES NOT REFLECT THE EXERCISE OF ANY STOCK OPTIONS OR WARRANTS AFTER MARCH 31, 1997.

                                  THE COMPANY

    TSW International, Inc. ("TSW" or the "Company") is a leading provider of Asset Care-TM- solutions, which are used by large organizations to maintain their valuable physical assets on an enterprise-wide basis. The Company develops, markets and supports advanced Asset Care application software and provides related services that enable customers to plan, execute, monitor and improve asset maintenance processes. With the Company's products, customers are better able to increase equipment and production capacity, reduce operating costs and safeguard the workforce and the environment. The Company's sales and professional services functions are organized into vertical industry sectors to best match the Company's solution to its customers' business requirements. Typical licensees of the Company's software include discrete and process manufacturers, utilities, hospitals, mining companies, transportation authorities, educational systems, telecommunications providers and governmental institutions.

    The Company's client/server Asset Care solution, Enterprise MPAC ("EMPAC"), is a scalable software solution that enables organizations to implement "best practices" maintenance automation on an enterprise-wide basis. EMPAC allows TSW's customers to raise the level of computerized maintenance management from a simple record keeping system for preventive maintenance to a proactive knowledge control system that manages the complete asset life cycle. EMPAC manages physical assets in real time by interoperating with other business information systems from vendors such as Baan, Oracle, PeopleSoft and SAP, and by acquiring performance and maintenance-related data from plant floor systems. The Company's professional services organization, which is organized along vertical markets, applies the Company's software technology and industry expertise to specific customer needs. With vertical market input to product development and an industry focus in its implementation approach, the Company believes it can leverage its Asset Care products across several vertical markets.

    The Company's objective is to be the leading worldwide provider of advanced enterprise-wide Asset Care software, services and support. To that end, TSW employees with practical maintenance and operations experience work with customers to develop the functional content of TSW's Asset Care solution, while software engineers apply leading-edge technology in a common sense fashion. The Company also is leveraging its substantial installed customer base by providing a clearly defined migration path from its previous host-based systems to its EMPAC client/server software solution. Finally, the Company intends to build upon key customer relationships with opinion leaders in its various vertical markets to extend its presence domestically and abroad.

    As of March 31, 1997, TSW's solutions were licensed for use by 321 customers at 941 sites in 48 countries. The Company's customer base consists of large, asset-intensive organizations including The Tennessee Valley Authority (utilities), Phelps Dodge Corporation (mining), Aluminum Company of America (metals), James River Corporation (forest products), The Coca-Cola Company (consumer packaged goods) and Unocal Thailand (oil and gas).

    The Company was founded in 1976 and shipped its first major software product, MPAC, in 1980. Its principal executive offices are located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, and its telephone number is (770) 952-8444. As used herein, unless the context otherwise requires, the terms "TSW" and the "Company" include the consolidated subsidiaries of the Company.

                                  RISK FACTORS

    The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the Company.............  shares
Common Stock offered by the Selling
  Shareholders..................................  shares
Common Stock to be outstanding after the
  offering......................................  shares (1)

Use of proceeds.................................  To repay outstanding debt and for general corporate purposes.

Proposed Nasdaq National Market symbol..........  TSWI

--------------

(1) Based upon the number of shares outstanding as of March 31, 1997. Excludes shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1997, with a weighted average exercise price of
    $         per share, of which options to purchase       shares were then
    exercisable.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                        YEAR ENDED MARCH 31,
                                                       -------------------------------------------------------
                                                         1993       1994        1995        1996       1997
                                                       ---------  ---------  ----------  ----------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    License fees.....................................  $   6,697  $   8,447  $    7,833  $   22,140  $  26,852
    Services and support.............................     11,554     13,773      18,857      24,709     37,784
    Other revenue....................................      2,479      2,729         824       1,184      2,463
                                                       ---------  ---------  ----------  ----------  ---------
      Total revenue..................................     20,730     24,949      27,514      48,033     67,099
  Operating expenses:
    Costs of license fees............................      1,048      1,163       1,557       4,799      2,917
    Costs of services and support....................      8,732      9,206      12,098      19,203     26,967
    Costs of other revenue...........................      2,338      2,694       1,211       1,292      2,064
    Write-off of goodwill (1)........................         --         --          --          --        688
    Other operating expenses.........................      7,120     11,596      26,581      32,158     34,433
                                                       ---------  ---------  ----------  ----------  ---------
      Total operating expenses.......................     19,238     24,659      41,447      57,452     67,069
                                                       ---------  ---------  ----------  ----------  ---------
  Income (loss) from operations......................      1,492        290     (13,933)     (9,419)        30
  Interest income (expense):
    Interest income..................................         66         45          29          46         35
    Interest expense.................................        (33)       (48)       (711)     (2,254)    (3,173)
                                                       ---------  ---------  ----------  ----------  ---------
      Total interest income (expense), net...........         33         (3)       (682)     (2,208)    (3,138)
                                                       ---------  ---------  ----------  ----------  ---------
  Income (loss) before taxes.........................      1,525        287     (14,615)    (11,627)    (3,108)
    Income tax expense (benefit).....................        601        132      (1,264)         98        295
                                                       ---------  ---------  ----------  ----------  ---------
  Net income (loss)..................................  $     924  $     155  $  (13,351) $  (11,725) $  (3,403)
                                                       ---------  ---------  ----------  ----------  ---------
                                                       ---------  ---------  ----------  ----------  ---------
  Pro forma net loss per share (2)...................                                                $   (0.99)
                                                                                                     ---------
                                                                                                     ---------
  Pro forma weighted average shares outstanding
    (2)..............................................                                                    3,422
                                                                                                     ---------
                                                                                                     ---------

                                                                                     MARCH 31, 1997
                                                                         ---------------------------------------
                                                                                        PRO         PRO FORMA
                                                                           ACTUAL    FORMA (3)   AS ADJUSTED (4)
                                                                         ----------  ----------  ---------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit)............................................  $   (3,629) $             $
  Total assets.........................................................      42,341
  Short-term debt......................................................      16,951
  Long-term capital leases and term loans..............................       2,126
  Subordinated long-term notes.........................................      18,065
  Redeemable Preferred Stock...........................................      18,100
  Total shareholders' equity (deficit).................................     (34,706)

--------------

(1) See Note 1 of the Notes to the Consolidated Financial Statements for an explanation of the write-off of goodwill.

(2) Reflects the conversion of all outstanding shares of Redeemable Preferred Stock (as defined below) into Common Stock. See Note 1 of the Notes to the Consolidated Financial Statements for an explanation of the determination of shares used in calculating pro forma net loss per share.

(3) Reflects the Concurrent Transactions (as defined below).

(4) Adjusted to give effect to the sale of       shares of Common Stock offered
    by the Company hereby (at an assumed initial public offering price of $ per share) and the application of the estimated net proceeds therefrom.

    EXCEPT FOR THE CONSOLIDATED FINANCIAL STATEMENTS AND AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO A
    -FOR-ONE STOCK SPLIT EFFECTED ON             , 1997 AND TO THE FOLLOWING
TRANSACTIONS TO BE EFFECTED SIMULTANEOUSLY WITH THE CONSUMMATION OF THIS
OFFERING: (I) THE CONVERSION OF ALL OF THE COMPANY'S SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES C CUMULATIVE PREFERRED STOCK AND SERIES D CUMULATIVE PREFERRED STOCK (COLLECTIVELY, THE "REDEEMABLE PREFERRED STOCK") INTO
AN AGGREGATE OF         SHARES OF COMMON STOCK, (II) THE EXERCISE BY WARBURG,
PINCUS INVESTORS, L.P. ("WARBURG") OF WARRANTS TO PURCHASE         SHARES OF THE
COMPANY'S COMMON STOCK, AND (III) THE ISSUANCE OF         SHARES OF COMMON STOCK
IN PAYMENT OF PRINCIPAL AND ACCRUED INTEREST ON CERTAIN SUBORDINATED NOTES OF THE COMPANY HELD BY WARBURG (COLLECTIVELY, THE "CONCURRENT TRANSACTIONS"). THE REFERENCES TO FISCAL YEARS BY DATE REFER TO THE COMPANY'S FISCAL YEAR ENDING IN MARCH OF THAT PARTICULAR CALENDAR YEAR; FOR EXAMPLE, "FISCAL 1997" REFERS TO THE COMPANY'S FISCAL YEAR ENDED MARCH 31, 1997.

    CURATOR-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF THE COMPANY. TSW INTERNATIONAL-TM-, ENTERPRISE MPAC-TM-, TSWNET-TM-, CARENET-TM-, MPAC-UX-TM-, EN GARDE-TM- AND ASSET CARE-TM- ARE TRADEMARKS OF THE COMPANY.
ORACLE-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF ORACLE CORPORATION. ALL OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW.

    HISTORY OF LOSSES. Although the Company's total revenue has increased in each of the last five fiscal years, the Company has experienced operating and net losses for fiscal 1995 and 1996 and a net loss for fiscal 1997. Such losses resulted primarily from costs incurred in connection with the development and introduction of the Company's client/server Asset Care system, Enterprise MPAC ("EMPAC"), purchasing delays by customers in anticipation of the introduction of EMPAC, and, to a lesser extent, costs associated with the expansion of the Company's international operations. There can be no assurance that the Company will be able to achieve or sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON PRINCIPAL PRODUCT LINE. License fee revenue from the Company's EMPAC product was first recognized in the third quarter of fiscal 1996 and represented approximately 70% and 94% of total license fee revenue in fiscal 1996 and fiscal 1997, respectively. The Company expects that sales of EMPAC licenses will continue to account for substantially all of the Company's license fee revenue for the foreseeable future, and that revenue from EMPAC customers will account for increasing portions of the Company's services and support revenue in future periods. As a result, the Company's financial performance will depend on continued market acceptance of EMPAC and, to a lesser extent, the introduction and market acceptance of other new products developed by the Company, if any. Any factor adversely affecting the sale of the Company's EMPAC product or other new products, including delays in development, software flaws, incompatibility with industry-leading hardware platforms, operating systems or database systems or negative evaluations of the products, would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products."

    LENGTHY SALES AND IMPLEMENTATION CYCLE; LARGE ORDER SIZE. The purchase and implementation of Asset Care software by a customer generally involves a significant commitment of capital over a long period of time, with the risk of delays frequently associated with large capital expenditures and implementation procedures within an organization, such as budgetary constraints and internal approval review. During the sales process, the Company may devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, and experience significant delays over which the Company has no control. In addition, following license sales, the implementation of the Company's products involves a lengthy process, including customer training and integration of the Company's products with the customer's existing information systems. A successful implementation requires a close working relationship between the Company, the customer and, if applicable, third-party consultants and systems integrators who assist in the process. These factors may increase the costs associated with completion of any given sale, and the risks of cancellation or delay of such sales.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results have varied in the past and may vary significantly in the future depending on many factors including, among others: the size, timing and recognition of revenue from significant orders; the timing of new product releases and market acceptance of such releases; increases in operating expenses required for product development and new product marketing; market acceptance of new products and product enhancements; customer order deferrals in anticipation of new products and product enhancements; the Company's success in expanding its sales and marketing programs; and general economic conditions. Further, the Company's operating results have been, and are expected to continue to be, highly sensitive to the receipt, timing and payment of large orders. In fiscal 1996, the Company had one customer which accounted for more than ten percent of the Company's total revenue. The Company had no customer which accounted for more than ten percent of the Company's total revenue in fiscal 1995 or 1997. Approximately 41%, 37% and 35% of the Company's total revenue was attributable to its ten largest customers in fiscal 1995, 1996 and 1997, respectively. The Company expects that revenue derived from a limited number of large contracts will continue to represent a significant portion of its revenue. Moreover, the Company historically has recognized greater license fee revenue in the fourth quarter of each fiscal year than in each of the preceding quarters, and first quarter revenue has typically declined from revenue in the fourth quarter of the preceding fiscal year. The Company believes that this concentration of licensing activity is caused primarily by the Company's sales commission policies, which compensate sales personnel for meeting or exceeding annual performance quotas. Any change in the Company's sales commission policies could result in a change in this pattern of licensing activity and reported revenue. Based upon all of the foregoing factors, the Company believes that its quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations may not be meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Information."

    The Company's future revenue is difficult to predict, and the Company has, in certain instances in the past, not achieved its revenue expectations. Because the Company generally ships its software products within a few days after receipt of an order, it typically does not have a material backlog of unfilled software license orders, and license fee revenue in any quarter is substantially dependent on orders booked and shipped in that quarter. In addition, the Company typically enters into a significant portion of its new license contracts in the last two weeks of a quarter. The Company's expense levels are based, in part, on its expectations as to future revenue and to a large extent are fixed in the short term. The Company generally is unable to adjust expenses in the short term to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenue in relation to the Company's expectations or any material delay in customer orders would have an immediate material adverse effect on its business, operating results and financial condition and on the Company's ability to achieve or maintain profitability. Due to all of the foregoing factors and the other factors discussed in this section, it is possible that in future quarters the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Information."

    DEPENDENCE ON CONTINUED ADOPTION OF ASSET CARE STRATEGIES. EMPAC is designed to assist companies employing newly developed, complex Asset Care strategies. These new strategies represent a shift from a reactive, preventive approach to a proactive, predictive approach to Asset Care and include the development of productivity-enhancing maintenance strategies. The Company believes the success of these new strategies is dependent on an organization's ability to integrate Asset Care information on an enterprise-wide basis. Any decline or slowdown in the adoption of these advanced Asset Care strategies or the inability of the Company's products to address its customers' increasingly sophisticated Asset Care needs could have a material adverse effect on the Company's business, operating results and financial condition.

    RAPID TECHNOLOGICAL CHANGE AND REQUIREMENT FOR FREQUENT PRODUCT
TRANSITIONS. The application software market is subject to intense competition, rapid technological change, frequent new product introductions and evolving technology and industry standards that may render existing products obsolete. Although the Company's products incorporate current industry standards, these standards could change rapidly. While the Company is not aware of any emerging products or industry standards that are likely to render its existing products obsolete, there can be no assurance that the Company's products will not suffer such obsolescence in the future. In addition, the Company's products must address increasingly complex computing environments. Such factors may require, from time to time, substantial expenditures by the Company on product development and testing. The Company is conducting ongoing research and development relating to new and improved software products. The Company believes that it will need to devote significant time and resources to these efforts, and no assurance can be given that such efforts will be successful. The Company has experienced delays in product development in the past, and there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. In addition, there can be no assurance that new products and product enhancements will meet the requirements of the marketplace and achieve market acceptance, or that the Company's current or future products will conform to industry requirements. From time to time the Company or its competitors may introduce new products, capabilities or technologies that have the potential to replace or shorten the life-cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to defer purchasing the Company's products. Any such delay or other failure could have a material adverse effect on the Company's business, operating results and financial condition.

    MANAGEMENT OF GROWTH. The Company has recently experienced a period of rapid growth that has placed, and may continue to place, a significant strain on the Company's financial, management, technical and other resources. In the third quarter of fiscal 1996, the Company first recognized license fee revenue associated with EMPAC after a substantial product development effort. Additionally, the Company recently acquired operations in Europe and Australia and opened offices in Asia, and the Company has recently implemented new financial, time management and project reporting systems. The Company's ability to manage its growth effectively will require it to continue to improve its systems and procedures and to attract, train, motivate, manage and retain key employees. Any inability of the Company to manage growth effectively could have a material adverse effect on the Company's business, operating results and financial condition.

    RISKS ASSOCIATED WITH ACQUISITIONS. As part of its business strategy, the Company from time to time may pursue the acquisition of complementary technologies, products and services. Such transactions commonly involve a number of risks including, among others: the difficulty of assimilating acquired operations and personnel; the potential disruption of TSW's ongoing business; the possible inability of management to maximize the financial and strategic position of the Company by the successful incorporation of acquired technology, products and services into the Company's offerings and the maintenance of uniform standards, controls, procedures and policies; the risks of entering markets in which TSW has little or no direct prior experience; and the potential impairment of relationships with employees and customers. There can be no assurance that the Company will consummate future acquisitions on satisfactory terms, if at all, or that it will be successful in overcoming the risks or other problems encountered with any acquisitions. Further, any such acquisitions could have a material adverse effect on the Company's operating results or financial condition due to the incurrence of additional debt, dilutive issuances of equity securities and the amortization of expenses related to intangible assets. See "Business--Company Strategy--Pursue Strategic Acquisitions."

    DEPENDENCE ON KEY PERSONNEL; NEED TO ATTRACT AND RETAIN SKILLED
PERSONNEL. The Company is highly dependent on certain key executive officers and technical employees, the loss of one or more of whom could have an adverse impact on the Company. In addition, the Company may need to hire additional skilled personnel to support the continued growth of its business. Competition in the recruiting of highly-qualified software industry personnel is intense, and from time to time the Company has experienced difficulty in recruiting talented and qualified employees, particularly professional services and technical personnel. The Company has employment agreements with certain of its executive officers and is a party to confidentiality and non-disclosure agreements with certain officers and other key employees. The laws governing such agreements continually change, however, and the enforceability of such agreements in each jurisdiction in which enforcement might be sought is uncertain. There can be no assurance that the Company will be able to retain its existing personnel or attract, motivate and retain additional qualified employees. See "Management."

    COMPETITION. The market for application software is intensely competitive and characterized by rapid changes in technology and evolving industry standards. Competitors vary in size and in the scope and breadth of the products and services offered. The Company encounters competition from a number of sources, including: (i) software companies that provide computerized maintenance management systems, (ii) software companies that integrate Asset Care applications into their overall enterprise information management systems, (iii) third-party professional services organizations that develop software, and (iv) information technology departments of potential customers that develop in-house software. New competitors may emerge with products that are superior to the Company's products in performance, functionality or ease-of-use, or that achieve a greater market acceptance. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new industry standards, emerging technologies and changes in customer requirements, and to devote greater resources to the development and distribution of their products. In addition, the Company expects additional competition from other established or emerging companies if the Asset Care software market continues to expand. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

    RISKS ASSOCIATED WITH INTERNATIONAL SALES. Prior to fiscal 1995, the Company derived no significant revenue from international operations. With the Company's acquisition of the United Kingdom software firm, SQL Systems International plc ("SQL Systems"), in October 1994 and its purchase of an 80% equity interest in the French software firm, Socotec Maintenance Services ("Socotec"), in July 1995, international sales have become, and are expected to continue to become, a more significant component of its business. In fiscal 1995, 1996 and 1997, approximately 12%, 22% and 23% of the Company's total revenue originated outside the United States. International sales in certain foreign markets are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, localizing products for sales in foreign markets and enforcing intellectual property rights, as well as fluctuations in the value of foreign currencies, changes in duties and quotas, introduction of tariff or non-tariff barriers and economic, political and regulatory changes. The Company's international sales are generated primarily through its foreign subsidiaries and are currently denominated in local currency, creating a risk of foreign currency translation gains and losses. In addition, to the extent profit is generated or losses are incurred in foreign countries, the Company's effective income tax rate may be materially and adversely affected. The Company currently does not engage in hedging transactions, but may do so in the future. There can be no assurance that any of the factors described above will not have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success depends upon its ability to protect the proprietary elements of its software products. The Company typically distributes its software products under software license agreements which contain, among other things, provisions limiting the use, copying and transfer of the licensed program. In addition, the Company relies on a combination of copyright, trademark and trade secret laws, as well as non-disclosure agreements, to protect its proprietary rights in its products and technology. The Company presently has no patents or patent applications pending. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or development by others of substantially equivalent or superior technology. See "Business--Proprietary Rights and Licenses."

    RISK OF INFRINGEMENT CLAIMS. The Company is not aware that any of its products infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by TSW with respect to current or future products or that such claims will be unsuccessful. Any such claims, with or without merit, could be time consuming, result in costly litigation, prevent the Company from licensing its products in the United States or abroad, cause product shipment delays, cause TSW to discontinue the use of the challenged tradename, service mark or technology or require the Company to enter into royalty or license agreements, any of which could materially adversely affect the Company. In addition, there can be no assurance that such royalty or license agreements, if needed, could be obtained or extended on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could materially adversely affect the Company's business, operating results and financial condition.

    DEPENDENCE ON LICENSED TECHNOLOGY. Elements of the Company's products, particularly in its EMPAC workflow engine, are licensed from third parties under license agreements. The loss of the Company's right to use and license such technology could limit the Company's ability to successfully market certain modules of EMPAC. While the Company believes that it would be able to either license or develop alternatives to such component technologies, there can be no assurance that the Company would be able to do so, or that such alternatives would achieve market acceptance or be available on a timely basis. Failure to obtain the necessary licenses or to develop needed technologies could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products--EMPAC Product Architecture and Development Strategy--Partitioned Application Architecture" and "--Proprietary Rights and Licenses."

    DEPENDENCE ON THIRD PARTIES. Implementation and development of the Company's EMPAC software depends on proprietary technology licensed from third parties. Implementation of EMPAC requires the use of the Windows environment licensed from Microsoft Corporation. The introduction and increased market acceptance of operating systems that are incompatible with the Company's products, or the failure of Microsoft's operating systems to achieve continued market acceptance, could adversely affect the market for the Company's products. EMPAC also relies on certain proprietary features of the database management system developed by Oracle Corporation ("Oracle"). The introduction and increased market acceptance of database management systems that are incompatible with the Company's products, or the failure of Oracle products to achieve continued market acceptance, could adversely affect the market for the Company's products. In addition, certain elements of EMPAC have been developed in PowerBuilder, a client/server development product that has been traditionally database independent. Powersoft Corporation, which licenses PowerBuilder, was acquired by Sybase, Inc. in 1994. If PowerBuilder does not continue to be database independent, future development of the Company's Windows-based components which operate in conjunction with the Oracle database management system may be adversely affected. Although the Company's strategy has been to develop software products that are minimally dependent on any particular element of the underlying platform, there can be no assurance that the Company will be able to avoid the obsolescence of its products due to rapid technological change and evolving industry standards. See "Business--Products--EMPAC Product Architecture and Development Strategy."

    RISK OF SOFTWARE ERRORS OR FAILURES. Software products as complex as those offered by TSW may contain undetected errors or failures when first introduced or when new versions are released. The Company previously has discovered software errors in certain of its new products and enhancements after their introduction and has experienced delays and lost revenue during the periods required to correct these errors. There can be no assurance that errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition.

    PRODUCT LIABILITY. TSW's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, including disclaimers of warranties and limitations on liability for special, consequential and incidental damages. Further, the
Company's licensing agreements generally limit the amounts recoverable for damages to the amounts paid by the licensee to the Company for the product or service giving rise to the damages claimed. While TSW has not experienced any product liability claims to date, the sale and support of products by the Company entails the risk of such claims, including claims arising out of asset failures which might be alleged to have resulted from defects in the Company's products. Moreover, although the Company believes that current and recent releases of its software do not contain a year 2000 problem (a data structure problem that will prevent software from properly recognizing dates after the year 1999), there can be no assurance that certain older versions of the Company's products will not present users with a year 2000 problem, or that any such problem will not result in a product liability claim. Although the Company maintains errors and omissions product liability insurance, a product liability claim brought against the Company, whether or not successful, could have a material adverse effect on the Company's business, operating results and financial condition.

    CONTROL BY MANAGEMENT AND CURRENT SHAREHOLDERS. Upon the completion of this offering, Warburg, Pincus Investors, L.P. ("Warburg") and the Company's
executive officers and directors, in the aggregate, will beneficially own     %
of the Company's Common Stock having     % of the voting power of the Company.
Warburg will beneficially own     % of the outstanding Common Stock of the
Company which, due to restrictions set forth in the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), will have voting power limited to the number of votes represented by all of the outstanding shares of all classes of the Company's capital stock that are not owned directly or indirectly, beneficially or of record, by Warburg. As a result, Warburg will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. In addition, under the Company's Articles of Incorporation, the Board of Directors has the authority to issue undesignated Preferred Stock and, subject to certain limitations, to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. The voting power of Warburg and the Company's officers and directors or the issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders" and "Description of Capital Stock."

    NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market. However, there can be no assurance that, following this offering, an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined solely by negotiations between the Company, the Selling Shareholders and the Underwriters and will not necessarily reflect the market price of the Common Stock after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock could be subject to significant fluctuations in response to, and may be adversely affected by, variations in quarterly operating results, changes in earnings estimates by analysts, developments in the software industry and general stock market conditions, as well as other factors. Any future shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's Common Stock in any given period. Additionally, the Company may not learn of, or be able to confirm, such shortfalls until late in the fiscal quarter, or following the end of the quarter, which could result in an even more immediate and adverse effect on the trading price of the Company's Common Stock. The Company's financial performance may in the future experience substantial fluctuations as a consequence of industry patterns, general economic conditions affecting the timing of orders and other factors affecting capital spending. There can be no assurance that such factors will not have a material adverse effect on the Company's business, operating results and financial condition. In addition, the stock market has experienced extreme price and volume fluctuations from time to time which have, in certain circumstances, had no meaningful relationship to performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Information."

    IMMEDIATE AND SUBSTANTIAL DILUTION. The assumed initial public offering price is substantially higher than the pro forma net tangible book value per share of the Common Stock. Based upon the pro forma net tangible book value of the Company at March 31, 1997, and an assumed initial public offering price of
$         per share, investors in this offering will suffer an immediate and
substantial dilution of $         in net tangible book value per share of the
Common Stock. See "Dilution."

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial numbers of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital. Immediately after completion of this
offering, the Company will have     shares of Common Stock outstanding, of which
the     shares offered hereby will be eligible for sale without regard to volume or other limitations pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933 (the "Securities Act"), unless owned by "affiliates" of the Company, as that term is defined under Rule 144. The Company, its executive officers and directors and certain shareholders, including its principal shareholder, Warburg, have agreed pursuant to lock-up agreements that without the prior written consent of the Company and Alex. Brown & Sons Incorporated, on behalf of the Representatives, they will not sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus, except for issuances pursuant to options outstanding under the Company's stock option plans. The Representatives of the Underwriters and the Company may, in their discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. The Company intends to register on one or more registration statements on Form S-8
approximately     shares of Common Stock issuable under its stock option plans.
In addition, the holders of a total of     shares of Common Stock have rights to
require registration of their shares under the Securities Act. See "Shares Eligible for Future Sale," "Underwriting" and "Description of Capital Stock--Registration Rights."

    CERTAIN ANTI-TAKEOVER PROVISIONS. The Company will have no shares of Preferred Stock outstanding as of the consummation of this offering, and has no current plans to issue Preferred Stock. However, the Company's Articles of Incorporation authorize the Company to issue shares of Preferred Stock in the future without shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, including voting rights, as the Board of Directors of the Company may determine. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. In addition, the Company's Articles of Incorporation include a provision which limits the maximum number of votes which may be cast by any shareholder of the Company on any matter to the number of votes which is represented by all outstanding shares of the Company's capital stock that are not directly or indirectly owned, beneficially or of record, by such shareholder. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Provisions of Articles of Incorporation and Bylaws."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of         shares of Common
Stock offered by the Company (at an assumed initial public offering price of
$    per share) are estimated to be approximately $    million after deducting
estimated underwriting discounts and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Shareholders.

    The Company anticipates that it will use approximately $         of the
proceeds of this offering to repay all outstanding borrowings under its secured revolving credit facility with Greyrock Business Credit (the "Credit Facility"), which expires on March 31, 1998, and a related amortizing term note to Greyrock Business Credit due on the earlier of August 31, 2000 or the termination of the Credit Facility. The Credit Facility and the related term note each bear interest at the greater of 8% per annum or the one month LIBOR rate plus 5.25% (10.94% as of March 31, 1997).

    The balance of the net proceeds of this offering will be added to the Company's working capital and will be available for general corporate purposes. A portion of such proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The Company is not currently a party to any agreement, arrangement or understanding with respect to any such transaction and is not currently engaged in discussions with any party concerning any such possible transaction.

    Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities, certificates of deposit or obligations issued or guaranteed by the United States government.

                                DIVIDEND POLICY

    The Company currently anticipates that all of its earnings will be retained for development of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future earnings, operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of March 31, 1997, (ii) on a pro forma basis giving effect to the Concurrent Transactions, and (iii) as adjusted to give effect to the sale of the shares of Common Stock offered by the Company hereby (at an assumed initial
public offering price of $         per share) and the application of the
estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                       MARCH 31, 1997
                                                                            -------------------------------------
                                                                                                      PRO FORMA
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED
                                                                            ----------  -----------  ------------
                                                                             (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                                         SHARE DATA)
Short-term debt (1).......................................................  $   16,951   $            $
                                                                            ----------  -----------  ------------
Long-term debt:
  Capital leases and term loans...........................................  $    2,126   $            $
  Subordinated notes......................................................      18,065
Redeemable Preferred Stock, $0.01 par value:
  3,390,993 shares authorized, 2,943,218 shares issued and outstanding;
    none issued and outstanding pro forma and as adjusted.................      18,100
Shareholders' equity (deficit):
  Common Stock, $0.01 par value:       shares authorized,       shares
    issued and outstanding;       shares authorized pro forma,
    shares issued and outstanding pro forma;       shares issued and
    outstanding pro forma as adjusted.....................................           3
  Additional paid-in capital..............................................       2,220
  Accumulated deficit.....................................................     (36,630)
  Equity adjustment from foreign currency translation.....................        (299)
                                                                            ----------  -----------  ------------
    Total shareholders' equity (deficit)..................................     (34,706)
                                                                            ----------  -----------  ------------
      Total capitalization................................................  $    3,585                $
                                                                            ----------  -----------  ------------
                                                                            ----------  -----------  ------------

--------------

(1) Includes revolving line of credit and current portion of capital leases and term loans.

                                    DILUTION

    The pro forma deficit in net tangible book value of the Company at March 31,
1997, was $         or $         per share (giving effect to the Concurrent
Transactions). Pro forma deficit in net tangible book value per share represents the amount of the Company's shareholders' deficit, less intangible assets, divided by the total number of shares of Common Stock outstanding, giving effect to the Concurrent Transactions.

    Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale
by the Company of      shares of Common Stock (at an assumed initial public
offering price of $     per share) and the application of the estimated net
proceeds therefrom, and the Concurrent Transactions, the pro forma net tangible
book value of the Company as of March 31, 1997, would have been $         or
$         per share. This represents an immediate increase in net tangible book
value of $         per share to existing shareholders and an immediate dilution
in the net tangible book value of $         per share to purchasers of Common
Stock in this offering, as illustrated by the following table:

Assumed initial public offering price per share........................             $
  Pro forma deficit in net tangible book value per share at March 31,
    1997...............................................................
  Increase per share attributable to new investors.....................
                                                                         ---------
Pro forma net tangible book value per share after this offering........
                                                                                    ---------
Net tangible book value dilution per share to new investors............             $
                                                                                    ---------
                                                                                    ---------

    The following table summarizes, on a pro forma basis as of March 31, 1997, giving effect to the Concurrent Transactions, the number of shares of Common Stock previously purchased from the Company, the total consideration paid and the average price per share paid to the Company by existing shareholders and by
new investors, at an assumed initial public offering price of $         per
share:

                                                                                       TOTAL CONSIDERATION
                                                               SHARES PURCHASED
                                                           ------------------------  ------------------------  AVERAGE PRICE
                                                             NUMBER       PERCENT      AMOUNT       PERCENT      PER SHARE
                                                           -----------  -----------  -----------  -----------  -------------
Existing shareholders....................................                         %   $                     %    $
New investors............................................                                                        $
                                                                -----        -----        -----        -----
      Total..............................................                    100.0%   $                100.0%
                                                                -----        -----        -----        -----
                                                                -----        -----        -----        -----

    The sale of shares by the Selling Shareholders in this offering will cause the pro forma number of shares held by all existing shareholders as of March 31,
1997 to be reduced to      shares, or     % of total shares of Common Stock to
be outstanding after this offering, and the pro forma number of shares held by
new investors as of March 31, 1997 to be      shares, or     % of the total
shares of Common Stock to be outstanding after this offering. See "Principal and Selling Shareholders."

    The foregoing discussion and tables assume no exercise of stock options outstanding on March 31, 1997. As of March 31, 1997, there were options
outstanding to purchase a total of      shares of Common Stock at a weighted
average exercise price of $         per share, and      additional shares
reserved for the grant of future options under the Company's stock option plans. See "Management--Stock Option Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below as of and for each of the years ended March 31, 1993 through 1997 are derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The following data should be read in conjunction with the Consolidated Financial Statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included herein.

                                                                            YEAR ENDED MARCH 31,
                                                            -----------------------------------------------------
                                                              1993       1994       1995       1996       1997
                                                            ---------  ---------  ---------  ---------  ---------

                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    License fees..........................................  $   6,697  $   8,447  $   7,833  $  22,140  $  26,852
    Services and support..................................     11,554     13,773     18,857     24,709     37,784
    Other revenue.........................................      2,479      2,729        824      1,184      2,463
                                                            ---------  ---------  ---------  ---------  ---------
        Total revenue.....................................     20,730     24,949     27,514     48,033     67,099

  Operating expenses:
    Costs of license fees.................................      1,048      1,163      1,557      4,799      2,917
    Costs of services and support.........................      8,732      9,206     12,098     19,203     26,967
    Costs of other revenue................................      2,338      2,694      1,211      1,292      2,064
    Sales and marketing...................................      3,410      4,879      8,940     14,235     17,217
    General and administrative............................      1,201      2,364      5,698      8,078      8,599
    Product development...................................      2,509      4,353     11,943      9,845      8,617
    Write-off of goodwill (1).............................         --         --         --         --        688
                                                            ---------  ---------  ---------  ---------  ---------
        Total operating expenses..........................     19,238     24,659     41,447     57,452     67,069
                                                            ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations...........................      1,492        290    (13,933)    (9,419)        30

  Interest income (expense):
    Interest income.......................................         66         45         29         46         35
    Interest expense......................................        (33)       (48)      (711)    (2,254)    (3,173)
                                                            ---------  ---------  ---------  ---------  ---------
        Total interest income (expense), net..............         33         (3)      (682)    (2,208)    (3,138)
                                                            ---------  ---------  ---------  ---------  ---------
  Income (loss) before taxes..............................      1,525        287    (14,615)   (11,627)    (3,108)
    Income tax expense (benefit)..........................        601        132     (1,264)        98        295
                                                            ---------  ---------  ---------  ---------  ---------
  Net income (loss).......................................  $     924  $     155  $ (13,351) $ (11,725) $  (3,403)
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
  Pro forma net loss per share (2)........................                                              $   (0.99)
                                                                                                        ---------
                                                                                                        ---------
  Pro forma weighted average shares outstanding (2).......                                                  3,422
                                                                                                        ---------
                                                                                                        ---------

                                                                                 MARCH 31,
                                                           -----------------------------------------------------
                                                             1993       1994       1995       1996       1997
                                                           ---------  ---------  ---------  ---------  ---------

                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit)..............................  $   5,041  $   5,056  $  (4,472) $  (7,931) $  (3,629)
  Total assets...........................................     12,255     12,904     21,794     26,659     42,341
  Short-term debt........................................        157        498      2,491      7,581     16,951
  Long-term capital leases and term loans................        205        249        665      1,222      2,126
  Subordinated long-term notes...........................         --         --      9,650     16,251     18,065
  Redeemable Preferred Stock.............................      8,100      8,100     11,100     13,100     18,100
  Total shareholders' deficit............................     (1,308)    (1,151)   (20,089)   (31,321)   (34,706)

--------------

(1) See Note 1 of the Notes to the Consolidated Financial Statement for an explanation of the write-off of goodwill.

(2) Reflects the conversion of all outstanding shares of Redeemable Preferred Stock into Common Stock. See Note 1 of the Notes to the Consolidated Financial Statements for an explanation of the determination of shares used calculating pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPANY BACKGROUND AND HISTORY

    TSW develops, markets and supports advanced Asset Care application software used by large organizations to maintain their valuable physical assets on an enterprise-wide basis. The Company was founded in 1976 as a sole proprietorship. The Company was incorporated in Georgia in 1983 and operated under the name The System Works, Inc. until it changed its name to TSW International, Inc. in 1995. The Company shipped its first major software product, MPAC, in 1980. MPAC operated on a PICK system on Prime hardware and offered a flexible and user-friendly way to manage maintenance procedures, inventories, purchasing and related activities.

    In early 1989, the Company recognized that it could better meet the needs of its customers by redesigning MPAC (including MPAC-UX and MPAC-SQL) to run in a distributed enterprise-wide environment. To do so, TSW commissioned Communix Corporation ("Communix") to design an advanced applications architecture. In 1990, TSW and Communix released TSW's first generation client/server product, MPAC-2000. In August 1994, the Company acquired Communix, securing the rights to the intellectual property used in the design, development, deployment and support of MPAC-2000. In October 1994, the Company acquired certain assets and assumed certain liabilities of SQL Systems International plc ("SQL Systems"), a British company that developed and licensed the En Garde/IPS maintenance and materials management software product. This acquisition expanded the Company's software products portfolio and its distribution network, forming the basis of the Company's European, Far Eastern and Middle Eastern operations. Effective July 1995, the Company acquired an 80% interest in Socotec Maintenance Services ("Socotec"), a French developer and marketer of the CIMIX maintenance and materials management software. The Socotec acquisition further strengthened the Company's international market presence. The Company's "heritage" products described above are supported by the Company, but no longer represent significant license fee revenue.

    The Company commenced the development of its current client/server Asset Care product, Enterprise MPAC ("EMPAC"), early in fiscal 1995. EMPAC first became operational at a customer site in December 1995, and the Company began recognizing license fee revenue from EMPAC at that time. The expenses associated with the development of EMPAC were the primary cause of the Company's operating loss in fiscal 1995 and contributed to the operating loss in fiscal 1996. During the third quarter of fiscal 1996, the Company experienced a substantial increase in license fee revenue associated with the introduction of EMPAC. During fiscal 1997, approximately 94% of the Company's license fee revenue was derived from new customer purchases of, and existing customer migration to, EMPAC.

OVERVIEW

    The Company generates revenue from two principal sources: (i) license fees for its software products and (ii) professional services and support revenue derived from consulting, implementation, training and maintenance services and other technical support related to its software products.

    Software license fees, which accounted for approximately 40% of the Company's revenue in fiscal 1997, consist primarily of license fees for EMPAC. Typically, customers pay an upfront, one-time license fee for the Company's software which is based on the number of licensed sites, users and modules. Initial software license fees ranged from approximately $100,000 to $2.8 million in fiscal 1997.

    License fee revenue is generally recognized upon delivery of the product if the Company is not subject to any significant remaining obligations and collection of the resulting receivable is deemed probable. If the Company is subject to significant remaining obligations at delivery or if the product is subject to return and refund, revenue is deferred until no significant obligations remain or the refund period has expired.

    Services and support revenue, which accounted for approximately 56% of the Company's revenue in fiscal 1997, consists principally of revenue derived from professional services associated with the implementation and deployment of the Company's software products and, to a lesser extent, fees for ongoing customer support, consisting primarily of customer technical support services and product enhancements. Professional services are typically delivered on a time and materials basis, or occasionally on a fixed price or not-to-exceed basis. Out-of-pocket expenses incurred by Company personnel performing professional services are reimbursed by the customer.

    The Company recognizes revenue from professional services as such services are performed. Support revenue, which is invoiced annually in advance, is recognized ratably over the term of the support agreement, which is usually 12 months. Most such agreements are renewable at the discretion of the customer and are subject to change annually. The Company has experienced a support agreement renewal rate that has averaged 95% for the past three fiscal years. Pursuant to these agreements, the Company provides product enhancements and technical support services to customers for an annual fee which typically amounts to 15% to 18% of the license fee. While a 90-day warranty is included in the initial software license, support agreements typically are entered into as of the date of the initial software license, warranty claims are typically negligible, and customers are charged for support during the warranty period.

    Delivery lead times for the Company's products are very short and, consequently, substantially all of the Company's license fee revenue in each quarter results from the orders received in that quarter. Accordingly, the Company only maintains a significant backlog for its professional services and support activities, and the Company believes that its backlog at any point in time is not a reliable indicator of future revenue and earnings. The absence of material backlog may contribute to unpredictability in the Company's results of operations. See "Risk Factors--Fluctuations in Quarterly Operating Results."

    The Company's other revenue consists primarily of occasional sales of hardware and third-party application software. These sales are provided as an accommodation to the Company's customers and accounted for 3.7% of total revenue in fiscal 1997. Margins to the Company on these accommodation sales are typically minimal.

    In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility of the software is established, after which any additional costs are capitalized. To date, the Company has expensed all software development costs because development costs incurred subsequent to the establishment of technological feasibility have been minimal.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage relationship of certain statement of operations items to total revenue:

                                                                                           YEAR ENDED MARCH 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------
Revenue:
  License fees......................................................................       28.5%      46.1%      40.0%
  Services and support..............................................................       68.5       51.4       56.3
  Other revenue.....................................................................        3.0        2.5        3.7
                                                                                      ---------  ---------  ---------
    Total revenue...................................................................      100.0      100.0      100.0
Operating expenses:
  Costs of license fees.............................................................        5.7       10.0        4.3
  Costs of services and support.....................................................       44.0       40.0       40.2
  Costs of other revenue............................................................        4.4        2.7        3.1
  Sales and marketing...............................................................       32.5       29.6       25.7
  General and administrative........................................................       20.7       16.8       12.8
  Product development...............................................................       43.3       20.5       12.9
  Write-off of goodwill.............................................................         --         --        1.0
                                                                                      ---------  ---------  ---------
    Total operating expenses........................................................      150.6      119.6      100.0
                                                                                      ---------  ---------  ---------
Income (loss) from operations.......................................................      (50.6)     (19.6)       0.0

Interest income (expense):
  Interest income...................................................................        0.1        0.1        0.0
  Interest expense..................................................................       (2.6)      (4.7)      (4.7)
                                                                                      ---------  ---------  ---------
    Total interest income (expense), net............................................       (2.5)      (4.6)      (4.7)
                                                                                      ---------  ---------  ---------
Income (loss) before taxes..........................................................      (53.1)     (24.2)      (4.7)
  Income tax expense (benefit)......................................................       (4.6)       0.2        0.4
                                                                                      ---------  ---------  ---------
Net income (loss)...................................................................      (48.5)%     (24.4)%      (5.1)%
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

    LICENSE FEES. License fees increased 21.3% to $26.9 million in fiscal 1997, compared to $22.1 million in fiscal 1996. The increase reflects the first full year of revenue from EMPAC, which represented approximately 94% of license fee revenue in fiscal 1997, compared to approximately 70% in fiscal 1996. The Company does not expect future license fee revenue from its heritage products to be significant.

    Certain of the modules in the Company's EMPAC product (particularly modules in its electronic document management system) contain software developed and owned by third parties. The Company pays sublicense fees to such third parties upon the sale of the Company's product containing the third-party software. The costs of these fees are included in "costs of license fees." The revenue from license fees available to the Company after paying such third-party sublicense fees may vary depending upon the percentage of license fee revenue attributable to the electronic document management system. Accordingly, the Company believes that it is important to consider sublicense costs when evaluating license fee revenue. Revenue from license fees, net of sublicense costs, increased 38.0% to $23.9 million in fiscal 1997, compared to $17.3 million in fiscal 1996.

    SERVICES AND SUPPORT. Services and support revenue increased 52.9% to $37.8 million in fiscal 1997, compared to $24.7 million in fiscal 1996. The increase was primarily due to an increase in services and support revenue related to increased EMPAC licensing activity. The services portion of this revenue associated with heritage products in fiscal 1996 has largely been replaced in fiscal 1997 with services revenue associated with EMPAC. However, approximately 79% of the Company's support revenue in fiscal 1997 was comprised of support revenue from its heritage products. In future years, the Company intends to continue to seek to migrate its heritage customers to EMPAC as their needs warrant, thereby maintaining support revenue from these customers.

    OTHER REVENUE. Other revenue increased 108.0% to $2.5 million in fiscal 1997, compared to $1.2 million in fiscal 1996. The increase was primarily due to increased sales by the Company of hardware and third-party application software to its customers. The Company does not actively pursue the sale of such items, but includes them in certain transactions as an accommodation to its customers. As a result, other revenue, costs of other revenue and the related margins may vary significantly from quarter to quarter and year to year. The costs of equipment sales and miscellaneous revenue are included in "costs of other revenue." Other revenue, net of these costs, increased to $399,000 in fiscal 1997, compared to $(108,000) in fiscal 1996.

    TOTAL REVENUE. Total revenue increased 39.7% to $67.1 million in fiscal 1997, compared to $48.0 million in fiscal 1996. The Company began recognizing license fee revenue from EMPAC in December 1995 when it first became operational at a customer site. The sales of EMPAC for the full year in fiscal 1997 accounted for the increase in total revenue in fiscal 1997 by creating an increase in both license fee and services and support revenue.

    The Company analyzes its revenue, revenue growth and operating margins after considering the costs of third-party sublicense fees and the costs of other revenue. Such costs from other vendors are effectively passed on to the Company's customers at varying margins. Revenue from such products can vary significantly from quarter to quarter and year to year. These fluctuations can significantly affect comparisons of total revenue and operating ratios between periods. Net of these costs, the revenue available to the Company increased 48.2% to $62.1 million in fiscal 1997, compared to $41.9 million in fiscal 1996.

    COSTS OF LICENSE FEES. Costs of license fees decreased 39.2% to $2.9 million in fiscal 1997, compared to $4.8 million in fiscal 1996. The decrease was primarily due to a decrease in sales of certain modules of the Company's EMPAC product. These modules (particularly certain modules in its electronic document management system) contain software developed and owned by third parties. The Company pays sublicense fees, which are included in costs of license fees, to the third parties upon the sale of the Company's product containing such third-party software. Accordingly, the costs of license fees may vary depending upon the percentage of license fee revenue attributable to its electronic document management system. As a percentage of license fee revenue, these costs declined to 10.9% in fiscal 1997, compared to 21.7% in fiscal 1996, primarily due to a decline in the percentage of license fee revenue represented by its electronic document management system.

    COSTS OF SERVICES AND SUPPORT. Costs of services and support consist primarily of personnel costs associated with the implementation, training, support and best practices consulting associated with the Company's products. Costs of services and support increased 40.4% to $27.0 million in fiscal 1997, compared to $19.2 million in fiscal 1996, as a direct result of the additional services and support activity associated with the increase in license fees of EMPAC. However, as a percentage of services and support revenue, these costs declined to 71.4% in fiscal 1997, compared to 77.7% in fiscal 1996, as the Company became more efficient in implementing its new EMPAC product, which resulted in improvements in the utilization of its personnel and increased realization of services and support revenue.

    COSTS OF OTHER REVENUE. Costs of other revenue increased 59.8% to $2.1 million in fiscal 1997, compared to $1.3 million in fiscal 1996. The increase was due to increased sales of hardware and third-party application software. Because the Company does not actively pursue the sale of such items and includes them only as accommodations to its customers, costs of other revenue may vary significantly from quarter to quarter and year to year both in dollars and as a percentage of revenue. As a percentage of other revenue, these costs declined to 83.8% in fiscal 1997, compared to 109.1% in fiscal 1996.

    SALES AND MARKETING. Sales and marketing expenses include personnel costs, including sales commissions, involved in the sale and marketing of the Company's products and services and the costs of advertising, public relations and participation in industry conferences and trade shows. Sales and marketing expenses increased 20.9% to $17.2 million in fiscal 1997, compared to $14.2 million in fiscal 1996, primarily as a result of increases in sales force personnel and commissions associated with the increase in license fee revenue. However, as a percentage of total revenue, sales and marketing expenses declined to 25.7% in fiscal 1997, compared to 29.6% in fiscal 1996, due to improved revenue realization from its sales and marketing efforts.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include the costs of the Company's finance, human resources, information services, and administrative operations. General and administrative expenses increased 6.4% to $8.6 million in fiscal 1997, compared to $8.1 million in fiscal 1996, due to the increased size of the Company's operations necessary to support its growth. As a percentage of total revenue, general and administrative expenses declined to 12.8% in fiscal 1997, compared to 16.8% in fiscal 1996.

    PRODUCT DEVELOPMENT. Product development expenses include costs associated with the development of new products and enhancements of existing products. Such expenses consist primarily of employee salaries and benefits, consulting expenses (including amounts paid to subcontractors for development work) and the costs of development tools. Product development expenses decreased 12.5% to $8.6 million in fiscal 1997, compared to $9.8 million in fiscal 1996. The decrease reflects the high level of cost incurred in fiscal 1996 related to the accelerated development associated with the first release of EMPAC. As a percentage of total revenue, product development expenses declined to 12.9% in fiscal 1997, compared to 20.5% in fiscal 1996, due to the decrease in expenses and the increase in total revenue. As a percentage of license fee revenue, product development expenses declined to 32.1% in fiscal 1997, compared to 44.5% in fiscal 1996, as a result of reduced expenses combined with higher license fee revenue.

    WRITE-OFF OF GOODWILL. During the second quarter of fiscal 1997, the Company restructured its European operations making its United Kingdom subsidiary the headquarters of its European, Middle Eastern and African operations. As a result of this restructuring and losses at Socotec, the Company's French subsidiary, the Company wrote off goodwill of $688,000 associated with the Socotec acquisition. See "Goodwill" in Note 1 of the Notes to the Consolidated Financial Statements.

    INCOME (LOSS) FROM OPERATIONS. As the result of the above factors, the Company's results of operations before interest and taxes improved by $9.4 million resulting in $30,000 of income from operations in fiscal 1997 as compared to a loss from operations of $9.4 million in fiscal 1996.

    INTEREST INCOME (EXPENSE), NET. Net interest expense increased 42.1% to $3.1 million in fiscal 1997, compared to $2.2 million in fiscal 1996. The increase was primarily due to an increase in borrowings under the Credit Facility and related term note as well as additional subordinated debt borrowings from the Company's principal shareholder. See "Liquidity and Capital Resources" and Notes 4, 5 and 6 of the Notes to the Consolidated Financial Statements.

    INCOME TAXES. Income tax expense represents foreign withholding taxes payable by customers. Income tax expense increased 201.0% to $295,000 in fiscal 1997, compared to $98,000 in fiscal 1996. There was no United States or foreign income tax expense in fiscal 1997 or fiscal 1996. See Note 12 of the Notes to the Consolidated Financial Statements.

    NET LOSS. As a result of the above factors, the Company's net loss in fiscal 1997 declined by $8.3 million from $11.7 million in fiscal 1996 to $3.4 million in fiscal 1997.

YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

    LICENSE FEES. License fees increased 182.7% to $22.1 million in fiscal 1996, compared to $7.8 million in fiscal 1995, as the Company began recognizing license fee revenue from EMPAC in December 1995 when it first became operational at a customer site. EMPAC resulted in an increase in the average license fee charged when compared to prior periods and caused some customers to delay purchases which otherwise might have been made in fiscal 1995. In addition, the SQL Systems and Socotec acquisitions contributed an additional $2.5 million in license fees during fiscal 1996 as compared to fiscal 1995. License fee revenue, net of sublicense costs included in "costs of license fees," increased 174.6% to $17.3 million in fiscal 1996, compared to $6.3 million in fiscal 1995.

    SERVICES AND SUPPORT. Services and support revenue increased 31.0% to $24.7 million in fiscal 1996, compared to $18.9 million in fiscal 1995, primarily as a result of the increase in new licensed customers. In addition, the SQL Systems and Socotec acquisitions contributed an additional $4.5 million in services and support revenue in fiscal 1996 as compared to fiscal 1995.

    OTHER REVENUE. Other revenue increased 43.7% to $1.2 million in fiscal 1996, compared to $824,000 in fiscal 1995. The increase was primarily due to increased sales by the Company of hardware and third-party application software to its customers. The costs of equipment sales and miscellaneous revenue are included in "costs of other revenue." Other revenue, net of these costs, was a slight loss of $108,000 in fiscal 1996, compared to a loss of $387,000 in fiscal 1995.

    TOTAL REVENUE. Total revenue increased 74.6% to $48.0 million in fiscal 1996, compared to $27.5 million in fiscal 1995. The increase reflects the recognition of license fee revenue from EMPAC beginning in December 1995. In addition, total revenue in fiscal 1996 includes approximately $5.5 million of additional revenue as a result of the inclusion of a full year of revenue resulting from the SQL Systems acquisition in October 1994 and approximately $1.5 million as a result of the Socotec acquisition in July 1995.

    The Company analyzes its revenue, revenue growth and operating margins after considering the costs of third-party sublicense fees and the costs of other revenue. Such costs from other vendors are effectively passed on to the Company's customers at varying margins. Revenue from such products can vary significantly from quarter to quarter and year to year. These fluctuations can significantly affect comparisons of total revenue and operating ratios between periods. Net of these costs, the revenue available to the Company increased 69.5% to $41.9 million in fiscal 1996, compared to $24.7 million in fiscal 1995.

    COSTS OF LICENSE FEES. Costs of license fees increased 208.2% to $4.8 million in fiscal 1996, compared to $1.6 million in fiscal 1995. The increase was due to an increase in the sale of certain modules (particularly modules in its electronic document management system) which have third-party software sublicense fees associated with them. Accordingly, the costs of license fees may vary depending upon the percentage of license fee revenue attributable to its electronic document management system. As a percentage of license fee revenue, these costs increased to 21.7% in fiscal 1996, compared to 19.9% in fiscal 1995, primarily due to a slight increase in the percentage of license fee revenue represented by these modules.

    COSTS OF SERVICES AND SUPPORT. Costs of services and support increased 58.7% to $19.2 million in fiscal 1996, compared to $12.1 million in fiscal 1995, as a direct result of the additional services and support activity associated with the increase in license fees. In addition, the SQL Systems and Socotec acquisitions added $2.7 million of services and support costs in fiscal 1996 as compared to fiscal 1995. As a percentage of services and support revenue, these costs increased to 77.7% in fiscal 1996, compared to 64.2% in fiscal 1995, because the Company was less efficient in implementing the new EMPAC product as compared to its heritage products in fiscal 1996, which resulted in decreased realization of services and support revenue.

    COSTS OF OTHER REVENUE. Costs of other revenue increased 6.7% to $1.3 million in fiscal 1996, compared to $1.2 million in fiscal 1995. The increase was due to increased sales of hardware and third-party application software. Because the Company does not actively pursue the sale of such items and includes them as accommodations to its customers, costs of other revenue may vary significantly from quarter-to-quarter and year-to-year both in dollars and as a percentage of revenue. As a percentage of other revenue, these costs declined to 109.1% in fiscal 1996, compared to 147.0% in fiscal 1995.

    SALES AND MARKETING. Sales and marketing expenses increased by 59.2% to $14.2 million in fiscal 1996, compared to $8.9 million in fiscal 1995. The increase primarily resulted from increases in sales force personnel and commissions associated with the increase in license fees, and increased promotional costs associated with the introduction of EMPAC. Also, the SQL Systems and Socotec acquisitions contributed an additional $2.9 million of sales and marketing costs in fiscal 1996 as compared to fiscal 1995. However, as a percentage of total revenue, sales and marketing expenses declined to 29.6% in fiscal 1996, compared to 32.5% in fiscal 1995, due to improved revenue realization from its sales and marketing efforts.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 41.8% to $8.1 million in fiscal 1996, compared to $5.7 million in fiscal 1995, due to the increased size of the Company's operations necessary to support its growth. In addition, the SQL Systems and Socotec acquisitions added $2.0 million of costs in fiscal 1996 as compared to fiscal 1995. As the percentage growth of these costs was less than the growth of revenue, general and administrative expenses, as a percentage of total revenue, declined to 16.8% in fiscal 1996, compared to 20.7% in fiscal 1995.

    PRODUCT DEVELOPMENT. Product development expenses decreased 17.6% to $9.8 million in fiscal 1996, compared to $11.9 million in fiscal 1995. The decrease in development costs was principally due to the higher costs of the accelerated development effort associated with EMPAC included in fiscal 1995 as compared to fiscal 1996. As a percentage of total revenue, product development expenses declined to 20.5% in fiscal 1996, compared to 43.3% in fiscal 1995, due to the reduced expense level and the increase in fiscal 1996 revenue. As a percentage of license fee revenue, product development expenses declined to 44.5% in fiscal 1996, compared to 152.5% in fiscal 1995, due to reduced expenses and an increase in fiscal 1996 license fee revenue.

    INCOME (LOSS) FROM OPERATIONS. As the result of the above factors, the Company's loss from operations before interest and taxes declined from $13.9 million in fiscal 1995 to $9.4 million in fiscal 1996.

    INTEREST INCOME (EXPENSE), NET. Net interest expense increased 223.8% to $2.2 million in fiscal 1996, compared to $682,000 in fiscal 1995. The increase was primarily due to an increase in borrowings under the Company's credit facilities as well as additional subordinated debt borrowings from the Company's principal shareholder. See "Liquidity and Capital Resources" below and Notes 4, 5 and 6 of the Notes to the Consolidated Financial Statements.

    INCOME TAXES. Income tax expense of $98,000 in fiscal 1996 represented foreign withholding taxes payable by customers. There was no United States foreign income tax expense in fiscal 1996. The tax benefit in fiscal 1995 reflected the utilization of tax losses generated that year to obtain refunds of taxes paid in prior years. See Note 12 of the Notes to Consolidated Financial Statements.

    NET LOSS. As a result of the above factors, the Company's net loss in fiscal 1996 declined by $1.7 million from $13.4 million in fiscal 1995 to $11.7 million in fiscal 1996.

QUARTERLY INFORMATION

    The following tables set forth certain unaudited consolidated statements of operations data for each of the Company's last eight quarters in the period ending March 31, 1997, as well as the percentage of the Company's total revenue represented by each item. The information has been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements contained herein and include all adjustments, consisting only of normal recurring accruals, that the Company considers necessary to present fairly this information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Company's operating results for any one quarter are not necessarily indicative of results for any future period.

                                                                              QUARTER ENDED
                                           -----------------------------------------------------------------------------------
                                            JUNE 30,     SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,     SEPT. 30,   DEC. 31,
                                              1995         1995        1995       1996        1996         1996        1996
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------

                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  License fees (1).......................   $   2,852    $   2,718   $   9,097  $   7,473   $   4,372    $   6,565   $   6,831
  Services and support...................       6,088        6,883       5,909      5,829       6,585        9,728      10,169
  Other revenue..........................         138           --         795        251         131          921         311
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------
    Total revenue........................       9,078        9,601      15,801     13,553      11,088       17,214      17,311

Operating expenses:
  Costs of license fees..................         388          636       2,264      1,511         472          858         637
  Costs of services and support..........       4,644        4,708       5,179      4,672       5,050        6,654       7,183
  Costs of other revenue.................          29           47       1,012        204         161          787         348
  Sales and marketing....................       2,945        2,936       4,187      4,167       3,527        3,823       4,440
  General and administrative.............       1,273        1,845       2,266      2,694       2,031        2,220       1,935
  Product development....................       2,738        2,568       2,180      2,359       1,933        1,874       2,282
  Write-off of goodwill (2)..............          --           --          --         --          --          688          --
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------
    Total operating expenses.............      12,017       12,740      17,088     15,607      13,174       16,904      16,825
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------
Income (loss) from operations............      (2,939)      (3,139)     (1,287)    (2,054)     (2,086)         310         486

Interest income (expense):
  Interest income........................          13            6           5         22           4            9           8
  Interest expense.......................        (426)        (476)       (669)      (683)       (608)        (804)       (804)
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------
  Total interest income (expense), net...        (413)        (470)       (664)      (661)       (604)        (795)       (796)
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------
Income (loss) before taxes...............      (3,352)      (3,609)     (1,951)    (2,715)     (2,690)        (485)       (310)
  Income tax expense (benefit)...........          --           --          --         98          60           91          43
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------
Net income (loss)........................   $  (3,352)   $  (3,609)  $  (1,951) $  (2,813)  $  (2,750)   $    (576)  $    (353)
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                           -----------  -----------  ---------  ---------  -----------  -----------  ---------
Pro forma net income (loss)
  per share (3)..........................                                                   $   (0.81)   $   (0.17)  $   (0.10)
                                                                                           -----------  -----------  ---------
                                                                                           -----------  -----------  ---------


                                           MAR. 31,
                                             1997
                                           ---------

Revenue:
  License fees (1).......................  $   9,084
  Services and support...................     11,302
  Other revenue..........................      1,100
                                           ---------
    Total revenue........................     21,486
Operating expenses:
  Costs of license fees..................        950
  Costs of services and support..........      8,080
  Costs of other revenue.................        768
  Sales and marketing....................      5,427
  General and administrative.............      2,413
  Product development....................      2,528
  Write-off of goodwill (2)..............         --
                                           ---------
    Total operating expenses.............     20,166
                                           ---------
Income (loss) from operations............      1,320
Interest income (expense):
  Interest income........................         14
  Interest expense.......................       (957)
                                           ---------
  Total interest income (expense), net...       (943)
                                           ---------
Income (loss) before taxes...............        377
  Income tax expense (benefit)...........        101
                                           ---------
Net income (loss)........................  $     276
                                           ---------
                                           ---------
Pro forma net income (loss)
  per share (3)..........................  $    0.08
                                           ---------
                                           ---------

--------------

(1) The Company began recognizing license fee revenue from EMPAC in the quarter ended December 31, 1995, when EMPAC first became operational at a customer site.

(2) See Note 1 of the Notes to the Consolidated Financial Statements for an explanation of the write-off of goodwill.

(3) Reflects conversion of all outstanding shares of Redeemable Preferred Stock into Common Stock. See Note 1 of the Notes to the Consolidated Financial Statements for an explanation of the determination of shares used in calculating pro forma net income (loss) per share.

                                                                          QUARTER ENDED
                                     ---------------------------------------------------------------------------------------
                                     JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                       1995       1995        1995       1996       1996       1996        1996       1997
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
Revenue:
  License fees.....................    31.4%       28.3%      57.6%      55.1%      39.4%       38.1%      39.5%      42.3%
  Services and support.............    67.1        71.7       37.4       43.0       59.4        56.5       58.7       52.6
  Other revenue....................     1.5          --        5.0        1.9        1.2         5.4        1.8        5.1
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
    Total revenue..................   100.0       100.0      100.0      100.0      100.0       100.0      100.0      100.0

Operating expenses:
  Costs of license fees............     4.3         6.6       14.3       11.2        4.3         5.0        3.7        4.4
  Costs of services and support....    51.2        49.0       32.8       34.5       45.5        38.6       41.5       37.6
  Costs of other revenue...........     0.3         0.5        6.4        1.5        1.5         4.6        2.0        3.6
  Sales and marketing..............    32.5        30.6       26.5       30.7       31.8        22.2       25.6       25.3
  General and administrative.......    14.0        19.3       14.3       19.9       18.3        12.9       11.2       11.2
  Product development..............    30.1        26.7       13.8       17.4       17.4        10.9       13.2       11.8
  Write-off of goodwill............      --          --         --         --         --         4.0         --         --
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
    Total operating expenses.......   132.4       132.7      108.1      115.2      118.8        98.2       97.2       93.9
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
Income (loss) from operations......   (32.4)      (32.7)      (8.1)     (15.2)     (18.8)        1.8        2.8        6.1

Interest income (expense):
  Interest income..................     0.2         0.1        0.0        0.2        0.0         0.1        0.0        0.1
  Interest expense.................    (4.7)       (5.0)      (4.2)      (5.0)      (5.5)       (4.7)      (4.6)      (4.4)
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
    Total interest income
      (expense), net...............    (4.5)       (4.9)      (4.2)      (4.8)      (5.5)       (4.6)      (4.6)      (4.3)
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
Income (loss) before taxes.........   (36.9)      (37.6)     (12.3)     (20.0)     (24.3)       (2.8)      (1.8)       1.8
  Income tax expense (benefit).....      --          --         --        0.7        0.5         0.5        0.2        0.5
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
Net income (loss)..................   (36.9)%     (37.6)%    (12.3)%    (20.7)%    (24.8)%      (3.3)%     (2.0)%      1.3%
                                     --------   ---------   --------   --------   --------   ---------   --------   --------
                                     --------   ---------   --------   --------   --------   ---------   --------   --------

    The Company's quarterly operating results have varied in the past and may vary significantly in the future depending on many factors including, among others: the size, timing and recognition of revenue from significant orders; the timing of new product releases and market acceptance of such releases; increases in operating expenses required for product development and marketing; market acceptance of new products and product enhancements; customer order deferrals in anticipation of new products and product enhancements; the Company's success in expanding its sales and marketing programs; and general economic conditions. Further, the Company's operating results have been, and are expected to continue to be, highly sensitive to the receipt, timing and payment of large orders. Moreover, the Company historically has recognized greater license fee revenue in the fourth quarter of each fiscal year than in each of the preceding quarters, and first quarter revenue has typically declined from revenue in the fourth quarter of the preceding fiscal year. The Company believes that this concentration of licensing activity is caused primarily by the Company's sales commission policies, which compensate sales personnel for meeting or exceeding annual performance quotas. Any change in the Company's sales commission policies could result in a change in this pattern of licensing activity and reported revenue. Based upon all of the foregoing factors, the Company believes that its quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations may not be meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. See "Risk Factors--Fluctuations in Quarterly Operating Results."

    The Company's future revenue is difficult to predict, and the Company has in certain instances in the past not achieved its revenue expectations. Because the Company generally ships its software products within a few days after receipt of an order, it typically does not have a material backlog of unfilled software license orders, and license fee revenue in any quarter is substantially dependent on orders booked and shipped in that quarter. In addition, the Company typically enters into a significant portion of its new license contracts in the last two weeks of a quarter. The Company's expense levels are based, in part, on its expectations as to future revenue and to a large extent are fixed in the short term. The Company generally is unable to adjust expenses in the short term to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenue in relation to the Company's expectations or any material delay in customer orders would have an immediate material adverse effect on its business, operating results and financial condition and on the Company's ability to achieve or maintain profitability. See "Risk Factors--Fluctuations in Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

    During the past three fiscal years, the Company has financed its operations and growth primarily through funds generated through operations, sales of Redeemable Preferred Stock to its principal shareholder, and funds borrowed from lending institutions and its principal shareholder. At March 31, 1997, the Company's primary sources of liquidity consisted of cash, cash equivalents, and short-term investments totaling $549,000 and its $15.0 million Credit Facility and related term note, which is secured by substantially all of the assets of the Company. The Credit Facility expires on March 31, 1998, and the amortizing term note expires on the earlier of August 31, 2000 or the termination of the Credit Facility. The Credit Facility and the related amortizing term note each bear interest at the greater of 8.0% per annum or the one month LIBOR rate plus 5.25% (10.94% as of March 31, 1997). Effective April 3, 1997, the Company increased the maximum size of this facility to $20.0 million. The Company anticipates that it will repay all outstanding borrowings under the Credit Facility and the related term note with proceeds of this offering. The Company intends to enter into a new credit facility following the completion of the offering which would replace this facility. See Notes 4, 5, 6, 7 and 9 of the Notes to the Consolidated Financial Statements.

    The Company's operating activities have used cash in each of the last three fiscal years. Operating activities in fiscal 1997 used $11.9 million of cash, primarily as a result of the Company's net loss of $3.4 million coupled with an increase in working capital, principally billed and unbilled accounts receivable, resulting from the Company's revenue growth of approximately 40%. During fiscal 1996 and 1995, cash used for operating activities of $10.9 million and $6.0 million, respectively, resulted primarily from net losses of $11.7 million and $13.4 million, respectively, as well as an increase in unbilled accounts receivable in fiscal 1996, resulting from revenue growth of approximately 75%.

    Cash used for investing activities was approximately $2.4 million, $2.8 million and $2.1 million in fiscal 1997, 1996 and 1995, respectively. The cash used for investing activities was due primarily to additions in property and equipment. The Company's capital expenditures relate primarily to purchases of personal computers for internal use to support the Company's growth, as well as furniture, fixtures and leasehold improvements. The Company expects that the rate of its purchases of property and equipment will increase if the Company's employee base grows.

    Cash provided by financing activities amounted to $14.7 million in fiscal 1997. Of this amount, $9.8 million was provided from net borrowings under the Company's Credit Facility and related term note. In addition, $5.0 million of cash was provided by the sale of Redeemable Preferred Stock to the Company's principal shareholder. During fiscal 1996 and 1995, financing activities provided $13.3 million and $7.9 million, respectively. In addition to borrowings under the Company's Credit Facility and the sale of Redeemable Preferred Stock to the Company's principal shareholder during fiscal 1996 and 1995, the Company also issued subordinated notes with warrants to its principal shareholder. See Notes 4, 5, 6 and 9 of the Notes to the Consolidated Financial Statements.

    As of March 31, 1997, the Company had negative working capital of $3.6 million as compared to negative working capital of $7.9 million and $4.5 million at the end of fiscal 1996 and 1995, respectively. The $4.3 million change in working capital during fiscal 1997 resulted from an increase in current assets of $15.7 million due to increases in both billed and unbilled accounts receivable and an increase in current liabilities of $11.3 million due to increases in both the Credit Facility and accrued liabilities.

    The Company is sometimes required to offer extended payment terms for a portion of its license fees. With the introduction of EMPAC, the Company has begun to experience higher license fees. The growth of the Company's license fee revenue has caused both the accounts receivable and unbilled accounts receivable to increase at the end of each quarter. These factors have caused the Company to require more working capital to support these higher levels of receivables. Should software license fee revenue continue to grow, successively higher levels of working capital will be required. A portion of the proceeds of this offering will be used to provide the Company with working capital to support any future growth. The Company believes that the proceeds of this offering not used to repay indebtedness, together with its current cash balances, cash available under its Credit Facility and cash flow from operations, will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months.

    The Company may, in the future, acquire businesses or products complementary to the Company's business, or otherwise obtain the right to use complementary technologies, although there can be no assurance that any such acquisitions will be made. Although operating activities may provide cash in certain periods, the Company anticipates that to the extent it experiences growth or incurs significant development expenses in connection with development or enhancement of its products, its operating and investment activities may use cash. Consequently, any such future growth or development activities may cause the Company to experience added needs for working capital. The need for cash to finance additional working capital or to make acquisitions may cause the Company to seek additional equity or debt financing. There can be no assurance that such financing will be available, or that the Company's need for higher levels of working capital will not have a material adverse effect on the Company.

FORWARD-LOOKING INFORMATION

    This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

                                    BUSINESS

    TSW International, Inc. ("TSW" or the "Company") is a leading provider of Asset Care solutions, which are used by large organizations to maintain their valuable physical assets on an enterprise-wide basis. The Company develops, markets and supports advanced Asset Care application software and provider related services that enable customers to plan, execute, monitor and improve asset maintenance processes. With the Company's products, customers are better able to increase equipment and production capacity, reduce operating costs and safeguard the workforce and the environment. The Company's sales and professional services functions are organized into vertical industry sectors to best match the Company's solution to its customers' business requirements. Typical licensees of the Company's software include discrete and process manufacturers, utilities, hospitals, mining companies, transportation authorities, educational systems, telecommunications providers and governmental institutions. TSW shipped its first commercial maintenance management software package in 1980. As of March 31, 1997, the Company's products were licensed for use by 321 customers at 941 sites in 48 countries.

INDUSTRY BACKGROUND

    Organizations with large capital asset bases spend considerable resources on maintenance operations. For example, U.S. manufacturing companies typically spend more than $600 billion annually on maintenance operations, including activities such as performing equipment maintenance, purchasing spare parts, managing equipment warranties and ensuring regulatory compliance. Despite the impact of maintenance operations on the bottom line, maintenance remained, until recently, a secondary consideration in corporate planning.

    Throughout the 1980s and early 1990s, while functional areas such as manufacturing, financial and human resources were automated through the implementation of enterprise resource planning ("ERP") systems, minimal resources were dedicated to maintenance automation. For many organizations, maintenance automation amounted to either a homegrown system or a departmental software package, typically isolated from the core ERP applications. Such early automation efforts, which became known as computerized maintenance management systems ("CMMS"), focused on record keeping and employee tracking. Despite improvements achieved through CMMS systems, industry studies regularly report that maintenance labor productivity, as measured by employees' time spent performing maintenance activities, remains below 40%.

    In recent years, the market for automated maintenance solutions has benefited from maturation and standardization in the ERP market. Many ERP systems are only now being extended from the corporate level to plant and operational areas. As this occurs, companies realize that ERP systems do not provide the detailed information and advanced methodologies needed to proactively manage functions such as maintenance, demand planning and logistics. Standardization of popular off-the-shelf ERP suites such as Baan, Oracle and SAP has made it easier for organizations to integrate off-the-shelf solutions for plant floor systems. Advanced planning and scheduling ("APS") systems have emerged to extend the traditional manufacturing resource planning ("MRP") master production scheduling model to reflect demand information and logistics constraints. However, ERP and APS systems lack real-time asset availability information. An enterprise-oriented CMMS, known today as an Asset Care system, brings asset and capacity information to these corporate-level systems, enabling companies to manage their operations in real time.

    The addressable market for strategic Asset Care solutions is not limited to manufacturing organizations. Competitive market conditions are compelling organizations in many industries to adopt advanced Asset Care systems that are integrated with their enterprise-wide business systems. Electric power utilities rely on Asset Care systems to provide reliable and cost-effective service to customers. Hospitals integrate patient scheduling with asset availability to treat larger patient populations with improved service at lower delivery costs. Waste water treatment plants incorporate regulatory and hazardous material information into their Asset Care systems to protect the workforce and the environment.

    Organizations in these and other industries are now analyzing total cost of ownership and return on invested capital--rather than simply net profit--as important measures of operational efficiency. These measures highlight the true costs of poor maintenance management for companies with bloated spare parts inventories, capacity inefficiencies or unproductive maintenance personnel. With maintenance costs of certain capital-intensive organizations representing as much as 30% to 40% of revenues, these organizations are realizing that sophisticated asset management solutions are critical to their competitive position.

    Today's Asset Care solutions enable companies to shift from reactive and preventive maintenance to more proactive and predictive strategies which leverage sophisticated software systems with "best practices" methodologies, such as Reliability Centered Maintenance ("RCM") and Total Productive Maintenance ("TPM"). These Asset Care strategies focus on the needs of the asset throughout its life cycle rather than simply responding to failures. However, despite these improvements, the Company believes many capital-intensive enterprises have yet to apply the full potential of best practices Asset Care. Many maintenance automation solutions lack real-time integration with other business information systems. Others emphasize software features without studying underlying business drivers or process improvement opportunities. An Asset Care solution that approaches maintenance from an enterprise perspective, enabling organizations to implement proactive and predictive maintenance strategies, allows organizations to increase equipment and production capacity, reduce operating costs and safeguard the workforce and the environment.

THE TSW SOLUTION

    The TSW solution includes software and services which incorporate sophisticated Asset Care methodologies, extensive subject matter expertise and advanced technology designed to interoperate seamlessly with other enterprise business information systems. The Company's primary software product, Enterprise MPAC ("EMPAC"), supports work management, inventory management, procurement and electronic document management. To manage assets in real time, EMPAC interoperates with other business systems from vendors such as Baan, Oracle, PeopleSoft and SAP as well as process control systems from vendors such as Allen-Bradley and Johnson Controls. By integrating with these and other information systems, EMPAC optimizes capacity utilization through just-in-time maintenance. The Company's products are designed to reflect Asset Care best practices, including RCM, TPM and Web-based procurement, to allow customers to apply the Company's Asset Care solution as a strategic advantage. TSW's Asset Care solution functions as a knowledge control system for managing all information related to asset performance.

    The Company's Asset Care solution also includes consulting services that help customers implement advanced maintenance strategies. Its solution leverages the knowledge gained from hundreds of customer implementations and the extensive plant experience of the Company's employees. TSW's professional services and sales organizations are established along vertical lines to apply the Company's software technology to its customers' industry-specific requirements. In addition, the Company offers a global customer support organization with 7 x 24 multi-lingual support. The Company believes this combination of enterprise software, vertically-oriented consulting services and worldwide customer support allows customers to increase equipment and production capacity, reduce operating costs and safeguard the workforce and the environment.

COMPANY STRATEGY

    The Company's objective is to be the leading worldwide provider of advanced, enterprise-wide Asset Care software, services and support. Key aspects of its business strategy include:

    COMBINE END-USER FOCUS WITH LEADING-EDGE TECHNOLOGY. Since its founding in 1976, TSW has built a business focused on the plant floor employee. TSW employees with practical maintenance and operations experience work with customers to develop the functional content of TSW's Asset Care solution. TSW employees collectively represent 1,750 years of plant experience. The Company's user-oriented development and implementation methods allow plant managers, tradespeople, buyers, warehouse clerks and others to embrace the software as a tool that is essential to their jobs. With EMPAC, the Company successfully integrated this end-user orientation with the software engineering discipline required of a client/server enterprise-wide information management system. The Company is committed to applying leading-edge technology, such as Internet-based newsgroups, video on demand, performance benchmarking and supplier-to-manufacturer integration, in a common sense fashion that is appropriate for the plant worker.

    LEVERAGE BEST-OF-BREED SOLUTIONS. The Company believes its core competence is the design, development and successful delivery of Asset Care solutions. To maintain this focus, the Company seeks strategic alliances with industry leaders in order to meet the needs of its customers. For example, the Company has joined Oracle's Industry Solutions Initiative ("ISI") with other best-of-breed software vendors to create industry-specific solutions. In the consumer packaged goods industry, Manugistics, Industri-Matematik, Oracle and TSW are providing best-of-breed components of a complete suite solution that is being delivered, implemented and supported by Oracle. The Company has also entered into alliances with leading suppliers of applied technologies such as process control, electronic document management systems and hand-held devices.

    EXPLOIT GLOBAL VERTICAL MARKETS. The Company implemented a vertically-oriented sales and marketing strategy in 1986 under which it has established customer relationships with opinion leaders in key target markets such as The Tennessee Valley Authority in utilities, Phelps Dodge Corporation in mining, Aluminum Company of America in metals, James River Corporation in forest products, The Coca-Cola Company in consumer packaged goods, and Unocal Thailand in oil and gas. The Company seeks to use such opinion leading customers as references to expand its presence within its vertical markets. In addition, TSW has extended its vertical focus to its professional services group and believes the industry-specific expertise of its Asset Care professionals, including expertise gained through working with existing clients, ensures that its solutions continue to meet the particular needs of each of the vertical markets. Since these vertical markets are increasingly global, the Company is applying its professionals' Asset Care expertise internationally. With installed sites in 48 countries, the Company intends to continue to expand internationally by offering localized versions of its products.

    EXPAND PROFESSIONAL SERVICES OFFERING. Although the Company has a track record of successful relationships with systems integrators and other implementation partners, it expects to expand its own professional services staff by continuing to hire individuals with practical end-user experience. The Company's professional services organization provides practical and strategic value to its clients and retains accountability for overall project success. The Company's services expertise is critical given the unique requirements of Asset Care optimization programs and the rapid changes in maintenance methodologies, which require close interaction between software developers and end-user practitioners.

    LEVERAGE EXISTING CUSTOMER BASE. At March 31, 1997, TSW had a total of 321 customers licensed to use its solutions at 941 sites. Of these sites, 699 sites were using the Company's heritage products and the remaining 242 sites were licensed to use EMPAC. The Company provides a clearly defined migration path from its heritage products to EMPAC and has seen an increase in revenue from the migration of existing customers to its enterprise solution. The Company is still in the early stages of this customer migration process and intends to continue pursuing this opportunity. In addition, the Company will continue to offer users of its heritage products new functionality to extend the revenue stream from this large installed base.

    PURSUE STRATEGIC ACQUISITIONS. The Company has successfully acquired and integrated into its operations three companies over the past four years and expects to continue that strategy in order to achieve its corporate objectives. The Company will continue to consider acquisitions that strategically augment its intellectual property, enhance market coverage or extend professional services and support capabilities.

PRODUCTS

    The Company's software products enable customers to plan, execute, monitor and improve asset maintenance processes in order to increase capacity, reduce operating costs and safeguard the workforce and environment. The Company's latest Asset Care system, EMPAC, is a scalable client/server software solution that enables organizations to implement maintenance automation on an enterprise-wide basis. EMPAC, which first became operational at a customer site in December 1995, was designed to incorporate the Company's best practices expertise delivered in its earlier heritage products into a flexible and open technology architecture. Those heritage products, including MPAC-UX, MPAC-SQL, MPAC 2000, En Garde/IPS and CIMIX, have been widely adopted since the initial release of MPAC-UX in 1980. EMPAC has become the Company's primary source of license fee revenue, accounting for approximately 94% of the Company's license fee revenue in fiscal 1997. For that period, the average EMPAC license fee was $627,000. As of March 31, 1997, EMPAC was licensed for use by 74 customers at 242 sites.

ENTERPRISE MPAC

    EMPAC consists of nineteen modules grouped into four primary information engines designed to operate as an integrated system while allowing customers to deploy their server and hardware infrastructure in an efficient and cost-effective manner. Each module can be licensed and implemented separately to allow customers to match the Company's solution with their operational requirements. All modules interoperate to present a single integrated information resource with an easy-to-use graphical or browser-based user interface.

                      [Omitted Graphic and Image Material]

    [The following is a narrative description of graphic and image material contained in the printed version of this Prospectus which has been omitted from the version of this Prospectus filed electronically. The omitted graphic and image material contains a figure describing the four information engines comprising EMPAC. At the top of the figure is a picture of a laptop computer with the Enterprise MPAC logo on the screen representing the EMPAC workbench. Beneath the EMPAC workbench, arrows point from the workbench down to four separate cylinders. The four cylinders have been labeled the "Transaction Engine," the "Real-time Engine," the "Content Engine" and the "Workflow Engine." Underneath each cylinder is a list of modules that comprise the information engine as set forth in the tables which follow.]

    TRANSACTION ENGINE. EMPAC's transaction engine addresses the core business processes required to implement advanced Asset Care strategies. It also incorporates the product's application programming interface ("API"), which enables EMPAC to be integrated with third-party business information systems, such as manufacturing, financials and project management systems. The following table describes the functions and benefits of the transaction engine modules:

      MODULE                     FUNCTIONS                            BENEFITS
Asset and Work       Tracks capital asset information,   Increases asset capacity and life;
                     maintenance job plans and           improves labor productivity
                     workforce management information.   through better job planning.
Component Tracking   Provides component-level            Optimizes repair and cost control
                     management for complex multi-level  at lowest possible level.
                     equipment and capital spares.
Project Tracking     Manages large-scale capital         Reduces shutdown time and
                     projects for new construction and   contractor expense.
                     major shutdowns.
Capacity Tracking    Integrates manufacturing,           Reduces asset downtime through
                     operations and production data      integration with enterprise-wide
                     with maintenance information.       activities.
Warranty Tracking    Supports asset warranty             Reduces out-of-warranty work and
                     management.                         total cost of asset ownership.
Stores               Manages spare part inventories      Increases inventory turnover;
                     across multiple locations.          reduces inventory carrying costs.
Procurement          Supports requisitions, quotation    Reduces emergency and routine
                     processing, purchase orders,        acquisition costs; improves
                     contract management and vendor      supplier performance and asset
                     analysis.                           availability through timely
                                                         goods/services acquisition.
Invoice Matching     Integrates purchase order, invoice  Reduces payment and accounting and payment process with delivery,  errors; improves accuracy of
                     inspection and acceptance.          inventory accruals and asset life
                                                         cycle costing.
Advanced Security    Manages complex multi-plant and     Ensures appropriate cost
                     multi-organization data security.   accounting and streamlines user
                                                         interaction.
Integration Toolkit  Supports integration with general   Improves labor productivity and
                     ledger, purchasing, accounts        Asset Care through shared
                     payable and project management      information; reduces data errors
                     systems.                            by eliminating data redundancy.

    WORKFLOW ENGINE. EMPAC's workflow engine is an advanced document management system that supports the life cycle management of critical plant documents and integrates them with business information stored in the transaction engine. The workflow engine enables customers to model business process flows graphically without altering EMPAC source code. This helps customers introduce EMPAC into their current operational structures as well as model and implement business process reengineering. Furthermore, customers can manage centrally all document files and work with native applications such as Microsoft Word and Autodesk AutoCAD when creating a work package that may include EMPAC transaction data, engineering drawings and access control procedures. The workflow engine also supports document and version control that enables companies to comply with FDA, OSHA, and ISO 9000 documentation and control requirements. The following table describes the functions and benefits of the workflow engine modules:

     MODULE                    FUNCTIONS                              BENEFITS
EDM-Imaging       Manages engineering drawings and      Reduces asset repair times by
                  other application documents;          improving access to design and
                  supports editing, version control     engineering data.
                  and inter-document navigation.
EDM-Workflow      Manages site and user-specific        Improves labor productivity by
                  business process flows; supports      streamlining procedure changes and
                  Asset Care process modeling.          optimizing approval and review
                                                        cycles; reduces liability exposure
                                                        through regulatory compliance.
Advanced Search   Provides single-entry query           Reduces document retrieval time and
                  capability over multiple databases,   improves Asset Care by providing all
                  text files and information            relevant information on a timely
                  resources.                            basis.
Electronic Mail   Integrates corporate electronic mail  Improves inter-department
                  systems with Asset Care processes     communication and labor
                  and data.                             productivity; reduces equipment
                                                        downtime.

    REAL-TIME ENGINE. EMPAC integrates Asset Care information with real-time data collection systems such as process control, energy management, and hand-held data collection devices. Asset-intensive organizations make large capital investments in sophisticated controls systems from suppliers such as Johnson Controls, Honeywell, Allen-Bradley and Elsag Bailey. The real-time engine gives maintenance personnel immediate access to the hundreds of data points being collected every second. The information collected by these systems is vital to the "just-in-time" maintenance strategy that aims to optimize asset capacity through a comprehensive and real-time assessment of equipment health. Through industry-standard technology such as OLE for Process Control (OPC) and Cellular Digital Packet Data (CDPD), information collected by such systems is processed on-line through EMPAC's failure diagnostics system. This diagnostics system allows maintenance personnel to process real-time data in conjunction with EMPAC's failure history, workforce availability and materials information. The following table describes the functions and benefits of the real-time engine modules:

       MODULE                     FUNCTIONS                            BENEFITS
Process Control       Integrates EMPAC with production    Improves equipment health
                      and control systems such as         assessment and facilitates
                      programmable logic controllers      "just-in- time" Asset Care.
                      (PLC) and distributed control
                      systems (DCS).
Condition Monitoring  Integrates machine-level            Improves asset diagnostics by
                      monitoring tools such as            providing machine-level
                      ultrasound, temperature, and        information.
                      vibration monitoring.
Asset Optimization    Supports automatic problem          Predicts asset failure and reduces
                      diagnosis through pre-defined       asset failure diagnosis time.
                      logic trees.

    CONTENT ENGINE. EMPAC's content engine provides users with access to global information resources through the Internet, Intranets or Extranets. For example, a maintenance planner working on a critical production failure can utilize Internet-based part locator services to quickly and cost-effectively purchase an emergency spare part. The content engine also enables customers and their trading partners to process Asset Care transactions securely. For example, buyers can post requests for quotation on the Internet, and consignment vendors can perform Internet-based queries on stock levels to replenish inventory on a "just-in-time" basis. EMPAC supports enterprise-wide sharing of critical documents stored on an Intranet or the Internet through microwave and/or satellite technology. The following table describes the functions and benefits of the content engine modules:

       MODULE                      FUNCTIONS                          BENEFITS
Electronic Commerce    Supports quote processing and      Improves asset repair efficiency
                       stock inquiries through Java       through access to broader
                       applets; provides integrated       information resources; improves
                       access to Internet resources       efficiency by reducing
                       through EMPAC links.               communication time.
Performance            Tracks key maintenance             Reduces maintenance response time
Indicators             performance indicators.            to changes in business drivers.

EMPAC PRODUCT ARCHITECTURE AND DEVELOPMENT STRATEGY

    COMMERCIAL OFF-THE-SHELF TECHNOLOGY. TSW utilizes industry-standard tools and technologies to develop its products, allowing the Company's solution to evolve with emerging industry standards. EMPAC is largely platform independent, running on industry-standard UNIX and Windows NT servers including the IBM RS/6000, HP 9000, Sun SPARCstation and Intel-based systems. EMPAC utilizes the native functionality of the Oracle database with a graphical user interface developed in PowerBuilder.

    PARTITIONED APPLICATION ARCHITECTURE. The layers of the EMPAC application architecture--the user interface, business logic, data storage, workflow and browser interface--are interoperable but not interdependent. For example, changes to the database layer are not dependent on the user interface. The partitioning built into EMPAC minimizes the Company's dependence on third-party vendors and efficiently utilizes desktop computers, "thin clients," servers and networks. The Company believes this architecture reduces its exposure to the risks of technology or market shifts that require changes in one or more of the layers.

    OBJECT-ORIENTED DESIGN AND THIRD-PARTY INTEROPERABILITY. TSW develops its products through an object-oriented design and development methodology by which software "objects" (i.e., collections of properties and methods) are used as building blocks to model real-world business processes. Further, EMPAC is designed to be an open system with an API that enables easy interoperability and extension at the application level. The API is available to third-party developers to facilitate the integration of TSW software with other client/server applications such as SAP's R/3, Oracle Applications, Baan IV or PeopleSoft's Enterprise Solution. This interoperability with popular third-party packages extends the value of the Company's solution by providing customers with an enterprise-wide, integrated business information system. The Company also believes object-oriented development has several benefits including software reusability, which results in decreased development expense and improved software quality, and component management, which allows customers to implement and upgrade subsets of the application.

    FLEXIBLE NETWORK TECHNOLOGY. EMPAC can be installed in a network configuration to allow customers to take full advantage of client/server technology with low cost and low maintenance "thin clients." Network-centric implementation is attractive to clients concerned about the acquisition and systems management expense associated with personal computers. EMPAC's efficient network architecture is particularly important to clients with low-bandwidth networks, prevalent in developing markets, which require the minimization of network traffic to support advanced client/server applications.

PROFESSIONAL SERVICES

    Fundamental to the success of an Asset Care solution are the professional services required to help the customer introduce and apply advanced maintenance strategies and leading technology to the Asset Care function. The Company's professional services are focused on identifying appropriate and timely process improvements that produce a measurable return on investment for the customer. TSW's professional services are organized along vertical markets, which parallel its sales force's vertical organization, to enhance the delivery of its subject matter expertise to its customers. The Company offers the following consulting and training and education services in conjunction with its partners and on a stand-alone basis.

CONSULTING

    TSW consultants conduct site examinations and assist customers in developing and implementing advanced Asset Care strategies. With significant experience in diverse industries such as discrete and process manufacturing, utilities, healthcare, mining, transportation, education, telecommunications and government, TSW consultants provide practical and proven direction in developing strategies which apply best practice Asset Care methodologies that meet the customer's requirements. Depending on the customer's needs, TSW offers:

    - Requirements analysis and Asset Care software evaluation services;

    - Advanced Asset Care methodology consulting, such as TPM and RCM;

    - Benchmarking and other advanced strategy workshops involving customers and industry experts;

    - Asset database design and data collection;

    - Installation services and technical consulting in areas such as data conversion, system interfaces, software installation, system administration, and database/network tuning; and

    - Management consulting intended to lead the customer through the implementation activities required to successfully achieve the customer's business objectives.

Consulting services are delivered directly by TSW but are also delivered in conjunction with value-added third-party service providers such as systems integrators and specialist consulting firms. TSW consulting services are typically delivered on a time and materials basis, or occasionally on a fixed price and not-to-exceed basis.

TRAINING AND EDUCATION

    The Company offers a variety of standard and customized training and education services, both at customers' sites and in the Company's training centers. The training curriculum is delivered by education specialists who utilize proven education techniques and advanced technology including video conferencing and computer-based training. The Company also offers a "train the trainer" program in which TSW trains customer employees designated as trainers within their organization. These trainers are educated in both training techniques and the optimal use of the Company's products. The Company believes its train-the-trainer methodology is a crucial element in the success of its implementations, which often span multiple departments, plants and countries. Training is delivered through standard courses with package prices or can be contracted for on a time and materials basis.

WORLDWIDE CUSTOMER SUPPORT

    The Company's customer support function is responsible for servicing TSW customers after the initial implementation project is complete. TSW has customer support operations in the United States, United Kingdom, France and Australia. These operations enable the Company to respond more quickly and effectively to the needs of its multinational and international customers. One of customer support's key performance criteria is its support agreement renewal rate, which has averaged 95% for the past three fiscal years.

    TSW customer support personnel have technical, functional and product expertise which enables them to analyze and resolve customer problems. The Company offers a global support organization with 7 x 24 multi-lingual support. The Company's CareNet service allows TSW support customers to access, via the Internet, an electronic repository of frequently asked questions, problem diagnostics and software upgrades. Event schedules, product enhancement requests and electronic mail are also supported. Support contracts are typically annual agreements priced based on a percentage of the software license fee. Depending on the services delivered, support agreements typically are priced from 15% to 18% of the license fee.

    In addition to EMPAC, the Company supports a number of heritage products. MPAC-UX, the Company's first commercial maintenance management software system, is in its nineteenth major release and was licensed for use by 142 customers at 403 sites as of March 31, 1997. MPAC-SQL, a maintenance management software system designed to run under Oracle, Rdb and Ingres, was licensed for use by 13 customers at 38 sites as of March 31, 1997. In 1990, the Company sold its first generation client/server system, MPAC-2000, which was licensed for use by 6 customers at 12 sites as of March 31, 1997. In 1994, the Company acquired the developer of the En Garde/IPS maintenance management software, which was licensed for use by 49 customers at 180 sites as of March 31, 1997, and a majority interest in the developer of the CIMIX maintenance management software, which was licensed for use by 37 customers at 66 sites as of March 31, 1997.

RESEARCH AND DEVELOPMENT

    The Company's research and development function includes subject matter experts responsible for determining the functional content of all TSW products as well as software engineers who develop the Company's software. TSW follows a structured development methodology to ensure the timely and cost-effective production of high-quality software. The Company has a formal partnership program through which customers can participate directly in the research and development process. Typically, at least two major customers have such relationships with the Company for each major product release. Occasionally, customers will fund the development of modules from which the customer may receive royalties or other accommodations. TSW retains the ownership of all intellectual property associated with such modules. The Company believes this direct participation by industry leaders helps it deliver a solution which is focused on its customers' most important business needs.

    As of March 31, 1997, the Company's product development staff consisted of 85 employees. From time to time, the Company has also engaged outside consultants in its product development efforts. The Company's total expenses for product development in fiscal 1995, 1996 and 1997 were $11.9 million, $9.8 million and $8.6 million, respectively. The Company did not capitalize any software development costs in fiscal 1995, 1996 or 1997. The Company anticipates that it will continue to commit substantial resources to product development in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SALES AND MARKETING

    The Company sells its products exclusively through direct or direct-assisted channels, organized along vertical markets. This structure allows the Company to exploit the industry knowledge and Asset

Care expertise of its sales and marketing professionals to appropriately match customer requirements with the Company's solution. The Company believes this expertise provides it with a competitive advantage and allows it to market its products more effectively to senior management decision makers in its target markets.

    The Company supports its direct sales and marketing force with a group of systems engineering professionals, many of whom also possess vertical market and practical Asset Care expertise. As of March 31, 1997, the Company employed 76 sales and marketing personnel (51 domestically and 25 internationally), consisting of 32 sales representatives, 18 supporting systems engineers and 26 marketing and other support personnel. While the Company's sales personnel generally make the initial sales contact, its professional services group works closely with the sales team and the customer to develop professional services contracts. Furthermore, the professional services group takes a primary role in the marketing and sales of its services to customers after the initial implementation engagement. In addition to offices in Atlanta, the Company has offices in other cities in the United States, Europe, Australia and Asia.

    The Company has also implemented a direct-assisted sales model through select reseller relationships with strategic partners that can add value to the marketing or implementation effort. The Company believes its direct-assisted model allows it to take advantage of the name recognition and value added by larger partners such as Oracle and IBM without losing accountability for the customer's success. For example, the Company believes its ISI agreement with Oracle will allow TSW to further penetrate the consumer packaged goods industry. The Company has also negotiated a resale relationship with Oracle which the Company believes will enable it to penetrate international markets in a cost-effective way. The TSW sales force and professional services organization continue to be involved with these partners so customer requirements can be appropriately matched to solution capabilities, thus ensuring that the Company remains accountable for the project's success.

    TSW has organized an international users' group whose Advisory Committee plays an important role in helping the Company to develop and refine product and services strategies. Each year, TSW arranges an international user group conference which includes presentations by the Company and customers concerning the features and capabilities of the Company's products. The Company also sponsors an annual United Kingdom and Asia-Pacific user conference to promote global participation in the Company's strategy and direction. All of these conferences include workshops, roundtable discussions and special sessions devoted to products, technologies and Asset Care methodologies. More than 700 attendees participated in the Company's 1996 international conference held in Atlanta.

CUSTOMERS

    As of March 31, 1997, the Company's products were licensed for use by more than 321 customers at over 941 sites in over 48 countries worldwide. Below is a representative sampling in key vertical markets:

                      [Omitted Graphic and Image Material]

    [The following is a narrative description of graphic and image material contained in the printed version of this Prospectus which has been omitted from the version of this Prospectus filed electronically. The omitted graphic and image material contains a chart consisting of seven lists of customers grouped by vertical markets. The lists are arranged in three rows with two lists on the top and bottom rows. In the upper left corner of each list is an icon representing the vertical market. In the upper right corner of each list is the title of the vertical market. Underneath each title are the number of sites and the names of the customers as follows.]

PROCESS MANUFACTURING
FOREST PRODUCTS/                              DISCRETE
MINING/METALS                                 MANUFACTURING
97 sites                                      49 sites
-------------------------                     -------------------------
- James River Corporation                     - Sikorsky Aircraft Corporation
- Aluminum Company of America                 - Pratt & Whitney
- Phelps Dodge Corporation                    - Babcock & Wilcox

UTILITIES                                     CONSUMER
TELECOM/GAS/WATER                             PACKAGED GOODS
100 sites                                     131 Sites
-------------------------                     -------------------------
- PrimeCo Personal Communications, L.P.       - Genentech, Inc.
- Southern Nevada Water Authority             - The Coca Cola Company
- Media General Cable, Inc.                   - United Distillers

                                              PUBLIC
PETROCHEMICAL                                 SECTOR
OIL AND GAS                                   101 Sites
140 Sites                                     -------------------------
-------------------------                     - Stanford University Hospital
- Unocal Thailand                             - Vanderbilt University
- Mapco, Inc.                                 - Metropolitan Atlanta Rapid
- Augusta Services Company, Inc.                Transit Authority

UTILITIES
POWER GENERATION
243 Sites
-------------------------
- Wolf Creek Nuclear
  Operating Corporation
- The Detroit Edison Company
- The Tennessee Valley Authority

    The Company has a successful track record of integrating its end-user focus with the software engineering discipline required of an enterprise-wide information management system. The following customer case studies, reported on the basis of information provided by the customer, illustrate how the Company's solution has enabled organizations to implement best practices Asset Care solutions on an enterprise-wide basis:

    THE TENNESSEE VALLEY AUTHORITY. The Tennessee Valley Authority ("TVA") is the nation's largest power producer, producing more than 145 billion kilowatt-hours of electricity in its fiscal year 1996. TVA is a wholly-owned corporate agency and instrumentality of The United States, operating 29 hydroelectric plants, 11 fossil plants, three nuclear plants, four combustion turbine plants, and one pumped storage plant, maintaining 28,123 megawatts of generation capacity and 17,000 miles of transmission line. TVA uses EMPAC at its Browns Ferry Nuclear Plant to create electronic Technical Information Centers where thousands of documents and diagrams were previously stored in hard copy format. In addition, TVA is using EMPAC to consolidate over 700 databases that, in many cases, were not compatible. In eighteen months, TVA reported that the procedural improvements gained from the use of EMPAC saved the Browns Ferry plant an estimated $12 million.

    AUGUSTA SERVICES COMPANY, INC. Augusta Services Company, Inc. ("ASC"), a maintenance and support company for a major petrochemical/fertilizer producer, implemented the TSW solution in 1990. In eighteen months, ASC reported a one million dollar return on its investment through increased asset availability, reduced maintenance contractor overtime expense and better pricing from its suppliers. ASC also reported that the TSW solution, together with its application of best practices maintenance strategies such as RCM, have enabled it to keep annual maintenance budget increases below the inflation rate for the past seven years, saving an additional $11 million. During this period, ASC decreased its maintenance staff by more than 100 people while increasing plant capacity.

    SOUTHERN NEVADA WATER AUTHORITY. In July 1996, Southern Nevada Water Authority ("SNWA"), located in Las Vegas, needed an advanced Asset Care system to control costs in the resource-intensive effort of providing safe, inexpensive drinking water to the population of one of the nation's fastest growing regions. To help with the maintenance process, SNWA selected EMPAC to meet those challenges. Placing client/server based EMPAC on line at its Lake Mead facility enabled SNWA to establish and monitor system-wide maintenance of all components of the system, track warehouse inventories and establish a cost-effective schedule of preventive maintenance.

COMPETITION

    The market for application software is intensely competitive and characterized by rapid changes in technology and evolving industry standards. To maintain or enhance its position in the industry, the Company will need to continually enhance its current product offerings, introduce new product features, and expand its professional services capabilities. The Company currently competes on the basis of the breadth of its product features and functions, including the product's scalability and interoperability with other enterprise-wide information systems, and product quality, price, ease-of-use, reliability and performance. In addition, the Company competes on the basis of its reputation and vertical market expertise. TSW also competes for international business on the basis of its international distribution and services and support network. The Company believes it competes favorably in all of these areas. The Company encounters competition from a number of sources including: (i) software companies that provide computerized maintenance management systems, including The Indus Group, Inc. and Project Software & Development, Inc.; (ii) software companies that integrate CMMS applications into their overall enterprise information management systems, including SAP and Marcam Corporation; (iii) third-party professional services organizations that develop software; and (iv) information technology departments of potential customers that develop in-house software. See "Risk Factors--Competition."

PROPRIETARY RIGHTS AND LICENSES

    The Company relies on a combination of copyright, trademark and trade secret laws, license agreements, non-disclosure and other contractual provisions and technical measures to protect its proprietary rights in its products and technology. The Company typically distributes its software products under software license agreements which contain, among other things, provisions limiting the use, copying and transfer of the licensed program. In certain events, usually linked to the inability of the

Company to continue to perform its obligations under the license agreement, the licensees of certain agreements may obtain the source code and documentation for the proper maintenance of the product in connection with the licensee's use of the product. Because the Company's products allow customization of applications without altering source code, the source code for the Company's products is typically neither licensed nor provided to the customers. The Company protects the source code of its software as a trade secret and through copyright registrations.

    The Company currently has operations in the United States, Europe, Australia and Asia, and its products are licensed for use by customers in over 48 countries. The Company has registered Curator, its electronic document management system, as a trademark in the United States. In addition, En Garde has been registered as a trademark in the United Kingdom. The Company believes that international protection and enforcement of intellectual property rights for software products in particular may be more limited than in the United States. Specifically, intellectual property laws in certain countries may not protect software companies from the loss of intellectual property rights through reverse engineering.

    The Company has entered into several agreements to integrate intellectual property of third parties into its products, including Enterprise FYI developed by Identitech, Inc., the IMAGEnation imaging system developed by SPICER Corporation, the full text search engine developed by Excalibur Technologies Corp. and integrated reporting software licensed from Scribe Technologies, Inc. See "Risk Factors-- Dependence on Licensed Technology."

    The Company requires key employees to sign agreements under which the employee agrees not to disclose trade secrets or confidential information and agrees to disclose and assign to the Company all of the intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created during the course of performing work for the Company or its customers. In addition, the Company generally requires its consultants to enter into an independent contractor consulting agreement which prohibits disclosure of the Company's trade secrets and other proprietary information.

    There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or development by others of similar technology. The Company does not believe that any of its products infringe the proprietary rights of third parties. Because the software development industry is characterized by rapid technological change, however, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, industry reputation and customer support are more important to establishing and maintaining a leadership position than the various legal protections available for its technology.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in legal proceedings incidental to the conduct of its business. The Company believes that the litigation, individually or in the aggregate, to which it is currently a party is not likely to have a material adverse effect on the Company's results of operations or financial condition.

EMPLOYEES

    As of March 31, 1997, the Company had a total of 412 full-time employees: 85 in product development, 76 in sales and marketing, 166 in professional services, 40 in customer support and 45 in management, administration and finance. As of March 31, 1997, 274 of its employees were based in the United States and 80 were based in the United Kingdom. The remaining 58 employees of the Company were based at its locations in France, Australia and certain countries in Asia. None of the Company's U.S.-based employees is subject to a collective bargaining agreement, and the Company has not experienced any work stoppages. The Company believes that its employee relations are good.

    The Company's future success depends, in large part, on the continued service of its key management, sales, product development and operational personnel and on its ability to attract and retain highly qualified employees, including management personnel. There can be no assurance that the Company will be successful in attracting, retaining and motivating key personnel. See "Risk Factors-- Dependence on Key Personnel; Need to Attract and Retain Skilled Personnel."

FACILITIES

    The Company's principal executive offices are located at 3301 Windy Ridge Parkway, Atlanta, Georgia, 30339. The Company is the sole tenant in an office building containing 106,000 rentable square feet that is located on approximately ten acres under a lease that expires in 2004. The lease was initially for 60% of the building with options permitting TSW to expand its occupancy to the remainder of the building over a period of several years. TSW has exercised two of such options and now leases approximately 80% of the building.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The executive officers, directors and key employees of the Company and their ages as of March 31, 1997 are as follows:

NAME                                                    AGE                             POSITION
--------------------------------------------------      ---      -------------------------------------------------------
Christopher R. Lane...............................          41   President, Chief Executive Officer and Director
John F. Bartels...................................          52   Senior Vice President and Chief Financial Officer
John W. Blend, III................................          50   Executive Vice President, Worldwide Distribution, and
                                                                   Director
Kenneth C. Colby, Jr..............................          43   Senior Vice President of Professional Services
David J. Loesch...................................          35   Vice President of Strategy
Michael T. Nugent.................................          36   Vice President of Worldwide Customer Support
Christopher A. Smith..............................          33   Vice President of Development
Allen D. Vaughn...................................          35   Vice President of Human Resources
John R. Oltman....................................          52   Chairman of the Board
George D. Busbee..................................          69   Director
William H. Janeway................................          53   Director
Joseph P. Landy...................................          35   Director

    All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company. See "Management--Employment Contracts." There are no family relationships among any of the Company's executive officers and directors.

    Mr. Lane has served as President of the Company since May 1994, Chief Executive Officer of the Company since June 1994, and as a director since 1993. From June 1994 to July 1996, he served as the Company's Chairman of the Board. Prior to joining the Company in May 1994, he served as a Vice President at E.M. Warburg, Pincus & Co., Inc., a diversified financial services firm ("EMW Inc."), from 1993 to 1994. From 1987 to 1993, he held various positions at Oracle Corporation, a provider of software for information management ("Oracle"), in both the United States and Europe during the firm's major growth period. Mr. Lane developed Oracle's strategic market divisions in the United Kingdom, was Vice President of its U.S. consulting business and was responsible for European product development. Prior to his tenure at Oracle, he worked for nine years in a commercial capacity for the National Computing Centre, a self-financing government agency in the United Kingdom specializing in information technology methodology and standards.

    Mr. Bartels has served as the Company's Senior Vice President, Chief Financial Officer, Secretary and Treasurer since October 1995. From 1993 until he joined the Company, Mr. Bartels served as Chief Financial Officer of Boral Industries, Inc., the North American operations of an Australian manufacturing company. From 1992 until 1993, Mr. Bartels was a principal in AFS, Inc., a company formed to explore potential acquisitions in the funeral service industry. From 1974 to 1991, he was employed by Fuqua Industries, Inc., a provider of quality, brand-name consumer products, where he served in many capacities, including Senior Vice President and Chief Financial Officer from 1990 to 1991.

    Mr. Blend has served as the Company's Executive Vice President, Worldwide Distribution, since 1986. He also has served as a director of the Company since 1987. Prior to joining the Company, he served as Area Vice President for the eastern field operations of HBO & Company, a provider of enterprise-wide patient care, clinical, financial and strategic management software solutions. Prior to his tenure at HBO & Company, he was employed in various positions by IBM Corporation, a provider of customer solutions through the use of advanced information technologies. Pursuant to that certain Amended and Restated Stockholders Agreement by and among the Company, Mr. Blend, Warburg and

David Welden, the former chairman and chief executive officer of the Company (the "Shareholder Agreement"), Warburg agreed that while Mr. Blend remains an employee of the Company, Warburg will cause Mr. Blend to be nominated to the Board of Directors of the Company. Further, Warburg and Mr. Blend agreed to cast their votes in favor of Mr. Blend for director. The Shareholder Agreement continues in effect as to each party for as long as any such party owns stock of the Company.

    Mr. Colby has served as the Company's Senior Vice President of Professional Services since March 1996. He previously served as the Company's Senior Vice President of Development and Business Operations from September 1995 to March 1996, Vice President of Procurement Business Unit from April 1995 to September 1995, Vice President of Application Development from June 1994 to March 1995, Vice President of Software Engineering from January 1994 to June 1994, Director of Engineering--MPAC-SQL Development from February 1993 to January 1994, and in various other capacities since 1993. Prior to joining the Company, Mr. Colby served from 1988 to 1992 as the Eastern Region Group Director for the Oracle Consulting Group. Prior to his tenure at Oracle, he was a national account manager with Control Data Corporation's Business Information Services Division.

    Mr. Loesch has served as the Company's Vice President of Strategy since March 1997. He previously served as the Company's Vice President of Marketing from March 1996 to March 1997, Director of Product Management from October 1995 to March 1996 and Director of Procurement Business Unit from March 1995 to October 1995. From 1990 to 1994, Mr. Loesch was the principal of YieldPro, a management consulting firm specializing in the Asset Care market. From 1986 to 1990, Mr. Loesch was an employee of the Company and held positions in product management, marketing and sales.

    Mr. Nugent has served as Vice President of Worldwide Customer Support since March 1996. He previously served as the Company's Director of Worldwide Service from May 1995 to March 1996. Prior to joining TSW, he served ten years as a director of customer service for Dun & Bradstreet Software, a business applications software company ("D&B"). Prior to his tenure at D&B, Mr. Nugent served as a system analyst for the Federal Bureau of Investigation.

    Mr. Smith has served as Vice President of Development since December 1995. From May 1995 to December 1995, he served as Director of Product Development for the Procurement Business Unit. He joined TSW in May 1995 after serving six years as a director of product development for human resources and payroll products for Oracle. From 1986 to 1989, he was a software manager for Novus, Inc., where he developed client/server systems that used a PC to interact with an airline reservation mainframe.

    Mr. Vaughn has served as Vice President of Human Resources since September 1994. He served in senior human resources positions at D&B from January 1990 until May 1993 and was Director of Human Resources from June 1993 until August 1994. Mr. Vaughn served on active duty in the United States Army from 1986 until 1989 and is currently a Major in the United States Army Reserve.

    Mr. Oltman has served as a director of the Company since January 1996 and Chairman of the Board of Directors since July 1996. Since November 1995, Mr. Oltman has been the principal of JRO Consulting, Inc. ("JRO Consulting"). JRO Consulting is a party to a Consulting Agreement with Warburg pursuant to which JRO Consulting has agreed to provide consulting services to Warburg relating to its investment in the Company and has agreed that Mr. Oltman will serve as Chairman of the Board of Directors, subject to the right of the Company's shareholders to remove directors in accordance with the provisions of the Company's Articles of Incorporation and Bylaws. From July 1991 to November 1995, Mr. Oltman served as the Chairman and Chief Executive Officer of SHL Systemhouse, Inc., a former affiliate of the Company and a provider of client/server consulting, systems integration and technology outsourcing ("SHL Systemhouse"). Before joining SHL Systemhouse in 1991, Mr. Oltman was Worldwide Managing Partner for Integration Services for Andersen Consulting, a division of Arthur Andersen, LLP, an international professional services firm ("Andersen"), and a member of Andersen's Worldwide Organization Board of Directors. Mr. Oltman joined the Arthur Andersen Worldwide Organization in 1970 and held a number of positions within that firm, including Managing Partner for Andersen's Chicago Consulting Group. Mr. Oltman also serves as a director of IA Corporation, an affiliate of the Company and an application software company, and Vanstar Corporation, an affiliate of the Company and a reseller of personal computer products ("Vanstar").

    Mr. Busbee has served as a director of the Company since January 1995. He has been of counsel to the law firm of King & Spalding since 1993, was a partner in that firm from 1983 to 1993, and was Governor of the State of Georgia from 1975 until 1983. Prior to his election as Governor, he served for eighteen years as a member of the Georgia House of Representatives, while also engaging in the practice of law. Mr. Busbee also serves as a director of Delta Air Lines, Inc., a major air carrier, Union Camp Corporation, a manufacturer of paper, packaging, chemicals and wood products, and Weeks Corporation, a developer and manager of industrial and suburban office buildings in the southeastern United States.

    Mr. Janeway has served as a director of the Company since 1994. Since 1988, he has been a managing director and the head of the Venture Capital High Technology Team of E.M. Warburg, Pincus & Co., LLC ("EMW LLC") and its predecessor, EMW Inc. Mr. Janeway serves on the Board of Directors as a nominee of Warburg. Mr. Janeway also serves as a director of BEA Systems, Inc., an on-line transaction processing software and services company, Ecsoft Group plc, a European software distributor, Industri-Matematik International Corp., a client/server application software company, Maxis, Inc., an entertainment and education software company, OpenVision Technologies, Inc., a Unix system software company, Zilog, Inc., a manufacturer of microcontroller-based integrated circuits, Vanstar and several privately-held companies.

    Mr. Landy has served as a director of the Company since 1992. Since 1994, Mr. Landy has been a managing director of EMW LLC and its predecessor, EMW Inc. Mr. Landy has been employed in various capacities by EMW LLC and EMW Inc. since 1985. Mr. Landy serves on the Board of Directors as a nominee of Warburg. Mr. Landy also serves as a director of CN Biosciences, Inc., a developer, marketer and distributor of products used in disease-related life sciences research, Level One Communications, Inc., a designer, developer and marketer of application specific standard integrated circuit products, Nova Corporation, an integrated provider of transaction processing services, and several privately-held companies.

    Messrs.           and           presently serve on the Compensation
Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs.

    Messrs.           ,           and           presently serve on the Audit
Committee of the Board of Directors (the "Audit Committee"). The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff.

    The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

DIRECTOR COMPENSATION

    As compensation for serving on the Board of Directors, directors who are not also employees of the Company receive an annual fee of $10,000 and $750 for each meeting of the Board of Directors or any committee thereof in which they participate. In addition, the Company has adopted a 1995 Stock Option Plan for Outside Directors, which grants stock options to directors who are not employees of the Company or any of its affiliates. See "Management--Stock Option Plans."

    In lieu of the payment of annual director's fees to Mr. Oltman and in lieu of Mr. Oltman's participation in the 1995 Stock Option Plan for Outside Directors, the Company and JRO Consulting, whose principal is Mr. Oltman, entered into two nonqualified stock option agreements dated August 8, 1996 and December 11, 1996 (collectively, the "JRO Options"), under which JRO Consulting
was granted options to purchase      and      shares of Common Stock,
respectively. Each JRO Option has an exercise price of $         per share and
expires on August 8, 2006. The shares covered by each of the JRO Options vest in three equal installments on February 8, 1997, August 8, 1997 and December 31, 1997, provided that JRO Consulting continues to make available a person to provide services to the Company in the capacity of Chairman of the Board of Directors to the Company through such dates. Vesting will accelerate and the options will become fully exercisable upon the occurrence of a "Liquidity Event" (as defined in the JRO Options). The offering to which this Prospectus relates will be a Liquidity Event. Under the terms of the JRO Options, JRO Consulting has preemptive rights to participate in any offerings of stock by the Company that occur prior to the earlier of (i) December 31, 1997 and (ii) an initial public offering of Common Stock, other than issuances of stock in connection with normal employee and director stock option plans. Such rights, which must be exercised within thirty days notice of any such offerings, entitle JRO Consulting to purchase a number of shares required to maintain its relative percentage ownership of Common Stock.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth certain information with respect to the compensation paid to or accrued by the Company for services rendered during the fiscal year ended March 31, 1997, by the Company's Chief Executive Officer and the three other executive officers of the Company whose salary and bonus for fiscal 1997 exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                             --------------
                                              ANNUAL COMPENSATION              SECURITIES
                                     --------------------------------------    UNDERLYING
                                                              OTHER ANNUAL      OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION            SALARY       BONUS     COMPENSATION   (# OF SHARES)    COMPENSATION (1)
-----------------------------------  -----------  ---------  --------------  --------------  ------------------
Christopher R. Lane ...............  $   250,000     --        $   91,997(2)                     $      662
  President and Chief Executive
  Officer

John F. Bartels ...................      220,000  $  40,000        --                                 1,613
  Senior Vice President, Chief
  Financial Officer, Secretary and
  Treasurer

John W. Blend, III ................      200,000     --            --                                16,407
  Executive Vice President,
  Worldwide Distribution

Kenneth C. Colby, Jr. .............      150,000     --            --                                   346
  Senior Vice President of
  Professional Services

--------------

(1) Represents Company contributions for group life insurance benefits and, in the case of Mr. Blend, split dollar life insurance premium payments.

(2) Includes approximately $48,000 of housing costs paid on behalf of Mr. Lane.

OPTION GRANTS

    The following table sets forth certain information for fiscal 1997, with respect to grants of stock options to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                        NUMBER OF      % OF TOTAL                                 STOCK PRICE
                                       SECURITIES        OPTIONS      EXERCISE                  APPRECIATION FOR
                                       UNDERLYING      GRANTED TO        OR                     OPTION TERM (2)
                                         OPTIONS        EMPLOYEES       BASE     EXPIRATION   --------------------
NAME                                     GRANTED     IN FISCAL YEAR   PRICE (1)     DATE         5%         10%
------------------------------------  -------------  ---------------  ---------  -----------  ---------  ---------
Christopher R. Lane.................                          4.9%    $            11/04/06
                                                             16.9                  12/11/06

John F. Bartels.....................                          3.4                  11/04/06
                                                              2.9                  02/21/07

John W. Blend, III..................                          3.1                  11/04/06
                                                              5.8                  02/21/07

Kenneth C. Colby, Jr................                          2.3                  11/04/06

--------------

(1) Prior to this offering, there was no public market for the Common Stock and, therefore, the exercise price of the options was based upon the estimated fair market value, excluding goodwill, of the Company as determined by the Board of Directors as of the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the market price of the Common Stock.

OPTION HOLDINGS AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information regarding stock options held by the Named Executive Officers at March 31, 1997.

                FISCAL 1997 YEAR-END OPTION HOLDINGS AND VALUES

                                                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                         OPTIONS AT MARCH 31, 1997      AT MARCH 31, 1997 (1)
                                                        ---------------------------  ---------------------------
NAME                                                    EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
------------------------------------------------------  -----------  --------------  -----------  --------------
Christopher R. Lane...................................
John F. Bartels.......................................
John W. Blend, III....................................
Kenneth C. Colby, Jr..................................

--------------

(1) There was no public trading market for the Common Stock as of March 31, 1997. Accordingly, these values are based on the fair market value of the
    Common Stock as of March 31, 1997 of $         per share, as determined by
    the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 1997 were Messrs. Lane, Oltman, Landy and Janeway; however, Mr. Lane ceased to be a member of the Compensation Committee on November 4, 1996. During fiscal 1997, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Board of Directors or the Compensation Committee.

    During fiscal 1995 and 1996, the Company purchased $3.2 million and $557,000, respectively, of research and development services from SHL Systemhouse, in which Warburg then had an ownership interest and of which Mr. Oltman was Chairman and Chief Executive Officer and Mr. Janeway was a director.

    In December 1996, the Company loaned L100,000 ($166,000 as of March 31,
1997) to Mr. Lane, President and Chief Executive Officer of the Company. The loan is due on or before April 30, 1999 and bears interest at a rate of 6.00% per annum. The loan is secured by restrictive provisions related to options to
purchase shares of the Company's Common Stock at $         per share and
$         per share, as set forth in the agreements evidencing such options. The loan will also become due upon (i) the sale or disposition of any of the options securing the loan or (ii) 90 days after Mr. Lane ceases to be employed by the Company. Such loan and accrued interest may only be repaid out of the proceeds to Mr. Lane from the sale of the shares of Common Stock to be sold by him in this offering.

STOCK OPTION PLANS

1984 STOCK OPTION PLAN

    The 1984 Stock Option Plan (the "1984 Plan") was adopted to provide a means to attract and retain highly qualified and competent employees and motivate such employees to exert their best efforts on behalf of the Company through the granting of incentive stock options ("ISOs") and nonqualified stock options ("NQSOs"), within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase Common Stock. Following the adoption of the 1994 Stock Option Plan, no further options were granted under the Company's 1984 Plan and the number of shares available for issuance under the 1984 Plan was reduced to the number of options then outstanding. As of March 31, 1997, options to
purchase       shares of Common Stock remained outstanding under the 1984 Plan
at a weighted average exercise price of $         per share.

1994 STOCK OPTION PLAN

    The Company's Amended and Restated 1994 Stock Option Plan (the "1994 Plan") is the successor to the 1984 Plan. The 1994 Plan was adopted to provide continuing long-term incentives to all directors and key employees, provide a means of rewarding outstanding performance by individuals and enable the Company to attract and retain the personnel necessary for the continued long-term growth of the Company through the granting of ISOs and NQSOs. To date, no outside or non-employee director of the Company has been granted an option under the 1994
Plan.       shares of Common Stock have been reserved for issuance under the
1994 Plan, subject to adjustment in accordance with the terms of the 1994 Plan.
As of March 31, 1997, options to purchase       shares of Common Stock were
outstanding under the 1994 Plan at a weighted average exercise price of
$         per share.

    The 1994 Plan is administered by the Compensation Committee. The Compensation Committee may interpret the 1994 Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 1994 Plan. Subject to certain limits set forth in the 1994 Plan, the Compensation Committee has complete discretion to select the participants, establish the manner in which options are granted and exercised, cancel or modify options in certain situations, impose restrictions on transferability or repurchase rights on shares of

Common Stock issued thereunder and otherwise prescribe all terms and provisions of options granted under the 1994 Plan. Options granted under the 1994 Plan may be in the form of ISOs or NQSOs. In no event may any ISO granted under the 1994 Plan have an exercise price lower than the fair market value of a share of Common Stock on the date of grant of such option. NQSOs under the Plan may have an exercise price less than the fair market value of a share of Common Stock on the date of grant. To date, however, no NQSO has been granted under the 1994 Plan with an exercise price below such fair market value.

    Any option granted under the Company's 1994 Plan which is outstanding as of the date any "Change in Control" (as defined in the 1994 Plan) is determined to have occurred may become fully vested and exercisable on that date and be purchased by the Company at its value on the basis of recent market prices or the highest price paid in any such Change in Control transaction. The 1994 Plan generally defines a Change in Control to include a variety of transactions or events involving or affecting the Company, including (i) the acquisition of securities of the Company representing 50% or more of the combined voting power of the outstanding securities of the Company, (ii) certain changes in the composition of the Board of Directors or (iii) a dissolution or liquidation of more than 50% in value of the Company or sale of 50% or more in value of the assets of the Company. The acceleration and subsequent cash-out of the options outstanding under the 1994 Plan occurs to the extent determined by the Board of Directors.

THE 1995 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

    The Company's 1995 Stock Option Plan for Outside Directors (the "Directors Plan"), which provides for grants of options to directors who are not employees of the Company or any of its affiliates, was adopted as a means to obtain, motivate and retain experienced outside directors. Automatic option grants are made at periodic intervals, as described below, to eligible directors.
shares of Common Stock have been reserved for issuance under the Directors Plan.
As of March 31, 1997, options to purchase       shares of Common Stock were
outstanding under the Directors Plan at a weighted average exercise price of
$         per share.

    The Directors Plan is administered by the Chief Financial Officer of the Company. On the date the Board of Directors approved the Directors Plan, each
non-employee director was automatically granted options to purchase       shares
of Common Stock vesting in equal amounts over four years. However, Messrs. Oltman, Janeway and Landy elected not to receive options under the Directors Plan. Upon the occurrence of an event constituting a "change of control" as described in the Directors Plan, the Company will afford each participant in the Directors Plan either (i) a reasonable time thereafter within which to exercise each option prior to the effectiveness of the change of control or (ii) the right to exercise such option as to shares of stock of the corporation succeeding the Company or acquiring its business by reason of such change of control event. In addition, on the date of each Annual Shareholders Meeting, beginning with the 1996 Annual Meeting, each non-employee director will
automatically be granted an option to purchase       shares vesting in equal
increments over a four-year period.

THE 1995 CONSULTANTS OPTION PLAN

    The 1995 Consultants Option Plan (the "Consultants Plan") was adopted to provide a means to attract and retain highly qualified and competent consultants and motivate such consultants to exert their best efforts on behalf of the Company through the grant of NQSOs to purchase Common Stock. The Consultants
Plan is administered by the Compensation Committee.       shares of Common Stock
have been reserved for issuance under the Consultants Plan. As of March 31,
1997, options to purchase       shares of Common Stock were outstanding under
the Consultants Plan at an exercise price of $         per share.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

    Certain of the federal income tax consequences to optionees and the Company of options granted under the stock option plans described above should be generally as set forth in the following summary.

    An employee to whom an ISO which qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. Upon the exercise of an ISO, however, any excess in the fair market price of the Common Stock over the option price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and the regulations thereunder, and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

    An optionee to whom a NQSO is granted will not recognize income at the time of grant of such option. When such optionee exercises such NQSO, the optionee will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of option exercise, of the shares the optionee receives. The tax basis of such shares to such optionee will be equal to the option price paid plus the amount includible in the optionee's gross income, and the optionee's holding period for such shares will commence on the date on which the optionee recognized taxable income in respect of such shares. Subject to the applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of a NQSO in an amount equal to the ordinary compensation income recognized by the optionee.

401(K) PLAN

    On January 1, 1993, the Company's Section 401(k) Retirement Savings Plan (the "401(k) Plan") became effective. The 401(k) Plan is a tax-qualified plan covering Company employees who, as of the enrollment eligibility dates under the 401(k) Plan, are at least 18 years of age and elect to participate in the 401(k) Plan. All Company contributions to the 401(k) Plan are fully vested after five years of service. Benefits will normally be distributed to an employee upon (i) the employee reaching age 59 1/2, (ii) the employee's retirement, (iii) the employee's death or disability, (iv) the termination of the employee's employment with the Company, (v) the termination of the 401(k) Plan or (vi) a requested withdrawal due to financial hardship.

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with Messrs. Lane, Bartels and Blend which, among other things, define their responsibilities as employees, set forth base salary levels and restrict the ability of the employee to compete with the Company during his employment.

    The terms of Mr. Lane's employment with the Company as President and Chief Executive Officer are detailed in his employment agreement with the Company dated July 19, 1994, as amended (the "Lane Employment Agreement"). The Lane Employment Agreement expires on December 31, 1997, unless earlier terminated (i) upon the death or disability of Mr. Lane, (ii) by mutual agreement of Mr. Lane and the Company or (iii) by the Company for "good cause" (as defined in the Lane Employment Agreement). Under the Lane Employment Agreement, Mr. Lane is entitled to receive a salary at the rate of $250,000 per year, subject to increase at any time by the Board of Directors in its sole discretion, as well as to participate in the Company's bonus and benefit plans. Mr. Lane is also entitled to certain other benefits and perquisites, including, among others, Company-paid medical insurance for himself and his immediate family, a residential housing allowance, an automobile leasing allowance and a tax advisor allowance. Further, pursuant to the Lane
Employment Agreement, Mr. Lane was granted options to purchase       shares of
the Company's Common Stock at an exercise price of $    per share. The Lane
Employment Agreement also contains provisions that restrict Mr. Lane's rights to solicit the Company's customers or recruit its employees and obligate him to protect the confidentiality of certain Company information for a period of time following termination of his employment.

    Mr. Lane is also party to a supplemental severance agreement (the "Lane Severance Agreement") with the Company. The Lane Severance Agreement details the Company's obligations to Mr. Lane in the event his employment is terminated under various circumstances described therein. Under the Lane Severance Agreement, if Mr. Lane's employment is terminated by the Company other than for "cause" or "disability" or by Mr. Lane for "good reason" (as such terms are defined in the Lane Severance Agreement), Mr. Lane would be entitled to receive salary continuation payments for a period of twelve months following the date of termination. Such salary continuation payments would be offset by any amounts earned by Mr. Lane during the severance period as either an employee or consultant. The Lane Severance Agreement provides that payments thereunder are in addition to any other benefits to which Mr. Lane may be entitled under any other plan or arrangement of the Company.

    The Company and Mr. Bartels entered into an employment agreement (the "Bartels Employment Agreement") under which Mr. Bartels agreed to serve as the Chief Financial Officer of the Company. Mr. Bartels' employment under the Bartels Employment Agreement terminates upon the occurrence of any of the following events: (i) Mr. Bartels' death; (ii) mutual written agreement of the Company and Mr. Bartels to terminate the Bartels Employment Agreement; (iii) Mr. Bartels' resignation upon thirty days written notice to the Company; (iv) the termination of Mr. Bartels' employment by the Company for "good cause" (as defined therein); or (v) the termination of Mr. Bartels' employment by the Company without good cause. In the event that Mr. Bartels' employment is terminated by the Company without good cause or upon Mr. Bartels' resignation as a result of his principal place of employment being relocated to a location other than metropolitan Atlanta, Georgia, Mr. Bartels would be entitled to continue to receive his base salary for a period of twelve months from the date of such termination or resignation. Under the Bartels Employment Agreement, Mr. Bartels is entitled to receive a salary of $220,000 per year, subject to increase at any time by the Board of Directors, in its sole discretion, and to participate in the Company's bonus and benefit plans. The Bartels Employment Agreement also contains restrictive covenants which restrict Mr. Bartels with respect to Company work product, solicitation of Company employees and clients and his ability to compete with the Company.

    Pursuant to the Bartels Employment Agreement , effective August 8, 1996, the Company granted to Mr. Bartels NQSOs and ISOs (the "Bartels Options") to
purchase an aggregate of       shares of Common Stock at an exercise price of
$         per share. In accordance with the terms of the two option agreements
(the "Bartels Option Agreements") entered into by the Company and Mr. Bartels, options vested and became exercisable on October 30, 1996 (the "Initial
Vesting Date") and an additional       shares will become vested and exercisable
on each of the first three anniversaries of the Initial Vesting Date. The Bartels Options will terminate October 30, 2005, unless earlier terminated pursuant to the terms of the Bartels Option Agreements. If Mr. Bartels ceases to be employed by the Company, except by reason of his death, vesting will cease, but if such cessation of employment occurs by reason of Mr. Bartels' resignation due to a "relocation" (as defined in the Bartels Employment Agreement) all unexercised portions of the Bartels Options will vest fully and become immediately exercisable. All vested portions of the Bartels Options may be exercised during the period beginning on the date of cessation of Mr. Bartels' employment with the Company (other than by death) and ending three months after such date (provided such period does not extend beyond the term of the Bartels Options). In the event of Mr. Bartels' death, the vested portions of the Bartels Options may be exercised by his legal representative during the period beginning on the date of his death and ending one year after such date

(provided such period does not extend beyond the term of the Bartels Options). All unexercised portions of the Bartels Options will become immediately exercisable upon a "change of control" as defined in the Bartels Option Agreements.

    The Shareholder Agreement contains the terms of Mr. Blend's employment with the Company as an executive vice president (the "Blend Employment Agreement"). The Blend Employment Agreement terminates automatically when Mr. Blend ceases to own stock in the Company, and Mr. Blend's employment may be earlier terminated by majority vote of the Board of Directors, (i) upon Mr. Blend's death or incapacity, (ii) for "cause" (as defined in the Shareholder Agreement) or (iii) for any reason upon 30 days prior notice. In the event Mr. Blend's employment is terminated, he must immediately resign from the Board of Directors. Mr. Blend is entitled to receive a salary at the rate set by the Compensation Committee, currently $200,000 per year, as well as to participate in the Company's bonus and benefit plans. Should Mr. Blend be terminated due to incapacity or injury, he would be entitled to receive disability pay from the date of his termination until he attains age 65 at the rate of 50% of his base salary or such higher percentage as may be provided by any applicable insurance policies at the time held by the Company. If Mr. Blend is terminated by reason of his death or by the Company for cause, he would not be entitled to any salary continuation or severance pay. If, however, Mr. Blend is terminated without cause, he would be entitled to receive salary continuation payments equal to his base salary for a period of twelve months from the date of termination. Should Mr. Blend die before the term of the Shareholder Agreement expires, the Company would be obligated to purchase from Mr. Blend's estate, and Mr. Blend's estate would become obligated to sell to the Company, a portion of Mr. Blend's stock holdings of the Company in accordance with the Shareholder Agreement. The Blend Employment Agreement also restricts Mr. Blend from disclosing confidential information, competing with or interfering with the Company.

                              CERTAIN TRANSACTIONS

    The Company and its principal shareholder, Warburg, entered into a Securities Purchase Agreement (the "Purchase Agreement") dated June 20, 1994. All 834,016 shares of Class A Common Stock outstanding at the date of the Purchase Agreement (representing all of the common stock then outstanding) were reclassified to newly authorized shares of Common Stock, and the 1,897,028 outstanding shares of Series C and Series D Cumulative Preferred Stock then held by Warburg were reclassified to shares of Series A Preferred Stock. Under the Purchase Agreement, the Company sold all 393,965 authorized shares of Series B Preferred Stock to Warburg at a price of $7.615 per share, for aggregate proceeds of $3.0 million. The Company used the proceeds from the sale of Series B Preferred Stock plus $4.0 million in proceeds from the issuance of a subordinated note payable to Warburg (as further described below) to repurchase and retire all of the shares of Common Stock held by David P. Welden, then the Company's Chairman and Chief Executive Officer, at a purchase price of $8.9172 per share, or an aggregate price of $7.0 million.

    On November 29, 1995 and April 15, 1996, Warburg purchased 174,216 and 261,324 shares of Series C Cumulative Preferred Stock for $2.0 million and $3.0 million, respectively. On August 14, 1996, Warburg purchased 216,685 shares of Series D Cumulative Preferred Stock for $2.0 million. All of the outstanding shares of Redeemable Preferred Stock of the Company will be converted into shares of Common Stock simultaneously with the consummation of this offering.

    Since June 20, 1994, the Company has issued to Warburg the following subordinated notes payable and warrants to purchase Common Stock:

                                                                                                      EXERCISE
                                                                        PRINCIPAL       NUMBER OF       PRICE
                                                                      AMOUNT OF NOTE    WARRANTS      PER SHARE
                                                                     ----------------  -----------  -------------
Subordinated note dated June 20, 1994, with principal and interest
  due on July 31, 1999.............................................   $    4,000,000                $
Subordinated note dated November 10, 1994, with principal and
  interest due on November 10, 1999................................        2,500,000
Subordinated note dated January 4, 1995, with principal and
  interest due on January 4, 2000..................................        3,500,000
Subordinated note dated February 14, 1995, with principal and
  interest due on February 14, 2000................................        1,100,000
Subordinated note dated May 5, 1995, with principal and interest
  due on May 5, 2000...............................................        1,500,000
Subordinated note dated June 27, 1995, with principal and interest
  due on June 27, 2000.............................................          400,000
Subordinated note dated October 13, 1995, with principal and
  interest due on October 13, 2000.................................        2,500,000
                                                                     ----------------  -----------  -------------
Total..............................................................   $   15,500,000
                                                                     ----------------  -----------  -------------
                                                                     ----------------  -----------  -------------

    Such notes are mandatorily due when the Securities and Exchange Commission (the "Commission") declares effective the registration statement of which this Prospectus is a part (subject to the prior payment in full of all amounts then owing under the Credit Facility) and bear interest at prime plus 1.5%. Simultaneously with the execution of each such note, the Company issued to Warburg warrants to purchase shares of Common Stock which are fully exercisable and expire five years from their respective dates of issuance. The Company and Warburg have agreed that all of the accrued interest and $3,437,233 of the principal amount of such notes will be repaid by the issuance to Warburg of shares of Common Stock which will be valued for such purpose at the initial public offering price, and that the remaining principal amount of such notes will be used by Warburg to pay the exercise price of the outstanding warrants.

    During fiscal 1995 and 1996, the Company purchased $3.2 million and $557,000, respectively, of research and development services from SHL Systemhouse, Inc., in which Warburg then had an ownership interest and of which Mr. Oltman was Chairman and Chief Executive Officer and Messrs. Busbee and Janeway were directors.

    In September 1992, the Company loaned $230,000 to Mr. Blend, an officer, director and shareholder of the Company. The loan is due on or before December
31, 1998 and bears interest at a rate of 5.98% per annum, of which $         is
accrued and unpaid as of March 31, 1997. The loan is collateralized by shares of the Company's Common Stock and by restrictive provisions
related to NQSOs to purchase        shares of Common Stock at $         per
share as set forth in the agreements evidencing such options. The loan will also become due (i) upon the sale or disposition of the shares or any of the stock options securing the loan or (ii) 90 days after Mr. Blend ceases to be employed by the Company. Accrued interest aggregating approximately $8,000 was forgiven in fiscal 1995. Such loan may only be repaid out of the proceeds to Mr. Blend from the sale of the shares of Common Stock to be sold by him in this offering.

    In May 1996, in connection with a $250,000 loan from Warburg to Mr. Blend, Warburg entered into an intercreditor agreement (the "Intercreditor Agreement") with the Company, that sets forth each of the parties' relative rights regarding the repayment of their respective loans to Mr. Blend. Pursuant to the terms of the Intercreditor Agreement, Warburg subordinated any security interests it may have in the

Collateral (as defined in the Intercreditor Agreement) to the security interests the Company has in the Collateral. In addition, the Intercreditor Agreement provides that (i) Warburg agrees to remit to the Company any payments it may receive with respect to the Collateral, which Collateral is subject to the Company's prior security interest and (ii) the Company agrees to remit to Warburg any payments it may receive with respect to any of the Collateral which are in excess of Mr. Blend's indebtedness to the Company and which Collateral is also subject to Warburg's second priority security interest and to deliver to Warburg any Collateral then in the Company's possession upon the satisfaction of all indebtedness to the Company pursuant to its loan to Mr. Blend (provided that at such time there exists any outstanding debt to Warburg).

    In December 1996, the Company loaned L100,000 ($166,000 as of March 31,
1997) to Mr. Lane, President and Chief Executive Officer of the Company. The loan is due on or before April 30, 1999 and bears interest at a rate of 6.00% per annum. The loan is secured by restrictive provisions related to options to
purchase        shares of the Company's Common Stock at $         per share and
options to purchase        shares of the Company's Common Stock at $         per
share as set forth in the agreements evidencing such options. The loan will also become due (i) upon the sale or disposition of any of the options securing the loan or (ii) 90 days after Mr. Lane ceases to be employed by the Company. Such loan and accrued interest may only be repaid out of the proceeds to Mr. Lane from the sale of the shares of Common Stock to be sold by him in this offering.

    Mr. Busbee, a director of the Company, is of counsel to King & Spalding, a law firm based in Atlanta, Georgia, which provided certain legal services to the Company in fiscal year 1997 and is presently being retained to provide certain services to the Company.

    Any future transactions between the Company and its officers, directors or principal shareholders will be approved by a majority of the disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997 (adjusted to give
effect to a     -for-one stock split effected on       , 1997) and as adjusted
to reflect the sale of the shares offered hereby, the conversion of all of the outstanding shares of Redeemable Preferred Stock of the Company into shares of Common Stock, and the exercise of certain warrants to be exercised upon the consummation of this offering, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each Named Executive Officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each other Selling Shareholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                                SHARES BENEFICIALLY
                                                              OWNED PRIOR TO OFFERING                  SHARES BENEFICIALLY
                                                                        (1)                          OWNED AFTER OFFERING (2)
                                                              ------------------------               ------------------------
                                                                NUMBER                    SHARES       NUMBER
NAME AND ADDRESS                                               OF SHARES     PERCENT      OFFERED     OF SHARES     PERCENT
------------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Warburg, Pincus Investors, L.P. (3)(4)......................                     93.6
William H. Janeway (3)(5)...................................                     93.6
Joseph P. Landy (3)(5)......................................                     93.6
Christopher R. Lane (6).....................................                      5.1       --
John F. Bartels (6).........................................                      1.2       --
John W. Blend, III (7)......................................                      8.5
Kenneth C. Colby, Jr. (6)...................................                      1.2       --
John R. Oltman (8)..........................................                      3.1       --
George D. Busbee (6)........................................                    *           --
All executive officers and directors as a group (9).........                     95.4
Alan T. Johnston (10).......................................                      2.3

--------------

*   Less than 1.0% of outstanding shares.

(1) Pursuant to the rules of the Commission, certain shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares beneficially owned prior to the offering do not give effect to the Concurrent Transactions, except for the conversion of all outstanding shares of Redeemable Preferred Stock.

(2) Gives effect to the Concurrent Transactions.

(3) Includes shares of Common Stock issuable upon conversion of Redeemable Preferred Stock. All of the shares of Redeemable Preferred Stock will be
    automatically converted into an aggregate of       shares of Common Stock
    simultaneously with the consummation of this offering. Also includes shares of Common Stock issuable upon the exercise of currently exercisable warrants. The address of Warburg and Messrs. Janeway and Landy is 466 Lexington Avenue, New York, New York, 10017.

(4) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). EMW LLC, a New York limited liability company, manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP has a 20% interest in the profits of Warburg as the general partner. Messrs. Janeway and Landy, directors of the Company, are Managing Directors and members of EMW LLC and general partners of WP. As such, Messrs. Janeway and Landy may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Warburg and WP. See Note 5 below.

(5) All of the shares indicated as owned by Messrs. Janeway and Landy are owned directly by Warburg and are included because of Messrs. Janeway and Landy's affiliation with Warburg. Messrs. Janeway and Landy disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. See Note 4 above.

(6) Represents shares issuable upon exercise of stock options.

(7) Includes       shares issuable upon exercise of stock options. Mr. Blend's address is c/o TSW International, Inc., 3301 Windy Ridge Parkway, Atlanta, Georgia, 30339.

(8) Represents       shares issuable upon exercise of stock options granted by
    the Company and       shares obtainable upon exercise of stock options
    granted by Warburg.

(9) Includes       shares issuable upon exercise of stock options, the shares issuable upon conversion of all of the Company's outstanding Redeemable
    Preferred Stock into an aggregate of       shares of Common Stock and the
    shares issuable upon exercise of currently exercisable warrants to purchase shares of Common Stock.

(10) Mr. Johnston was Chairman, President and Chief Executive Officer of Communix Corporation from December 1985 to August 1994 and Vice President of the Company from August 1994 to August 1996.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.01 par value per share, and 22,390,993 shares of Preferred Stock, $0.01 par value per share.

    The following summary description of the Company's capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Company's Articles of Incorporation and Bylaws filed as exhibits to the registration statement of which this Prospectus is a part.

COMMON STOCK

    As of March 31, 1997, there were       shares of Common Stock outstanding
(after giving effect to a       -for-one stock split effected on        , 1997)
held by 48 shareholders. Based upon the number of shares outstanding as of that
date and giving effect to the issuance of the       shares of Common Stock
offered hereby, the conversion of all of the outstanding shares of the Company's Preferred Stock into Common Stock and the exercise by Warburg of warrants to
purchase        shares of Common Stock, there will be       shares of Common
Stock outstanding upon the consummation of this offering. In addition, as of March 31, 1997, there were outstanding stock options to purchase an aggregate of shares of Common Stock (adjusted to give effect to the above-described stock split).

    Except as described below under "Description of Capital Stock--Anti-Takeover Effects of Provisions of Articles of Incorporation and Bylaws," holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the shareholders meeting and entitled to vote in such election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the consummation of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

    As of the date of this Prospectus, there are an aggregate of 2,943,218 shares of Preferred Stock outstanding, consisting of 1,897,028 shares of Series A Preferred Stock, 353,965 shares of Series B Preferred Stock, 435,540 shares of Series C Cumulative Preferred Stock and 216,685 shares of Series D Cumulative Preferred Stock (the "Preferred Shares"). The Preferred Shares will be converted
into an aggregate of       shares of Common Stock in the Concurrent Transactions
and, upon the consummation of this offering, there will be no shares of Preferred Stock outstanding. For a summary of the material terms of the outstanding Preferred Stock, see Note 9 of the Notes to the Consolidated Financial Statements.

    Following the consummation of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 20,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The shareholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a shareholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of Common Stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

    The Articles of Incorporation of the Company authorize "blank check" preferred stock. Although the Company has no current plans to issue any shares of Preferred Stock, the Board of Directors can set the voting, redemption, conversion and other rights relating to such preferred stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock--Preferred Stock."

    In addition, the Company's Articles of Incorporation include a provision which limits the maximum number of votes which may be cast by any shareholder of the Company on any matter to the number of votes which is represented by all outstanding shares of the Company's capital stock that are not directly or indirectly owned, beneficially or of record, by such holder.

GEORGIA ANTI-TAKEOVER STATUTES

    The Georgia Business Corporation Code restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. The Company has not elected to be covered by such restrictions but may do so in the future.

    The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an "interested shareholder" of the corporation, unless either (i) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an "interested shareholder," or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an "interested shareholder." For purposes of this statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls ten percent or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved "interested shareholder" for a period of five years after the date on which such person became an "interested shareholder." The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

    The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an "interested shareholder" unless
(i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the "interested shareholder," or (iv) the "interested shareholder" has been such for at least three years and has not increased this ownership position in such three-year period by more than one percent in any twelve-month period. The fair price statute is designed to inhibit unfriendly acquistions that do not satisfy the specified "fair price" requirements.

REGISTRATION RIGHTS

    The Company's principal shareholder, Warburg, and John W. Blend, III, an executive officer of the Company, have certain registration rights with respect to any shares of Common Stock currently owned or subsequently acquired by them.
Mr. Blend beneficially owns      shares of Common Stock and options to purchase
an additional      shares of Common Stock from the Company. Upon completion of
the offering, Warburg will beneficially own      shares of Common Stock. Under
the terms of the Company's agreement with Mr. Blend and Warburg, a holder of more than 50% of the Registrable Securities (as defined in such agreement) may require the Company to prepare and file on not more than two occasions a registration statement under the Securities Act covering such shares. In addition, if the Company proposes to register any of its securities under the Securities Act (other than any registration on Form S-8 or Form S-4 or any successor thereto), Mr. Blend and Warburg have the right to require that any shares of Common Stock held by them be included in such registration, subject to certain limitations set forth in the agreement. Under the foregoing agreement, the Company is required to bear the fees, costs and expenses of each registration of the selling shareholders' shares, provided that payment of the legal fees and expenses of counsel to such selling shareholders is limited to $30,000 for each such registration.

In addition, under the terms of each of the warrants issued to Warburg, Warburg holds a right to request registration of the shares of Common Stock issuable upon the exercise of the warrants. Under the terms of the warrants, the holder is required to bear pro rata the fees, costs and expenses of registration, including but not limited to legal, accounting and printing expenses.

    Under another agreement, a former officer of the Company who holds shares of Common Stock as of March 31, 1997 has registration rights with respect to such shares and any additional shares of Common Stock that he may acquire. If the Company proposes to register any of its securities under the Securities Act (other than any registration on Form S-8 or Form S-4 or any successor thereto), such former officer will have the right to require that any shares of Common Stock held by him be included in such registration, subject to certain limitations set forth in the agreement. Under the foregoing agreement the Company is required to bear the fees, costs and expenses of each registration of the selling shareholder's shares, provided that payment of the legal fees and expenses of counsel to such selling shareholder is limited to $30,000 for each such registration.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registar for the Common Stock is        .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding
shares of Common Stock. Of these shares, all of the      shares of Common Stock
sold in this offering will be freely transferable without restriction or limitation under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The
remaining      shares of Common Stock held by existing shareholders are
"restricted" shares within the meaning of Rule 144 under the Securities Act ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

    Beginning 90 days after the date of this Prospectus, approximately Restricted Shares will be eligible for sale in the public market pursuant to Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, any person (or persons whose shares are aggregated), including an affiliate of the Company, who has held shares for at least a one-year period (as computed under Rule 144) is entitled to sell within any three-month period a number of shares that does not exceed the greater of:
(i) one percent of the number of shares of Common Stock then outstanding
(approximately      shares after giving effect to this offering); and (ii) the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has held shares for at least a two-year period (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Upon completion of this offering, there will be shares which may be sold pursuant to Rule 144(k).

    Upon completion of this offering, the holders of      shares of Common Stock
will be entitled to certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights."

    Promptly following the consummation of this offering, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding options or future grants under the Company's stock option plans. These registration statements are expected to become effective upon filing, and shares covered by these registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be eligible for public sale after the lock-up agreements with the Underwriters have expired and any vesting requirements have been met.

    Prior to this offering, there has been no public market for the Common Stock and no prediction can be made of the effect that the sale or availability for sale of shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

    All executive officers and directors of the Company and certain other
holders of the Common Stock (who will hold an aggregate of      shares of Common
Stock upon completion of this offering), have agreed not to sell, offer for sale, or otherwise dispose of any of their shares of Common Stock (other than the shares offered by the Selling Shareholders in this offering) for a period of 180 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, on behalf of the Representatives, and the Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representatives, Alex. Brown & Sons Incorporated, SoundView Financial Group, Inc. and Wessels, Arnold & Henderson, L.L.C. (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                                                        NUMBER OF
UNDERWRITER                                                                                              SHARES
-----------------------------------------------------------------------------------------------------  -----------
Alex. Brown & Sons Incorporated......................................................................
SoundView Financial Group, Inc.......................................................................
Wessels, Arnold & Henderson, L.L.C...................................................................
                                                                                                       -----------
    Total............................................................................................
                                                                                                       -----------
                                                                                                       -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Common Stock offered hereby if any of such shares are purchased.

    The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of $         per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $         per share to
certain other dealers. After commencement of this offering, the offering price and other selling terms may be changed by the Representatives.

    Warburg has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by
it shown in the above table bears to      and Warburg will be obligated,
pursuant to the option, to sell such shares to the Underwriters. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will
offer such additional shares on the same terms as those on which the      shares
are being offered.

    To facilitate this offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the syndicate of Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

    The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company and the Selling Shareholders regarding certain liabilities, including liabilities under the Securities Act.

    All executive officers and directors of the Company and certain other holders of the Common Stock have agreed not to offer, sell or otherwise dispose of any of such shares of Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Alex. Brown & Sons Incorporated, on behalf of the Representatives, and the Company. See "Shares Eligible for Future Sale."

    The Representatives have advised the Company and the Selling Shareholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company, the Selling Shareholders and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company, the Selling Shareholders and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Troutman Sanders LLP, Atlanta, Georgia and certain legal matters will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia. Robert W. Grout, the sole shareholder and President of a professional corporation which is a partner of
Troutman Sanders LLP, beneficially owns      shares of the Company's Common
Stock. Mr. Busbee, a director of the Company, is of counsel to King & Spalding
and beneficially owns      shares of the Company's Common Stock.

                                    EXPERTS

    The consolidated financial statements and schedule of TSW International, Inc. at March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997, appearing in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

    Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily summaries of such documents. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditors.............................................................................         F-2

Consolidated Balance Sheets as of March 31, 1996 and 1997 and Pro Forma Shareholders' Equity (Deficit) as
  of March 31, 1997........................................................................................         F-3

Consolidated Statements of Operations for the years ended March 31, 1995, 1996, and 1997...................         F-4

Consolidated Statements of Shareholders' Equity (Deficit) for the years ended March 31, 1995, 1996, and
  1997.....................................................................................................         F-5

Consolidated Statements of Cash Flows for the years ended March 31, 1995, 1996, and 1997...................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
TSW International, Inc.

    We have audited the accompanying consolidated balance sheets of TSW International, Inc. as of March 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSW International, Inc. at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia

April 18, 1997

                            TSW INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 1996 AND 1997

                                                                                                      PRO FORMA
                                                                                                    SHAREHOLDERS'
                                                                                                       EQUITY
                                                                                                   (DEFICIT) (NOTE
                                                                               1996       1997         1) 1997
                                                                             ---------  ---------  ---------------
                                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                                          SHARE DATA)

                                                                                                     (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
    Cash and cash equivalents..............................................  $     252  $     549
    Trade accounts receivable, less allowance for doubtful accounts of $586
      and $798 at March 31, 1996 and 1997, respectively....................     12,326     18,972
    Unbilled accounts receivable...........................................      5,991     13,764
    Refundable income taxes................................................        233         --
    Prepaid expenses and other current assets..............................        674      1,842
                                                                             ---------  ---------
        Total current assets...............................................     19,476     35,127
PROPERTY AND EQUIPMENT:
    Leasehold improvements.................................................      1,041      1,054
    Furniture and fixtures.................................................        831      1,011
    Equipment..............................................................      8,390     10,950
                                                                             ---------  ---------
                                                                                10,262     13,015
    Less accumulated depreciation and amortization.........................      5,163      7,082
                                                                             ---------  ---------
        Net property and equipment.........................................      5,099      5,933
PURCHASED SOFTWARE, net of accumulated amortization of $512 and $971 at
  March 31, 1996 and 1997, respectively....................................        753        294
NOTES RECEIVABLE from officers/shareholders................................        230        396
OTHER ASSETS, net..........................................................      1,101        591
                                                                             ---------  ---------
                                                                             $  26,659  $  42,341
                                                                             ---------  ---------
                                                                             ---------  ---------
              LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
    Revolving line of credit...............................................  $   7,171  $  15,991
    Current portion of obligations under capital leases and term loans.....        410        960
    Accounts payable.......................................................      5,966      4,841
    Accrued liabilities....................................................      3,390      6,191
    Deferred revenue.......................................................     10,470     10,773
                                                                             ---------  ---------
        Total current liabilities..........................................     27,407     38,756
OBLIGATIONS UNDER CAPITAL LEASES AND TERM LOANS, excluding current
  portion..................................................................      1,222      2,126
SUBORDINATED LONG-TERM NOTES and accrued interest payable to related
  party....................................................................     16,251     18,065
COMMITMENTS
REDEEMABLE PREFERRED STOCK, in series; $.01 par value; 3,390,993 shares authorized and 2,465,209 issued and outstanding at March 31, 1996;
  2,943,218 shares issued and outstanding at March 31, 1997; $14,257 liquidation preference at March 31, 1997; none issued and outstanding pro
  forma....................................................................     13,100     18,100     $      --
SHAREHOLDERS' EQUITY (DEFICIT):
    Common Stock, $.01 par value; 6,000,000 shares authorized; 264,795,
      296,282, and 3,239,500 shares issued and outstanding at March 31,
      1996, 1997, and 1997 pro forma, respectively.........................          3          3            32
    Additional paid-in capital.............................................      2,113      2,220        20,291
    Accumulated deficit....................................................    (33,227)   (36,630)      (36,630)
    Equity adjustment from foreign currency translation....................       (210)      (299)         (299)
                                                                             ---------  ---------  ---------------
        Total shareholders' equity (deficit)...............................    (31,321)   (34,706)    $ (16,606)
                                                                             ---------  ---------  ---------------
                                                                             $  26,659  $  42,341
                                                                             ---------  ---------
                                                                             ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                            TSW INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                                                          FOR THE YEARS ENDED MARCH 31,
                                                                         --------------------------------
                                                                           1995       1996        1997
                                                                         ---------  ---------  ----------
                                                                         (IN THOUSANDS, EXCEPT SHARE AND
                                                                                 PER SHARE DATA)
REVENUE:
  License fees.........................................................  $   7,833  $  22,140  $   26,852
  Services and support.................................................     18,857     24,709      37,784
  Other revenue........................................................        824      1,184       2,463
                                                                         ---------  ---------  ----------
    Total revenue......................................................     27,514     48,033      67,099

OPERATING EXPENSES:
  Costs of license fees................................................      1,557      4,799       2,917
  Costs of services and support........................................     12,098     19,203      26,967
  Costs of other revenue...............................................      1,211      1,292       2,064
  Sales and marketing..................................................      8,940     14,235      17,217
  General and administrative...........................................      5,698      8,078       8,599
  Product development..................................................      8,728      9,288       8,617
  Product development--related party...................................      3,215        557          --
  Write-off of goodwill................................................         --         --         688
                                                                         ---------  ---------  ----------
    Total operating expenses...........................................     41,447     57,452      67,069
                                                                         ---------  ---------  ----------

INCOME (LOSS) FROM OPERATIONS..........................................    (13,933)    (9,419)         30

INTEREST INCOME (EXPENSE):
  Interest income......................................................         29         46          35
  Interest expense.....................................................       (711)    (2,254)     (3,173)
                                                                         ---------  ---------  ----------
    Total interest income (expense), net...............................       (682)    (2,208)     (3,138)
                                                                         ---------  ---------  ----------

(LOSS) BEFORE TAXES....................................................    (14,615)   (11,627)     (3,108)

INCOME TAX EXPENSE (BENEFIT)...........................................     (1,264)        98         295
                                                                         ---------  ---------  ----------

NET (LOSS).............................................................  $ (13,351) $ (11,725) $   (3,403)
                                                                         ---------  ---------  ----------
                                                                         ---------  ---------  ----------

PRO FORMA NET (LOSS) PER SHARE
  (NOTE 1).............................................................                        $    (0.99)
                                                                                               ----------
                                                                                               ----------

PRO FORMA WEIGHTED AVERAGE
  SHARES OUTSTANDING (NOTE 1)..........................................                         3,422,307
                                                                                               ----------
                                                                                               ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            TSW INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

               FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                                                                                  ADJUSTMENTS         TOTAL
                                                COMMON STOCK        ADDITIONAL                   FROM FOREIGN     SHAREHOLDERS'
                                          ------------------------    PAID-IN     ACCUMULATED      CURRENCY          EQUITY
                                           SHARES       AMOUNT        CAPITAL       DEFICIT       TRANSLATION       (DEFICIT)
                                          ---------  -------------  -----------  -------------  ---------------  ---------------
                                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

BALANCE at April 1, 1994................    834,016    $       8     $       2     $  (1,161)      $      --        $  (1,151)
  Repurchase and retirement of Class A
    Common Stock at $8.9172 per share...   (785,000)          (8)           (2)       (6,990)             --           (7,000)
  Issuance of Common Stock for purchase
    of Communix at $4.50 per share......     75,000            1           337            --              --              338
  Issuance of warrants to purchase
    837,584 shares of Common Stock......         --           --           889            --              --              889
  Exercise of stock options.............     65,839            1           173            --              --              174
  Equity adjustment from foreign
    currency translation................         --           --            --            --              13               13
  Net loss..............................         --           --            --       (13,351)             --          (13,351)
                                                              --
                                          ---------                 -----------  -------------        ------     ---------------
BALANCE at March 31, 1995...............    189,855            2         1,399       (21,502)             13          (20,088)
  Repurchase and retirement of Common
    Stock at $11.48 per share...........    (10,669)          --          (122)           --              --             (122)
  Issuance of warrants to purchase
    516,417 shares of Common Stock......         --           --           570            --              --              570
  Exercise of stock options.............     85,609            1           266            --              --              267
  Equity adjustment from foreign
    currency translation................         --           --            --            --            (223)            (223)
  Net loss..............................         --           --            --       (11,725)             --          (11,725)
                                                              --
                                          ---------                 -----------  -------------        ------     ---------------
BALANCE at March 31, 1996...............    264,795            3         2,113       (33,227)           (210)         (31,321)
  Exercise of stock options.............     31,487           --           107            --              --              107
  Equity adjustment from foreign
    currency translation................         --           --            --            --             (89)             (89)
  Net loss..............................         --           --            --        (3,403)             --           (3,403)
                                                              --
                                          ---------                 -----------  -------------        ------     ---------------
BALANCE at March 31, 1997...............    296,282    $       3     $   2,220     $ (36,630)      $    (299)       $ (34,706)
                                                              --
                                                              --
                                          ---------                 -----------  -------------        ------     ---------------
                                          ---------                 -----------  -------------        ------     ---------------

  The accompanying notes are an integral part of these consolidated financial statements.

                            TSW INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                                                                FOR THE YEARS ENDED MARCH 31,
                                                                              ----------------------------------
                                                                                 1995        1996        1997
                                                                              ----------  ----------  ----------
                                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................................  $  (13,351) $  (11,725) $   (3,403)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...........................................         947       1,503       2,080
    Loss on disposal of property and equipment, net.........................          --          89          --
    Amortization of purchased software costs................................         222         385         459
    Provision for doubtful accounts.........................................         354         422         573
    Write-off of goodwill...................................................          --          --         688
    Other...................................................................         719         252         275
    Changes in operating assets and liabilities:............................
      Accounts receivable...................................................      (5,544)       (545)     (7,511)
      Unbilled accounts receivable..........................................       3,114      (5,407)     (7,366)
      Prepaids and other assets.............................................        (169)        (22)     (1,403)
      Accounts payable......................................................          94         659      (1,162)
      Accounts payable--related party.......................................       1,020        (527)         --
      Income taxes payable/refundable.......................................      (2,451)      1,981          --
      Accrued liabilities...................................................       1,571       1,806       4,594
      Deferred revenue......................................................       7,485         261         270
                                                                              ----------  ----------  ----------
        Net cash used in operating activities...............................      (5,989)    (10,868)    (11,906)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................................      (2,089)     (2,190)     (2,305)
  Investment in subsidiary, net of cash acquired............................          --        (642)         --
    Other...................................................................          --          --        (109)
                                                                              ----------  ----------  ----------
        Net cash used in investing activities...............................      (2,089)     (2,832)     (2,414)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving line of credit....................................       3,975      25,576      56,954
  Payments on revolving line of credit......................................      (2,325)    (20,000)    (48,135)
  Proceeds from notes payable...............................................         450         550       2,000
  Payments on notes payable.................................................        (100)       (299)     (1,007)
  Payments on capital lease obligations.....................................        (237)       (177)       (268)
  Proceeds from exercise of stock options...................................         174         267         107
  Proceeds from subordinated debt...........................................      10,000       5,500          --
  Proceeds from issuance of redeemable preferred stock......................       3,000       2,000       5,000
  Payments to repurchase Preferred Stock....................................      (7,000)         --          --
  Payments to repurchase Common Stock.......................................          --        (122)         --
                                                                              ----------  ----------  ----------
        Net cash provided by financing activities...........................       7,937      13,295      14,651
                                                                              ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................        (141)       (405)        331
Effect of exchange rate changes on cash.....................................          18           5         (34)
CASH AND CASH EQUIVALENTS, beginning of period..............................         775         652         252
                                                                              ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period....................................  $      652  $      252  $      549
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.............................................................  $      173  $      526  $    1,359
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
  Income taxes paid.........................................................  $      786  $      287  $      295
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                            TSW INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    TSW International, Inc. (the "Company"), formerly The System Works, Inc., changed its name during the year ended March 31, 1995. The Company develops, markets and supports advanced Asset Care application software and provides related services that enable customers to plan, execute, monitor and improve asset maintenance processes. The Company is majority owned by Warburg, Pincus Investors, L.P. (the "Investor"). However, the Company's articles of incorporation restrict voting of any single shareholder to no more than 50%. The Investor has committed to providing additional funding, if necessary, to sustain the Company's operations through at least April 1, 1998.

    The years ended March 31, 1995, 1996 and 1997 represent "fiscal 1995", "fiscal 1996" and "fiscal 1997."

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly and 50% or greater owned subsidiaries. All significant intercompany investments, accounts and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenue is derived from sales of software licenses and related services. Revenue recognition practices are in accordance with Statement of Position 91-1 "Software Revenue Recognition." The Company generally recognizes software license revenue upon delivery of the software and related documentation when there are no significant remaining obligations. The Company accrues the costs of any insignificant obligations remaining when software license revenue is recognized. Service fees received from the sale of software support contracts provide customers access to technical support and minor upgrades to licensed releases and are recognized over the life of such contracts. Revenue from consulting and training services is recognized as work is performed or over the term of the related agreement. Revenue from the sale of computer hardware is recognized when the equipment is shipped to the customer.

    Deferred revenue primarily represents advance payments from customers for service agreements and license fees.

UNAUDITED PRO FORMA INFORMATION

    The March 31, 1997 unaudited pro forma balance sheet reflects the automatic conversion of all outstanding shares of Redeemable Preferred Stock into Common Stock upon the assumed effective date of an initial public offering of the Company's Common Stock.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 83, common and common equivalent shares (stock options and preferred stock) issued during the twelve-month period prior to the proposed initial public offering at prices below the assumed public offering price have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods prior to the effective date of the initial public offering. Net loss for purposes of computing historical net loss per share information has been increased by cumulative dividends on Redeemable Preferred Stock of $61,000 and $438,000 in fiscal 1996 and fiscal 1997, respectively.

    Historical net loss per share information is as follows:

                                                                  YEAR ENDED MARCH 31,
                                                             -------------------------------
                                                               1995       1996       1997
                                                             ---------  ---------  ---------
Net loss per share.........................................  $  (18.95) $  (18.27) $   (5.44)
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------
Weighted average common and common equivalent shares
  outstanding during the period............................    704,607    645,194    706,542
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

    Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC staff policy, to common equivalent shares from convertible preferred shares issued more than twelve months prior to the proposed initial public offering that will be converted upon completion of the Company's initial public offering (using the if-converted method).

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Accounts receivable represent billed and unbilled receivables, primarily for license fees and related services. These receivables are unsecured. The unbilled accounts receivable represent earned revenues which are billable in the future in accordance with contract terms. The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

    The Company's revenue to date is principally generated from sales in the United States. Revenue from Europe and Asia/Pacific represented approximately 14.2% and 8.4%, respectively, of fiscal 1997 revenue. In fiscal 1995 and fiscal 1997, no customer accounted for more than 10% of revenue. In fiscal 1996, one customer accounted for 11% of revenue.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT, NET

    Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which generally range from two to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset, which is approximately 10 years.

INTANGIBLES

    GOODWILL

    Goodwill represents the excess of the purchase price of acquired businesses over the fair value of net assets acquired, is amortized using the straight-line method over 10 years, and is included in other assets, net on the consolidated balance sheets. Accumulated amortization of goodwill totaled $83,000 and $113,000 at March 31, 1996 and 1997, respectively.

    Periodically, the Company assesses the appropriateness of the carrying amount of goodwill and amortization periods based on the undiscounted value of the current and anticipated future cash flows and projected profitability of the acquired businesses. If there are indicated impairments, a write-down is recorded to the extent the carrying amount exceeds fair value. Under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

    During the second quarter of fiscal 1997, the Company determined that the goodwill related to the acquisition of Socotec Maintenance Services ("Socotec") was impaired due to continuing losses at this subsidiary. The Company restructured the operations of Socotec during the second quarter, reducing the size of the operation and placing it under the control of the Company's remaining European subsidiary. As goodwill represented substantially all of the net assets acquired in the acquisition of Socotec (See Note 15), the Company wrote off the remaining goodwill of approximately $688,000 related to this business in connection with the restructuring and reduction of operations.

    INTERNALLY DEVELOPED AND PURCHASED SOFTWARE

    Costs related to internally developed software are accounted for in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". No amounts related to internally developed software are capitalized at March 31, 1996 and 1997. Purchased software costs recorded at March 31, 1996 and 1997 resulted principally from the acquisition of SQL Systems International plc (see Note 15). These costs are amortized over three years, the estimated life of the related product. Amortization expense was approximately $222,000, $356,000 and $459,000 in fiscal 1995, 1996 and 1997, respectively.

ADVERTISING COSTS

    Advertising costs are charged to expense in the period the costs are incurred. Advertising expense was approximately $381,000, $325,000 and $368,000 in fiscal 1995, 1996 and 1997, respectively.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TRANSLATION OF FOREIGN CURRENCIES

    The functional currency of the Company's subsidiaries is the respective local currency. Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate on the balance sheet date. Sales and expenses denominated in foreign currencies are translated at rates that approximate those in effect during the period. Gains and losses arising from the foreign currency translation are included in shareholders' equity (deficit).

INCOME TAXES

    The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in the asset or liability during the year (See Note 12).

IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 in the first quarter of fiscal 1997, and the impact of adoption was not material.

STOCK-BASED COMPENSATION

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for stock-based compensation issued to employees. As permitted by SFAS No. 123, the Company continues to account for stock option grants in accordance with APB Opinion No. 25 and has elected the pro forma disclosure alternative of the effect of SFAS No. 123. Accordingly, adoption of the standard in fiscal 1997 did not affect the Company's results of operations or financial position.

NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the FASB issued a new accounting pronouncement, SFAS No. 128, "Earnings per Share," which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS No. 128 will be effective for the Company's year ending March 31, 1998, and, upon adoption, all prior-period earnings per share data presented will be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's year ending March 31, 1998 is not permitted.

RECLASSIFICATIONS

    Certain prior-period amounts have been reclassified to conform with the current period presentation.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheet for cash and cash equivalents, receivables, notes receivable and accounts payable approximate their fair values. The fair values of the Company's revolving credit facility, obligations under capital leases, term loans, and subordinated long-term notes payable are estimated using discounted cash flow analyses based on the Company's incremental borrowing rates for similar types of borrowing arrangements. Their carrying amounts at March 31, 1997 approximate their fair values.

3. NOTES RECEIVABLE FROM OFFICER/SHAREHOLDER

    In September 1992, the Company loaned $230,000 to an officer/shareholder of the Company. The loan is due on or before December 31, 1998 and bears interest at a rate of 5.98% per annum, of which approximately $50,000 of interest is accrued and unpaid as of March 31, 1997. The loan is collateralized by 33,333 shares of Common Stock and is also secured by restrictive provisions related to options to purchase 112,430 shares of Common Stock at $2.7211 per share. The loan will also become due (1) upon the sale or disposition of the shares or exercise of any of the options securing the loan or (2) 90 days after the officer/shareholder ceases to be employed by the Company.

    In December 1996, the Company loaned $166,000 to an officer/shareholder of the Company. The loan is due on or before April 30, 1999, and bears interest at a rate of 6.00% per annum, which is payable annually on April 30. The loan is secured by restrictive provisions related to options to purchase 88,888 and 158,509 shares, respectively, of the Company's Common Stock at $4.50 and $9.23 per share, respectively. The loan will also become due (1) upon the sale or disposition of the options securing the loan or (2) 90 days after the officer/shareholder ceases to be employed by the Company.

4. REVOLVING CREDIT FACILITY AND TERM LOAN

    The Company has a loan agreement, as amended, with a financing company whereby the Company has available a $15,000,000 credit facility, secured by substantially all the assets of the Company, which matures on November 30, 1997. Under the agreement, the Company may borrow up to $2,000,000 under a term loan and the remaining balance under a revolving credit facility. The revolving credit facility bears interest at the greater of 8.0% per annum or the one month LIBOR rate plus 5.25% (10.75% and 10.94% at March 31, 1996 and 1997, respectively). Advances under the revolving credit facility are limited by eligible accounts receivable. During fiscal 1997, the Company borrowed $2,000,000 under the term loan. Approximately $900,000 of the amount borrowed was used to repay existing term loans outstanding at March 31, 1996 (see note
5). The term loan is payable in equal monthly installments over a three year period beginning in August 1997 and bears interest at the LIBOR rate plus 5.25% (10.75% and 10.94% at March 31, 1996 and 1997, respectively). At March 31, 1997, the Company had $17,990,078 outstanding under the revolving credit and term loan facility. Subsequent to fiscal year end, the revolving credit facility was amended to increase the maximum borrowings permitted under the facility to $20,000,000 and to extend the maturity date to March 31, 1998.

5. BANK LOANS

    At March 31, 1996, the Company had three loans with a bank totaling $1,007,284, bearing interest at the bank's prime rate plus 0.50% to 0.75% (8.75% to 9.00% at March 31, 1996). On August 1, 1996, the Company repaid the balances outstanding under these loans with the proceeds received under the credit facility described in Note 4.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

6. SUBORDINATED LONG-TERM NOTES PAYABLE TO RELATED PARTY

    The components of subordinated long-term notes payable at March 31, 1996 and 1997 consist of the following:

                                                                                                  MARCH 31,
                                                                                             --------------------
                                                                                               1996       1997
                                                                                             ---------  ---------
                                                                                                (IN THOUSANDS)
Subordinated note dated June 20, 1994; principal and interest due on July 31, 1999; bearing interest at prime plus 1.5%, (10% (effective rate of 10.43%) at March 31, 1997), $4,000
  note less unamortized discount of $140 and $123 in 1996 and 1997, respectively...........  $   3,860  $   3,877
Subordinated note dated November 10, 1994; principal and interest due on November 10, 1999;
  bearing interest at prime plus 1.5%, (10% (effective rate of 12.31%) at March 31, 1997),
  $2,500 note less unamortized discount of $207 and $149 in 1996 and 1997, respectively....      2,293      2,351
Subordinated note dated January 4, 1995; principal and interest due on January 4, 2000;
  bearing interest at prime plus 1.5% (10% (effective rate of 12.45%) at March 31, 1997),
  $3,500 note less unamortized discount of $322 and $236 in 1996 and 1997, respectively....      3,178      3,264
Subordinated note dated February 14, 1995 (issued in June 1995); principal and interest due on February 14, 2000; bearing interest at prime plus 1.5% (10% (effective rate of 12.36%)
  at March 31, 1997), $1,100 note less unamortized discount of $100 and $74 in 1996 and
  1997, respectively.......................................................................      1,000      1,026
Subordinated note dated May 5, 1995; principal and interest due on May 5, 2000; bearing interest at prime plus 1.5% (10% (effective rate of 12.10%) at March 31, 1997), $1,500
  note less unamortized discount of $129 and $97 in 1996 and 1997, respectively............      1,371      1,403
Subordinated note dated June 27, 1995; principal and interest due on June 27, 2000; bearing interest at prime plus 1.5% (10% (effective rate of 11.96%) at March 31, 1997), $400 note
  less unamortized discount of $33 and $25 in 1996 and 1997, respectively..................        367        375
Subordinated note dated October 13, 1995; principal and interest due on October 13, 2000;
  bearing interest at prime plus 1.5% (10% (effective rate of 11.95%) at March 31, 1997),
  $2,500 note less unamortized discount of $218 and $170 in 1996 and 1997, respectively....      2,282      2,330
Accrued interest...........................................................................      1,900      3,439
                                                                                             ---------  ---------
                                                                                             $  16,251  $  18,065
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

6. SUBORDINATED LONG-TERM NOTES PAYABLE TO RELATED PARTY (CONTINUED)

    The subordinated long-term notes are payable to the Investor. The notes are mandatorily due, subordinated in right of payment to Senior Indebtedness, as defined, upon the effectiveness of a registration statement relating to the Company's capital stock under the Securities Act of 1933.

    Simultaneously with the execution of the notes, the Company issued warrants to purchase 837,584 shares and 516,417 shares of the Company's Common Stock in fiscal 1995 and 1996, at exercise prices ranging from $7.615 to $11.48 per share. The warrants are fully exercisable and expire in either five or ten years from the date of the respective warrant. The Company allocated $889,195 and $570,144 of the debt proceeds to the value of the warrants issued in fiscal 1995 and 1996, respectively. The discount on the debt is being amortized over the term of the notes. Amortization expense was approximately $60,000, $251,000 and $275,000 in fiscal 1995, 1996, and 1997, respectively.

7. AGGREGATE MATURITIES UNDER THE REVOLVING CREDIT FACILITY, TERM LOAN AND SUBORDINATED LONG-TERM NOTES PAYABLE

    Future payments due under the revolving credit facility, term loan and subordinated long-term notes and accrued interest payable to related party, are as follows (in thousands):

Year ending March 31,
1998..............................................................  $  16,435
1999..............................................................        667
2000..............................................................      9,344
2001..............................................................      5,359
2002..............................................................         --
Thereafter........................................................      5,125
                                                                    ---------
                                                                       36,930
  Less: unamortized discount......................................        874
                                                                    ---------
                                                                    $  36,056
                                                                    ---------
                                                                    ---------

8. LEASES

    The Company leases office space and equipment under noncancellable operating leases expiring at various periods through December 2004. Rental expense for these operating leases was approximately $1,749,000, $2,130,000, and $2,795,000 in Fiscal 1995, 1996 and 1997, respectively. The Company's lease for its main office space contains provisions for annual rent escalations based on changes in the consumer price index.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

8. LEASES (CONTINUED)
    The Company is obligated under certain capital leases for computer and office equipment that expire at various dates through 1999. Property and equipment includes the following amounts related to assets under capital leases:

                                                                                MARCH 31,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Cost.....................................................................  $   1,254  $   2,078
Less accumulated amortization............................................        604        876
                                                                           ---------  ---------
Net property and equipment under capital lease obligations...............  $     650  $   1,202
                                                                           ---------  ---------
                                                                           ---------  ---------

    Amortization of leased assets is included in depreciation and amortization expense.

    Future minimum payments under capital leases and noncancellable operating leases with terms of one year or more consisted of the following at March 31, 1997:

                                                                          CAPITAL    OPERATING
                                                                          LEASES      LEASES
                                                                         ---------  -----------
                                                                             (IN THOUSANDS)
Year ending March 31,
1998...................................................................  $     605   $   2,318
1999...................................................................        495       2,498
2000...................................................................        171       2,562
2001...................................................................         32       2,613
2002...................................................................          5       2,707
Thereafter.............................................................         --       4,337
                                                                         ---------  -----------
Total minimum lease payments...........................................      1,308   $  17,035
                                                                                    -----------
                                                                                    -----------
Less: amount representing interest.....................................        222
                                                                         ---------
Present value of minimum lease payments................................      1,086
Less current portion...................................................        516
                                                                         ---------
Obligations under capital leases, excluding current portion............  $     570
                                                                         ---------
                                                                         ---------

9. REDEEMABLE PREFERRED STOCK

    In June 1994, the Company entered into a Securities Purchase Agreement (the "1994 Agreement") with the Investor. In accordance with the 1994 Agreement, the Company amended its Articles of Incorporation to authorize 6,000,000 shares of $.01 par value Common Stock, 1,897,028 shares of $.01 par value Series A Preferred Stock, and 393,965 shares of $.01 par value Series B Preferred Stock. All 834,016 shares of Class A Common Stock outstanding at the date of the 1994 Agreement were reclassified to newly authorized shares of Common Stock, and the 1,897,028 outstanding shares of Series C and Series D Preferred Stock were reclassified to shares of Series A Preferred Stock. Under the 1994 Agreement, the Company sold all 393,965 authorized shares of Series B Preferred Stock to the Investor at a price of $7.615 per share, for aggregate proceeds of $3,000,000.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

9. REDEEMABLE PREFERRED STOCK (CONTINUED)
    The Company used the proceeds from the sale of Series B Preferred Stock plus $4,000,000 in proceeds from issuing a subordinated note payable to the Investor to repurchase and retire 785,000 shares of Common Stock held by the chairman and chief executive officer of the Company at a purchase price of $8.9172 per share. In conjunction with the buyout of his shares, the chief executive officer resigned from his employment with the Company.

    In November 1995, the Company entered into another Securities Purchase Agreement (the "Series C Agreement") with the Investor. In accordance with the Series C Agreement, the Company amended its Articles of Incorporation to authorize 500,000 shares of $.01 par value Series C Cumulative Preferred Stock. Under the Series C Agreement, the Company sold 174,216 shares of Series C Cumulative Preferred Stock to the Investor at a price of $11.48 per share, for aggregate proceeds of $2,000,000.

    In April 1996, the Company entered into a second Securities Purchase Agreement relating to Series C Cumulative Preferred Stock under which the Company sold 261,324 shares of Series C Cumulative Preferred Stock to the Investor at a price of $11.48 per share, for aggregate proceeds of $3,000,000.

    In August 1996, the Company entered into an additional Securities Purchase Agreement (the "Series D Agreement"). In accordance with the Series D Agreement, the Company amended its Articles of Incorporation to authorize 600,000 shares of $.01 par value Series D Cumulative Preferred Stock. Under the Series D Agreement, the Company sold 216,685 shares of Series D Cumulative Preferred Stock to the Investor at a price of $9.23 per share, for aggregate proceeds of $2,000,000.

    The holders of Series A and Series B Preferred Stock are entitled to receive noncumulative dividends at the rate of $.315 per share and $.533 per share, respectively, per annum when and if declared by the Board of Directors. The holders of Series C Cumulative and Series D Cumulative Preferred Stock are entitled to receive cumulative dividends at the rate of $1.03 and $.83 per share, respectively. No such dividends had been declared as of March 31, 1997 and accumulated undeclared dividends were approximately $626,000 at March 31, 1997. The holders of Series A and Series B Preferred Stock are entitled to a liquidation preference of $1.90 and $7.615 per share, respectively, plus any declared but unpaid dividends. The holders of Series C Cumulative and Series D Cumulative Preferred Stock are entitled to a liquidation preference of $11.48 and $9.23 per share, respectively plus any accumulated and unpaid dividends. Each share of Series A, Series B, Series C and Series D Preferred Stock ("the Redeemable Preferred Stock") is convertible at any time into one share of Common Stock, subject to adjustment for dilution, and automatically converts into Common Stock upon a public offering of the Company's Common Stock meeting certain criteria. Each share of the Redeemable Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which each share is convertible, subject to other limitations on voting included in the Articles of Incorporation which, among other things, limit any holder of shares of any class of stock to a maximum 50% vote of all shares outstanding. The Company is required to redeem one-third of the Redeemable Preferred Stock on each of January 31, 2000 through 2002. The Company is required to redeem the Series A and Series B Preferred Stock at $1.90 and $7.615 per share plus any dividends declared but unpaid, respectively, and the Series C Cumulative and Series D Cumulative Preferred Stock at $11.48 and $9.23 per share plus any accumulated and unpaid dividends.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

10. COMMON STOCK

    At March 31, 1997, the Company had 296,282 shares of Common Stock outstanding and 6,081,350 shares of Common Stock reserved for future issuance upon conversion of Redeemable Preferred Stock and exercise of warrants and options to purchase Common Stock.

11. STOCK OPTION PLANS

    The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the estimated fair value of the underlying stock on the date of grant, no compensation expense is recognized.

    The Company's stock option plans authorize the Board of Directors to grant employees, non-employee directors, and consultants qualified and nonqualified stock options to purchase up to 2,175,000 shares of the Company's Common Stock. Outstanding options generally vest over four to five years and must be exercised within ten years of the effective date of grant.

    Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to March 31, 1995, under the fair value method prescribed by that Statement. The fair value for options granted was estimated at the date of grant using the Minimum Value option pricing model. The following weighted-average assumptions were used in the appropriate models for fiscal 1996 and fiscal 1997, respectively: risk-free interest rates of 5.86% and 6.15%; no dividend yield; and an expected life of the option of five years.

    In addition, the option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                          FOR THE YEAR ENDED
                                                                            MARCH 31, 1997
                                                                         ---------------------
                                                                         (IN THOUSANDS EXCEPT
                                                                            PER SHARE DATA)
Pro forma net loss.....................................................        $   3,707
Pro forma net loss per share...........................................        $   (1.08)

    Because SFAS No. 123 is applicable only to options granted subsequent to March 31, 1995, its pro forma effect will not be fully reflected until March 31, 2000.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

11. STOCK OPTION PLANS (CONTINUED)
    A summary of the Company's stock option activity and related information for the three years ended March 31, 1997 follows:

                                                              FOR THE YEARS ENDED MARCH 31,
                                        --------------------------------------------------------------------------
                                                 1995                     1996                      1997
                                        ----------------------  ------------------------  ------------------------
                                                    WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                                     AVERAGE                   AVERAGE                   AVERAGE
                                                    EXERCISE                  EXERCISE                  EXERCISE
                                         OPTIONS      PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                        ---------  -----------  -----------  -----------  -----------  -----------
Outstanding--beginning of year........    551,994   $    3.20       803,256   $    3.75     1,015,048   $    5.93
Granted...............................    393,695   $    4.58       471,534   $    9.23       547,736   $    9.38
Exercised.............................    (65,839)  $    2.64       (85,609)  $    3.12       (31,961)  $    3.52
Forfeited.............................    (76,594)  $    3.61      (174,133)  $    5.96       (91,658)  $    7.64
                                        ---------               -----------               -----------
Outstanding--end of year..............    803,256   $    3.75     1,015,048   $    5.93     1,439,165   $    7.18
                                        ---------               -----------               -----------
                                        ---------               -----------               -----------
Exercisable at end of year............    435,319   $    2.64       497,106   $    4.29       594,867   $    4.83
Weighted-average fair value of options
  granted during the year.............                                        $    2.35                 $    2.50

    Exercise prices for options outstanding as of March 31, 1997 ranged from $2.72 to $10.75. The weighted-average remaining contractual life of those options is 7.4 years. At March 31, 1997, the Company had 344,965 shares available for future grants.

12. INCOME TAXES

    Income tax expense (benefit) is summarized as follows:

                                                                     FOR THE YEARS ENDED MARCH 31,
                                                                    -------------------------------
                                                                      1995       1996       1997
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Current:
  Federal.........................................................  $  (1,491) $      --  $      --
  State...........................................................       (181)        --         --
  Foreign.........................................................         74         98        295
                                                                    ---------  ---------  ---------
                                                                       (1,598)        98        295

Deferred:
  Federal.........................................................        299         --         --
  State...........................................................         35         --         --
                                                                    ---------  ---------  ---------
                                                                          334         --         --
                                                                    ---------  ---------  ---------
                                                                    $  (1,264) $      98  $     295
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

12. INCOME TAXES (CONTINUED)
    The actual income tax expense (benefit) differs from the "expected" amount (computed by applying the U.S. Federal corporate income tax rate of 34% to income or loss before income taxes) as follows:

                                                               FOR THE YEARS ENDED MARCH 31,
                                                              -------------------------------
                                                                1995       1996       1997
                                                              ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Tax expense (benefit) computed at statutory rates...........  $  (5,115) $  (4,069) $  (1,088)
Foreign withholding taxes...................................         74         98        295
State income taxes, net of Federal effect...................       (570)      (453)      (121)
Other, net..................................................        124        (43)       (67)
Change in valuation allowance...............................      4,223      4,565      1,276
                                                              ---------  ---------  ---------
Income tax expense (benefit)................................  $  (1,264) $      98  $     295
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected future tax impact of differences between the financial statement and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31, 1996 and 1997 are presented below:

                                                                               MARCH 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Deferred tax assets:
  Net operating loss and tax credit carryforwards.......................  $   5,055  $   6,445
  Accounts receivable, principally due to allowance for doubtful
    accounts............................................................        321        247
  Deferred revenue for financial reporting purposes.....................      3,332      3,207
  Accruals not deducted for tax purposes................................        407        505
                                                                          ---------  ---------
Total gross deferred tax assets.........................................      9,115     10,404

Deferred tax liability:
  Property and equipment, principally due to depreciation...............        327        340
                                                                          ---------  ---------
Less valuation allowance................................................      8,788     10,064
                                                                          ---------  ---------
Net deferred tax asset (liability)......................................  $      --  $      --
                                                                          ---------  ---------
                                                                          ---------  ---------

    At March 31, 1997, the Company had domestic net operating loss carryforwards of approximately $10,301,000 which expire in years 2010 through 2012; domestic research and experimental tax credits of approximately $776,000 which expire in years 2010 to 2012; domestic and foreign tax credits of approximately $506,000 which can be carried forward indefinitely; and foreign net operating loss carryforwards of approximately $2,938,000 which can be carried forward indefinitely.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

12. INCOME TAXES (CONTINUED)
    Due to uncertainties related to the Company's ability to generate sufficient taxable income in the future to realize the benefit of net deferred income tax assets related principally to these carryforward items, the Company has recorded a valuation allowance against deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets for which the valuation allowance has been recorded will not be realized. The annual utilization of net operating loss carryforwards to offset future taxable income may be limited due to changes in the ownership of the Company.

13. RELATED PARTY TRANSACTIONS

    During fiscal 1995 and 1996, the Company purchased specified research and development services from a company in which the Company's principal shareholder had an ownership interest. In fiscal 1995 and the portion of fiscal 1996 during which the Company's principal shareholder had an interest, the Company incurred approximately $3,200,000 and $557,000, respectively, of research and development expenses with this related party.

14. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) plan that covers substantially all employees over 18 years of age. The Company may make contributions at the discretion of the Board of Directors. The Company did not make contributions to this plan during fiscal 1995, 1996 and 1997.

15. ACQUISITIONS

    Effective August 30, 1994, the Company acquired substantially all the assets and assumed certain liabilities of Communix Corporation, a developer of software and provider of related services in exchange for 75,000 shares of the Company's Common Stock valued at $4.50 per share. Purchased in-process research and development of $310,050 was expensed in connection with the allocation of the purchase price.

    Effective October 31, 1994, the Company acquired substantially all the assets and assumed certain liabilities of SQL Systems International plc, a developer of software with offices in the United Kingdom and Australia. The purchase price totalled approximately $580,000, representing settlement of existing liabilities. Goodwill of approximately $47,000 that resulted from the allocation of the purchase price is being amortized using the straight-line method over an estimated useful life of ten years. In addition, the Company is required to pay the seller additional consideration for 48 months following the acquisition. This additional consideration is based on a percentage of license fees collected from products sold which include the software acquired and will be allocated to goodwill. Such additional consideration is limited to $1,621,000, $2,431,500, $2,431,500, and $810,500, in each successive 12-month period following the acquisition date. Additional consideration of approximately $169,000 and $69,000 was recorded in fiscal 1996 and 1997, respectively.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

15. ACQUISITIONS (CONTINUED)

    Effective June 30, 1995, the Company acquired an 80% interest in Socotec, a software company in Paris, France for approximately $960,000. Goodwill of approximately $778,000 that resulted from the allocation of the purchase price was being amortized using the straight-line method over an estimated useful life of ten years. During fiscal 1997, the Company wrote off the remaining goodwill related to this acquisition (See Note 1). The purchase agreement provides for a call/put option for the Company to purchase an additional 19% of Socotec for approximately $280,000 for a period up to five years from the acquisition date.

    The purchase method of accounting was used to record each of the above acquisitions. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair values at purchase dates. Operating results for the acquired companies have been included in the Company's consolidated results of operations from the respective purchase dates.

    The following represents the unaudited pro forma consolidated results of operations for fiscal 1995 and 1996 assuming the above acquisitions had occurred at the beginning of the year of acquisition and the beginning of the year for the immediately preceding period:

                                                                        FOR THE YEARS ENDED
                                                                             MARCH 31,
                                                                       ----------------------
                                                                          1995        1996
                                                                       ----------  ----------
                                                                           (IN THOUSANDS)

Revenues.............................................................  $   33,331  $   48,547
Net loss.............................................................     (15,945)    (11,837)

    These unaudited pro forma consolidated results do not purport to be indicative of the results or trends that actually would have been obtained if the operations were combined during the periods presented, and is not intended to be a projection of future results or trends. The historical net loss per share (see Note 1) for the unaudited pro forma consolidated results of operations for fiscal 1995 and 1996 would have been $(22.63) and $(18.35), respectively.

                            TSW INTERNATIONAL, INC.

                                 MARCH 31, 1997

16. GEOGRAPHIC INFORMATION

    Revenue, operating income (loss) and identifiable assets, classified by the major geographic areas in which the Company operates, are as follows:

                                                            UNITED                 ASIA/
                                                            STATES     EUROPE     PACIFIC     TOTAL
                                                          ----------  ---------  ---------  ----------
                                                                         (IN THOUSANDS)
REVENUE
Fiscal 1995.............................................  $   24,354  $   2,054  $   1,106  $   27,514
Fiscal 1996.............................................      37,497      7,242      3,294      48,033
Fiscal 1997.............................................      51,884      9,554      5,661      67,099

OPERATING INCOME (LOSS)
Fiscal 1995.............................................     (13,181)      (833)        81     (13,933)
Fiscal 1996.............................................      (5,948)    (2,585)      (886)     (9,419)
Fiscal 1997.............................................       1,019        127     (1,116)         30

IDENTIFIABLE ASSETS
March 31, 1995..........................................      17,937      3,042        815      21,794
March 31, 1996..........................................      20,124      4,963      1,572      26,659
March 31, 1997..........................................      33,351      5,592      3,398      42,341

    Intercompany sales between geographic areas are at amounts above cost and in accordance with the rules and regulations of the respective governing tax authorities. Operating income (loss) is total revenue less cost of sales and operating expenses.

17. EXPORT SALES

    Export sales represent sales by domestic operations to customers located primarily in Central and South America and Canada and totaled approximately 10.7%, 12.7%, and 4.2% of the Company's sales in fiscal 1995, 1996, and 1997, respectively. The primary international markets served by the Company are Europe and the Asia/Pacific.

--------------------------------------------
                                    --------------------------------------------
--------------------------------------------
                                    --------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
Risk Factors.....................................           6
Use of Proceeds..................................          13
Dividend Policy..................................          13
Capitalization...................................          14
Dilution.........................................          15
Selected Consolidated Financial Data.............          16
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          17
Business.........................................          28
Management.......................................          43
Certain Transactions.............................          52
Principal and Selling Shareholders...............          55
Description of Capital Stock.....................          56
Shares Eligible for Future Sale..................          59
Underwriting.....................................          61
Legal Matters....................................          62
Experts..........................................          62
Additional Information...........................          62
Index to Consolidated Financial Statements.......         F-1

                                 --------------

    UNTIL                    (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS
                                  ------------

                               ALEX. BROWN & SONS
INCORPORATED

                        SOUNDVIEW FINANCIAL GROUP, INC.

                          WESSELS, ARNOLD & HENDERSON

                                           , 1997

--------------------------------------------
                                    --------------------------------------------
--------------------------------------------
                                    --------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.

                                                                                    AMOUNT TO
                                                                                     BE PAID
                                                                                   -----------
Securities and Exchange Commission registration fee..............................   $  15,682
NASD filing fee..................................................................       5,675
Nasdaq National Market listing fee...............................................   $       +
Printing and engraving expenses..................................................           +
Legal fees and expenses..........................................................           +
Accounting fees and expenses.....................................................           +
Blue sky fees and expenses.......................................................           +
Transfer agent and registrar fees................................................           +
Miscellaneous expenses...........................................................           +
                                                                                   -----------
    Total........................................................................           +
                                                                                   -----------
                                                                                   -----------

--------------

+ To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the Federal securities laws). The Amended and Restated Articles of Incorporation exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

    The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation

Code. In addition, the Amended and Restated Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

    Notwithstanding any provision of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (i) for any appropriation, in violation of his duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; and (iv) for any transaction from which the director or officer received an improper personal benefit.

    Section     of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

    The Company has purchased insurance with respect to, among other things, liabilities that may accrue under the statutory provisions referred to above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The information in this Item gives retroactive effect to a   -for-one stock
split of the Company's Common Stock which was effected on          , 1997.

    The following is a summary of transactions by the Company since March 31, 1994 involving sales of the Company's securities (without payment of any selling commission to any person) that were not registered under the Securities Act of 1933 (the "Securities Act"):

        1. On various dates since March 31, 1994, the registrant has sold shares (net of repurchases) of its Common Stock to 26 employees and consultants, outside directors, etc. pursuant to direct issuances and exercises of stock options under its 1984 Stock Option Plan and 1994 Stock
    Option Plan. The exercise prices per share ranged from $         to
    $         , for an aggregate consideration of $         .

        2. On June 20, 1994, the registrant sold 393,965 shares of Series B Preferred Stock at a per share price of $7.615 for an aggregate purchase price of $3,000,000 to Warburg, Pincus Investors, L.P.

        3.  On August 30, 1994, the registrant sold      shares of its Common
    Stock to Alan T. Johnston, in exchange for all of the outstanding stock of Communix Corporation, pursuant to an Agreement and Plan of Merger by and among the registrant, TSW Network Services, Inc., Communix Corporation and Alan T. Johnston.

        4. On November 29, 1995, the registrant sold 174,216 shares of Series C Cumulative Preferred Stock at a per share price of $11.48 for an aggregate purchase price of $2,000,000 to Warburg, Pincus Investors, L.P.

        5. On April 15, 1996, the registrant sold 261,324 shares of Series C Cumulative Preferred Stock at a per share price of $11.48 for an aggregate purchase price of $3,000,000 to Warburg, Pincus Investors, L.P.

        6. On August 14, 1996, the registrant sold 216,685 shares of Series D Cumulative Preferred Stock at a per share price of $9.23 for an aggregate purchase price of $2,000,000 to Warburg, Pincus Investors, L.P.

        7. Since June 20, 1994, the Company has issued to Warburg, Pincus Investors, L.P. the following subordinated notes payable and, in consideration for the Company's issuance to Warburg, Pincus Investors, L.P., of such subordinated notes, warrants to purchase Common Stock:

                                                                        PRINCIPAL      NUMBER OF   EXERCISE PRICE
                                                                      AMOUNT OF NOTE   WARRANTS      PER SHARE
                                                                      --------------  -----------  --------------
Subordinated note dated June 20, 1994, with principal and interest
  due on July 31, 1999..............................................  $    4,000,000                $
Subordinated note dated November 10, 1994, with principal and
  interest due on November 10, 1999.................................       2,500,000
Subordinated note dated January 4, 1995, with principal and interest
  due on January 4, 2000............................................       3,500,000
Subordinated note dated February 14, 1995, with principal and
  interest due on February 14, 2000.................................       1,100,000
Subordinated note dated May 5, 1995, with principal and interest due
  on May 5, 2000....................................................       1,500,000
Subordinated note dated June 27, 1995, with principal and interest
  due on June 27, 2000..............................................         400,000
Subordinated note dated October 13, 1995, with principal and
  interest due on October 13, 2000..................................       2,500,000
                                                                      --------------  -----------
Total...............................................................  $   15,500,000
                                                                      --------------  -----------
                                                                      --------------  -----------

    The issuances of the securities described in Item 15(1) were deemed to be exempt from registration under the Securities Act in reliance of Section 4(2) under the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The issuance of the securities described in Item 15(2) through 15(7) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, the recipients in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

 EXHIBIT                                                 DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
1.1+       Form of Underwriting Agreement among TSW International, Inc. ("TSW") and the Underwriters named therein

3.1        Form of Amended and Restated Articles of Incorporation to be filed prior to effectiveness of this offering

3.2        Form of Amended and Restated Bylaws to be approved prior to effectiveness of this offering

4.1+       Form of Common Stock Certificate

5.1+       Opinion of Troutman Sanders LLP

 EXHIBIT                                                 DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.1.1     Loan and Security Agreement dated November 17, 1995 between TSW and Greyrock Business Credit, a division of Greyrock Capital Group Inc. ("Greyrock")

10.1.2     Patent and Trademark Security Agreement dated November 17, 1995 between TSW and Greyrock

10.1.3     Security Agreement in Copyrighted Works dated February 28, 1996 between TSW and Greyrock

10.1.4     Amendment to Loan Documents, dated August 1, 1996, between TSW and Greyrock

10.1.5     Secured Promissory Note dated August 1, 1996 between TSW and Greyrock

10.1.6     Guarantee dated November 6, 1996 between TSW International Limited and Greyrock

10.1.7     Deed of Guarantee and Indemnity dated November 14, 1996 between TSW International Pty Ltd and Greyrock

10.1.8     Second Amendment to Loan Documents, dated April 3, 1997, between TSW and Greyrock

10.2.1     Securities Purchase Agreement dated as of June 20, 1994, between TSW and Warburg, Pincus Investors,
             L.P. ("Warburg")

10.2.2     Amended and Restated Stockholders Agreement dated June 20, 1994 between TSW, Warburg, John W. Blend,
             III ("Blend") and David P. Welden

10.2.3     Amended and Restated Registration Rights Agreement dated June 20, 1994 between TSW, Warburg, Blend and
             David P. Welden

10.3       Stockholder's Rights Agreement, dated as of August 30, 1994, between TSW, Warburg and Alan Johnston

10.4.1     Form of Note and Warrant Purchase Agreement between TSW and Warburg and schedule of substantially similar agreements

10.4.2     Form of Subordinated Floating Rate Note payable by TSW to Warburg and schedule of substantially similar agreements

10.4.3     Form of Stock Purchase Warrant between TSW and Warburg and schedule of substantially similar agreements

10.4.4     Form of Preferred Stock Purchase Agreement between TSW and Warburg and schedule of substantially similar agreements

10.5.1     Employment Agreement dated July 19, 1994 between TSW and Christopher R. Lane ("Lane"), as amended

10.5.2     Supplemental Severance Agreement dated December 15, 1994 between TSW and Lane

10.6.1     Loan Agreement dated December 22, 1996 between TSW and Lane

10.6.2     Promissory Note dated December 22, 1996 between TSW and Lane

10.6.3     Collateral Assignment Agreement dated December 22, 1996 between TSW and Lane

10.7       Employment Agreement dated October 30, 1995 between TSW and John F. Bartels ("Bartels")

10.8+      Nonqualified Stock Option Agreement between TSW and Bartels dated August 8, 1996

10.9.1     Nonrecourse Loan Agreement dated September 16, 1992 between TSW and Blend

 EXHIBIT                                                 DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.9.2     Stock Pledge Agreement dated September 16, 1992 between TSW and Blend

10.9.3     Collateral Assignment and Agreement dated September 16, 1992 between TSW and Blend

10.9.4     Nonrecourse Promissory Note dated September 16, 1992 between TSW and Blend

10.10      Form of Nondisclosure and Non-compete Agreement and schedule of substantially similar agreements

10.11      Form of Stock Option Agreement between TSW and JRO Consulting, Inc. and schedule of substantially similar agreements

10.12.1    1984 Stock Option Plan

10.12.2    Stock Option Agreement dated January 7, 1986 between TSW and Blend

10.12.3    1984 Stock Option Plan, as amended

10.12.4    Form of Nonqualified Stock Option Agreement pursuant to the 1984 Plan, as amended, and schedule of substantially similar agreements

10.13.1    1994 Stock Option Plan

10.13.2    Form of Incentive Stock Option Agreement pursuant to the 1994 Stock Option Plan and schedule of substantially similar agreements

10.13.3    Amended and Restated 1994 Stock Option Plan

10.14.1    1995 Stock Option Plan for Outside Directors

10.14.2    Form of Outside Directors Stock Option Agreement pursuant to the 1995 Stock Option Plan for Outside
             Directors and schedule of substantially similar agreements

10.15      Involuntary Severance Benefits Plan

10.16      Section 401(k) Retirement Savings Plan

10.17      1995 Consultants Stock Option Plan

10.18      Lease Agreement dated June 8, 1993 between TSW and Cousins Properties Incorporated, as amended

10.19      Agreement for the Sale and Purchase of the Business of SQL Systems International plc, dated as of
             October 31, 1994, between SQL Systems International plc, SQL Systems International BV, TSW (UK)
             Limited and TSW

10.20      Share Purchase Agreement dated March 3, 1995 between TSW, Socotec SA, Socotec Industrie SA, Jacky Talet and Jean-Jacques Maze

11.1       Statement of Computation of Per Share Earnings

21.1       Schedule of Subsidiaries

23.1+      Consent of Troutman Sanders LLP (contained in Exhibit 5.1)

23.2       Consent of Ernst & Young LLP

24         Power of Attorney (Reference is made to Page II-7 hereof)

27         Financial Data Schedule (for Commission filing purposes only)

--------------

+ To be filed by amendment.

    (b) Financial Statement Schedules

    The following financial statement schedule of the Company is included in
Part II of the Registration Statement:

    Report of Ernst & Young LLP, Independent Auditors
    Schedule II--Valuation and Qualifying Accounts

    Except for the financial statement schedule listed above, the financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable and have therefore been omitted.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant, TSW International, Inc., has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on this fifth day of May, 1997.

                                TSW INTERNATIONAL, INC.

                                By:           /s/ CHRISTOPHER R. LANE
                                     -----------------------------------------
                                                Christopher R. Lane
                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Lane and John F. Bartels, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any 462(b) Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                President, Chief Executive
   /s/ CHRISTOPHER R. LANE        Officer and Director
------------------------------    (Principal Executive           May 5, 1997
     Christopher R. Lane          Officer)

                                Senior Vice President,
     /s/ JOHN F. BARTELS          Chief Financial Officer,
------------------------------    Secretary and Treasurer        May 5, 1997
       John F. Bartels            (Principal Financial
                                  Officer)

    /s/ VINCENT C. KLINGES
------------------------------  Controller (Principal            May 5, 1997
      Vincent C. Klinges          Accounting Officer)

    /s/ JOHN W. BLEND, III      Executive Vice President,
------------------------------    Worldwide Distribution         May 5, 1997
      John W. Blend, III          and Director

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ JOHN R. OLTMAN
------------------------------  Chairman of the Board            May 5, 1997
        John R. Oltman

     /s/ GEORGE D. BUSBEE
------------------------------  Director                         May 5, 1997
       George D. Busbee

    /s/ WILLIAM H. JANEWAY
------------------------------  Director                         May 5, 1997
      William H. Janeway

     /s/ JOSEPH P. LANDY
------------------------------  Director                         May 5, 1997
       Joseph P. Landy

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We have audited the consolidated financial statements of TSW International, Inc. as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997, and have issued our opinion thereon dated April 18, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
April 18, 1997

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                   YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                                                  ADDITIONS
                                                BALANCE AT       CHARGED TO
                                               BEGINNING OF       COSTS AND                           BALANCE AT END OF
                DESCRIPTION                       PERIOD          EXPENSES        DEDUCTIONS (1)           PERIOD
--------------------------------------------  ---------------  ---------------  -------------------  -------------------
                                                                            (IN THOUSANDS)
YEAR ENDED
  MARCH 31, 1995:
  Allowance for doubtful accounts...........     $     310        $     354          $    (232)           $     432
YEAR ENDED
  MARCH 31, 1996:
  Allowance for doubtful accounts...........     $     432        $     422          $    (268)           $     586
YEAR ENDED
  MARCH 31, 1997:
  Allowance for doubtful accounts...........     $     586        $     573          $    (361)           $     798

--------------

(1) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

 EXHIBIT                                             DESCRIPTION
---------  -----------------------------------------------------------------------------------------------
1.1+       Form of Underwriting Agreement among TSW International, Inc. ("TSW") and the Underwriters named therein

3.1        Form of Amended and Restated Articles of Incorporation to be filed prior to effectiveness of this offering

3.2        Form of Amended and Restated Bylaws to be approved prior to effectiveness of this offering

4.1+       Form of Common Stock Certificate

5.1+       Opinion of Troutman Sanders LLP

10.1.1     Loan and Security Agreement dated November 17, 1995 between TSW and Greyrock Business Credit, a division of Greyrock Capital Group Inc. ("Greyrock")

10.1.2     Patent and Trademark Security Agreement dated November 17, 1995 between TSW and Greyrock

10.1.3     Security Agreement in Copyrighted Works dated February 28, 1996 between TSW and Greyrock

10.1.4     Amendment to Loan Documents, dated August 1, 1996, between TSW and Greyrock

10.1.5     Secured Promissory Note dated August 1, 1996 between TSW and Greyrock

10.1.6     Guarantee dated November 6, 1996 between TSW International Limited and Greyrock

10.1.7     Deed of Guarantee and Indemnity dated November 14, 1996 between TSW International Pty Ltd and
             Greyrock

10.1.8     Second Amendment to Loan Documents, dated April 3, 1997, between TSW and Greyrock

10.2.1     Securities Purchase Agreement dated as of June 20, 1994, between TSW and Warburg, Pincus
             Investors, L.P. ("Warburg")

10.2.2     Amended and Restated Stockholders Agreement dated June 20, 1994 between TSW, Warburg, John W.
             Blend, III ("Blend") and David P. Welden

10.2.3     Amended and Restated Registration Rights Agreement dated June 20, 1994 between TSW, Warburg,
             Blend and David P. Welden

10.3       Stockholder's Rights Agreement, dated as of August 30, 1994, between TSW, Warburg and Alan
             Johnston

10.4.1     Form of Note and Warrant Purchase Agreement between TSW and Warburg and schedule of substantially similar agreements

10.4.2     Form of Subordinated Floating Rate Note payable by TSW to Warburg and schedule of substantially similar agreements

10.4.3     Form of Stock Purchase Warrant between TSW and Warburg and schedule of substantially similar agreements

10.4.4     Form of Preferred Stock Purchase Agreement between TSW and Warburg and schedule of substantially similar agreements

10.5.1     Employment Agreement dated July 19, 1994 between TSW and Christopher R. Lane ("Lane"), as amended

 EXHIBIT                                             DESCRIPTION
---------  -----------------------------------------------------------------------------------------------
10.5.2     Supplemental Severance Agreement dated December 15, 1994 between TSW and Lane

10.6.1     Loan Agreement dated December 22, 1996 between TSW and Lane

10.6.2     Promissory Note dated December 22, 1996 between TSW and Lane

10.6.3     Collateral Assignment Agreement dated December 22, 1996 between TSW and Lane

10.7       Employment Agreement dated October 30, 1995 between TSW and John F. Bartels ("Bartels")

10.8+      Nonqualified Stock Option Agreement between TSW and Bartels dated August 8, 1996

10.9.1     Nonrecourse Loan Agreement dated September 16, 1992 between TSW and Blend

10.9.2     Stock Pledge Agreement dated September 16, 1992 between TSW and Blend

10.9.3     Collateral Assignment and Agreement dated September 16, 1992 between TSW and Blend

10.9.4     Nonrecourse Promissory Note dated September 16, 1992 between TSW and Blend

10.10      Form of Nondisclosure and Non-compete Agreement and schedule of substantially similar agreements

10.11      Form of Stock Option Agreement between TSW and JRO Consulting, Inc. and schedule of substantially similar agreements

10.12.1    1984 Stock Option Plan

10.12.2    Stock Option Agreement dated January 7, 1986 between TSW and Blend

10.12.3    1984 Stock Option Plan, as amended

10.12.4    Form of Nonqualified Stock Option Agreement pursuant to the 1984 Plan, as amended, and schedule of substantially similar agreements

10.13.1    1994 Stock Option Plan

10.13.2    Form of Incentive Stock Option Agreement pursuant to the 1994 Stock Option Plan and schedule of substantially similar agreements

10.13.3    Amended and Restated 1994 Stock Option Plan

10.14.1    1995 Stock Option Plan for Outside Directors

10.14.2    Form of Outside Directors Stock Option Agreement pursuant to the 1995 Stock Option Plan for
             Outside Directors and schedule of substantially similar agreements

10.15      Involuntary Severance Benefits Plan

10.16      Section 401(k) Retirement Savings Plan

10.17      1995 Consultants Stock Option Plan

10.18      Lease Agreement dated June 8, 1993 between TSW and Cousins Properties Incorporated, as amended

10.19      Agreement for the Sale and Purchase of the Business of SQL Systems International plc, dated as of October 31, 1994, between SQL Systems International plc, SQL Systems International BV, TSW
             (UK) Limited and TSW

 EXHIBIT                                             DESCRIPTION
---------  -----------------------------------------------------------------------------------------------
10.20      Share Purchase Agreement dated March 3, 1995 between TSW, Socotec SA, Socotec Industrie SA,
             Jacky Talet and Jean-Jacques Maze

11.1       Statement of Computation of Per Share Earnings

21.1       Schedule of Subsidiaries

23.1+      Consent of Troutman Sanders LLP (contained in Exhibit 5.1)

23.2       Consent of Ernst & Young LLP

24         Power of Attorney (Reference is made to Page II-7 hereof)

27         Financial Data Schedule (for Commission filing purposes only)

--------------

+ To be filed by amendment.